UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

INSEEGO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies: N/A
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	(4)	Proposed maximum aggregate value of transaction: $50,000,000
	(5)	Total fee paid: $5,795

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9645 Scranton Road, Suite 205

San Diego, California 92121

[●], 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Inseego Corp. (“Inseego”) to be held on [●], 2017 at 10:00 a.m., local time, at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, California 92121.

On September 21, 2016, Inseego entered into a stock purchase agreement with Novatel Wireless, Inc. (“NWI”), T.C.L. Industries Holdings (H.K.) Limited (“Purchaser Parent”) and Jade Ocean Global Limited (“Purchaser,” and together with Purchaser Parent, “Purchasers”), pursuant to which Purchaser will acquire all of the issued and outstanding shares of common stock of NWI from Inseego for $50.0 million in cash (the “Sale”). Inseego owns all of the outstanding shares of common stock of NWI as a result of an internal reorganization that was effected in order to facilitate the Sale, as more fully described in the enclosed proxy statement.

The Sale of all of the outstanding shares of common stock of NWI may constitute the sale of substantially all of Inseego’s property and assets under Delaware law and we are therefore seeking the approval of the Sale by Inseego’s stockholders. The board of directors of each of Inseego, NWI and the Purchasers has approved the stock purchase agreement and the transactions contemplated thereby.

We are soliciting proxies for use at the special meeting of Inseego’s stockholders to consider and vote upon proposals to (i) adopt the stock purchase agreement, (ii) approve an amendment to the amended and restated certificate of incorporation of NWI to remove certain provisions that require Inseego’s stockholders to approve certain corporate actions of NWI, (iii) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (iv) adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the stock purchase agreement. Our board of directors unanimously recommends that you vote “FOR” each of the foregoing proposals.

Your vote is very important. The adoption of the stock purchase agreement and the approval of the amendment to NWI’s amended and restated certificate of incorporation each require the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter. The approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the stock purchase agreement, each require approval by the affirmative vote of the holders of a majority of Inseego common stock present in person or by proxy and entitled to vote on the matter at the special meeting. Whether or not you plan to attend the Inseego special meeting, please vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to make sure that your shares of Inseego common stock are represented at the special meeting.

The accompanying proxy statement provides you with detailed information about the proposed Sale, the special meeting and the other business to be considered by Inseego’s stockholders. We encourage you to read the entire proxy statement and the stock purchase agreement carefully. A copy of the stock purchase agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about Inseego from documents we have filed with the U.S. Securities and Exchange Commission.

On behalf of your board of directors, we thank you for your continued support.

Very truly yours,

Sue Swenson
Chief Executive Officer

This proxy statement is dated [●], 2016 and is first being mailed to stockholders on or about [●], 2016.

9645 Scranton Road, Suite 205

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [●], 2017

A special meeting of the stockholders of Inseego Corp. (“Inseego”) will be held on [●], 2017 at 10:00 a.m. local time at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, California 92121, for the following purposes:

1.

To approve the adoption of the stock purchase agreement, dated as of September 21, 2016, by and among Inseego, Novatel Wireless, Inc. (“NWI”), T.C.L. Industries Holdings (H.K.) Limited, and Jade Ocean Global Limited (the “Purchaser”), which provides for the sale by Inseego of all of the issued and outstanding shares of the common stock of NWI to Purchaser for $50.0 million in cash (the “Sale”);

2.	To approve an amendment to the NWI amended and restated certificate of incorporation to remove certain provisions that require Inseego stockholders to approve certain corporate actions of NWI;

3.

To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the transactions contemplated by the stock purchase agreement, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

4.	To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the stock purchase agreement.

The board of directors of Inseego has unanimously determined that the stock purchase agreement and the transactions contemplated thereby, including the Sale, are advisable, fair to and in the best interests of Inseego and its stockholders, has authorized, adopted, and approved the stock purchase agreement and the transactions contemplated thereby, including the Sale, and unanimously recommends that you vote “FOR” the adoption of the stock purchase agreement, “FOR” an amendment to NWI’s amended and restated certificate of incorporation, “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the stock purchase agreement.

Only holders of record of shares of Inseego common stock at the close of business on November 28, 2016 are entitled to notice of, and to vote at, the special meeting and any postponements or adjournments thereof. At the close of business on the record date, Inseego had [●] shares of common stock outstanding and entitled to vote. Everyone attending the special meeting will be required to present valid picture identification, such as a driver’s license or passport, as more fully described elsewhere in this proxy statement.

Your vote is very important. The Sale may constitute the sale of substantially all of the property and assets of Inseego under Section 271 of the Delaware General Corporation Law and we are therefore seeking the approval of the Sale by Inseego’s stockholders. Proposal Nos. 1 and 2 each require approval by the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter. Proposal Nos. 3 and 4 each require approval by the affirmative vote of the holders of a majority of Inseego common stock present in person or by proxy and entitled to vote on the matter at the special meeting.

All Inseego stockholders are cordially invited to attend the special meeting in person. However, even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy card in the postage-paid envelope or vote your shares by telephone or through the Internet as instructed in these materials as promptly as possible prior to the special meeting to ensure that your shares of Inseego common stock will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “FOR” Proposal Nos. 1, 2, 3 and 4. If you fail to return your proxy card as instructed on the enclosed proxy card or fail to submit your proxy by telephone or through the Internet and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as an “AGAINST” vote with respect to Proposal Nos. 1 and 2, but will have no effect with respect to Proposal Nos. 3 and 4. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

This proxy statement provides you with detailed information about the Sale, the proposed amendment to the NWI amended and restated certificate of incorporation and the other business to be considered by you at the special meeting. We encourage you to read the entire document carefully.

By Order of the Board of Directors,

Lance Bridges
Senior Vice President, General Counsel & Secretary

[●], 2016

IMPORTANT: If you hold shares of Inseego common stock through an account with a broker, dealer, bank or other nominee please follow the instructions you receive from them to vote your shares.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Sale (as defined below) or any other matter described in this proxy statement. We urge you to carefully read this proxy statement, as well as the documents attached to, referred to or incorporated by reference into this proxy statement, to fully understand the Sale Proposal (as defined below). In particular, you should read the Purchase Agreement (as defined below), which is described elsewhere in this proxy statement and is attached hereto as Annex A. For a list of documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find Additional Information” beginning on page 85.

General Description of the Sale

On September 21, 2016, Inseego Corp. (formerly named Vanilla Technologies, Inc., and referred to herein as “Inseego”) entered into a stock purchase agreement (the “Purchase Agreement”) with Novatel Wireless, Inc. (“NWI”), T.C.L. Industries Holdings (H.K.) Limited (“Purchaser Parent”) and Jade Ocean Global Limited (“Purchaser,” and together with Purchaser Parent, “Purchasers”), pursuant to which Purchaser will acquire all of the issued and outstanding shares of common stock of NWI (“NWI Shares”) from Inseego for $50.0 million in cash (the “Sale”), subject to potential adjustment, including based on NWI’s working capital and outstanding indebtedness as of the closing of the Sale. Currently, NWI Shares are solely owned by Inseego as a result of an internal reorganization that was effected in order to facilitate the Sale (the “Reorganization”), as more fully described below. Immediately following the completion of the Sale, Purchaser will own all of the NWI Shares and NWI will be a wholly owned subsidiary of Purchaser.

Following the completion of the Sale, Inseego will continue to own certain assets and liabilities (including equity interests in the Retained Subsidiaries, as defined below) used in the Retained Business (as defined below). Inseego will maintain the same corporate functions, the same board of directors and a majority of the same senior executives as it had prior to the completion of the Sale. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement” beginning on page 45 and “—The Reorganization” beginning on page 41.

The Reorganization

As previously announced, on November 8, 2016, in order to facilitate the proposed Sale and as required by the Purchase Agreement, Inseego, NWI and their affiliates completed the Reorganization. The purpose and effect of the Reorganization was to separate NWI’s assets and liabilities associated with NWI’s mobile broadband business, which includes its MiFi branded hotspots and USB modem product lines (the “MiFi Business”), from the assets and liabilities associated with its Ctrack branded fleet and vehicle telematics solutions, stolen vehicle recovery, telemetry and connectivity solutions businesses (the “Retained Business”).

In connection with the Reorganization, (i) NWI contributed the Retained Business, which includes its equity interests in certain subsidiaries, including DigiCore Holdings Limited (“DigiCore” or “Ctrack”) and R.E.R. Enterprises, Inc. (“RER”) and its wholly owned subsidiary, Feeney Wireless, LLC, (“FW”), Novatel Wireless Solutions, Inc. and each of their direct and indirect subsidiaries (collectively, the “Retained Subsidiaries”), to Inseego; and (ii) Vanilla Merger Sub, Inc., a newly formed Delaware corporation and direct, wholly owned subsidiary of Inseego and indirect, wholly owned subsidiary of NWI formed solely for the purpose of effecting the Reorganization, merged with and into NWI, with NWI surviving as a direct, wholly owned subsidiary of Inseego (the “Merger”). The Reorganization was deemed to be finalized upon completion of the Merger on November 8, 2016. For additional information, including a detailed description of each step of the Reorganization, see the section entitled “Proposal No. 1: The Sale Proposal—The Reorganization” beginning on page 41.

In connection with the completion of the Merger, each share of NWI common stock was automatically converted into an equivalent corresponding share of Inseego common stock, having the same rights and limitations as the corresponding share of NWI common stock that was converted. Accordingly, all holders of NWI common stock immediately prior to the completion of the Merger automatically became stockholders of Inseego. Any shares of NWI common stock that you hold now represent, on a 1-for-1 basis, shares of Inseego common stock. Like the shares of NWI common stock outstanding prior to the Merger, shares of Inseego common stock trade on The NASDAQ Global Select Market; however, the trading symbol for Inseego common stock is “INSG.”

We use the term “Public Company” throughout this proxy statement. It is important to understand that, as used in this proxy statement, such references to the “Public Company” shall mean “NWI” at all times prior to the completion of the Reorganization, and “Inseego” at all times after the completion of the Reorganization. Similarly, references in this proxy statement to the “Public Company Board” shall mean the board of directors of NWI at all times prior to the Reorganization (the “NWI Board”), and shall mean the board of directors of Inseego at all times after the Reorganization (the “Inseego Board”).

Parties to the Sale

Inseego Corp.

Inseego is a leading provider of solutions for the Internet of Things (“IoT”), including software-as-a-service (“SaaS”) solutions for the telematics and telemetry markets. Inseego’s broad range of products principally include, through its Retained Subsidiaries, product offerings for fleet and vehicle telematics, stolen vehicle recovery, user-based insurance, integrated asset management, machine-to-machine (“M2M”) communications devices, applications software and SaaS services. Inseego’s product offerings also include M2M and telematics hardware devices. Through its wholly owned subsidiary, NWI, Inseego offers intelligent mobile hotspots and USB modems.

Inseego is a Delaware corporation that was formed in 2016. As a result of the Reorganization, Inseego became the sole stockholder, and successor registrant to, NWI, a Delaware corporation formed in 1996. For additional information about the Reorganization, see the section entitled “Proposal No. 1: The Sale Proposal—The Reorganization” beginning on page 41. Inseego’s principal offices are located at 9645 Scranton Road, Suite 205, San Diego, CA 92121, and its telephone number is (858) 812-3400. Inseego’s website address is www.inseego.com. Inseego’s common stock is listed on The NASDAQ Global Select Market under the trading symbol “INSG.” Additional information regarding Inseego is included in documents incorporated by reference into this proxy statement. For additional information, see the section entitled “Where You Can Find Additional Information” beginning on page 85.

T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited

T.C.L. Industries Holdings (H.K.) Limited is a limited liability company formed under the laws of Hong Kong and Jade Ocean Global Limited is a company formed under the laws of the British Virgin Islands. Purchasers are members of TCL Corporation, a company listed on the Shenzhen Stock Exchange. TCL Corporation’s business lines include, among other things, designing, manufacturing and marketing a portfolio of smart products, and providing internet application services globally. TCL Corporation’s products are currently sold in over 160 countries throughout North America, Latin America, Europe, the Middle East, Africa and Asia Pacific, and the group currently employs approximately 82,000 people worldwide.

Reasons for the Sale

The Public Company Board considered a number of factors before deciding to enter into the Purchase Agreement, including, among other things, the price to be paid by Purchaser for the NWI Shares, the strategic and financial benefits to Inseego that are expected to result from the Sale, the scope of the sale process with respect to the MiFi Business that led to entering into the Purchase Agreement, the future business prospects of the MiFi Business and the Retained Business and the terms and conditions of the Purchase Agreement. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Public Company Board and its Reasons for the Sale” beginning on page  27.

Use of Proceeds and Activities of Inseego Following the Sale

The proceeds from the Sale will be received by Inseego, not Inseego stockholders. Inseego will use a portion of the proceeds to pay for transaction costs associated with the Reorganization and the Sale and for general working capital purposes. The remaining proceeds from the Sale may be used, at the discretion of the Public Company Board (subject, as the case may be, to restrictions imposed by Inseego’s senior secured revolving credit facility with Wells Fargo Bank, NA, the Indenture, dated June 10, 2015, governing the 5.50% convertible senior notes due 2020 (the “Notes”) (and the instrument governing any securities for which the Notes may be exchanged) and the Purchase Agreement), in connection with unspecified acquisitions of other complementary businesses, to invest in the Retained Business, to repay indebtedness or a combination thereof.

Following the Sale, Inseego will continue to be a public company operating under the name Inseego Corp., and immediately after the consummation of the Sale all of Inseego’s revenues will be generated by the Retained Business. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Activities of Inseego Following the Sale” beginning on page 29, “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 59 and “Unaudited Condensed Financial Statements of the MiFi Business” beginning on page 66.

Recommendation of the Public Company Board

The Public Company Board has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Sale, are advisable, fair to and in the best interests of Inseego and its stockholders, has authorized, adopted, and approved the Purchase Agreement and the transactions contemplated thereby, including the Sale, and unanimously recommends that you vote:

•	“FOR” the proposal to adopt the Purchase Agreement (the “Sale Proposal”);

•	“FOR” the proposal to amend the NWI amended and restated certificate of incorporation (the “NWI Charter Amendment Proposal”);

•

“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable (the “Sale-Related Compensation Proposal”); and

•	“FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Sale Proposal (the “Adjournment Proposal”).

The Sale Proposal, the NWI Charter Amendment Proposal, the Sale-Related Compensation Proposal and the Adjournment Proposal are collectively referred to herein as the “Proposals.”

For a discussion of factors that the Inseego Board considered in deciding to recommend the approval of the Sale Proposal, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Public Company Board and its Reasons for the Sale” beginning on page 27.

Opinion of NWI’s Financial Advisor

On September 19, 2016, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) rendered to the NWI Board an oral opinion (confirmed by delivery of Houlihan Lokey’s written opinion, dated September 19, 2016, to the NWI Board) as to the fairness, from a financial point of view and as of such date, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion. For purposes of Houlihan Lokey’s analyses and opinion, the term “NWI Board” refers to the board of directors of NWI prior to the Reorganization.

Houlihan Lokey’s opinion was directed to the NWI Board (in its capacity as such), addressed the fairness, from a financial point of view and as of September 19, 2016, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement and did not address any other aspect or implication of the Sale or related transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. Neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, a recommendation to the NWI Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Sale, any related transactions or otherwise.

Conditions to the Completion of the Sale

We expect to complete the Sale as soon as possible following the approval of the Sale Proposal at the special meeting. The parties’ obligations to effect the Sale are subject to the satisfaction or, to the extent permitted, waiver of various conditions, including, among others, the following:

•	the approval by Inseego’s stockholders of the Sale Proposal (the “Required Stockholder Vote”);

•	no governmental order being in effect which makes the Sale illegal or otherwise restrains or prohibits the Sale;

•	obtaining the approval of the Committee on Foreign Investment in the United States (“CFIUS”);

•	NWI no longer being a borrower under the Notes; and

•	the accuracy of the representations and warranties of each of the parties in the Purchase Agreement.

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Conditions to the Completion of the Sale” beginning on page 56.

Government Approvals

Under the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C app. § 2170, as amended (“Exon-Florio”), the President of the United States of America is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of a U.S. business if the President determines, after investigation, that the exercise of control by a foreign person over an acquired U.S. business has the potential to impair the national security of the U.S. Pursuant to Exon-Florio, CFIUS has been delegated the President’s authority to review on national security grounds any transaction whereby a foreign party acquires control of a U.S. business. CFIUS can initiate a review of a transaction on its own or in response to an initial submission by the parties to a transaction of a joint voluntary notice (“JVN”) prior to closing of a transaction.

Inseego and Purchasers submitted a JVN to CFIUS, which was accepted for review as of November 22, 2016, and agreed to supply additional information and documents as required in connection with the CFIUS review process. For additional information, see “Proposal No. 1: The Sale Proposal—Government Approvals” beginning on page 38.

No Solicitation

In the Purchase Agreement, Inseego and NWI have agreed, subject to certain exceptions, that prior to the completion of the Sale, they will not, and will not authorize or permit their respective representatives to, among other things, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate an alternative acquisition proposal with respect to the MiFi Business;

•	participate in discussions or negotiations with third parties regarding an alternative acquisition proposal with respect to the MiFi Business; or

•	furnish any non-public information regarding the MiFi Business to any third party in connection with or in response to an alternative acquisition proposal.

The restrictions set forth above do not, however, prohibit the Public Company from furnishing information regarding Inseego and NWI to, or participating in discussions with, a person making an unsolicited written acquisition proposal if: (i) the Public Company Board determines in good faith that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal; (ii) the Public Company Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties; and (iii) Inseego and NWI enter into a confidentiality agreement with such person with terms comparable to the terms of the confidentiality agreement between NWI and Purchaser.

Termination of the Purchase Agreement

Generally, the Purchase Agreement may be terminated prior to closing of the Sale:

•	by the mutual written consent of Inseego and Purchasers;

•	by Purchasers or Inseego, if:

•	the closing of the Sale does not occur by April 21, 2017;

•	a U.S. government agency blocks the Sale or the Sale otherwise becomes illegal;

•	the Inseego stockholder meeting is held and Inseego stockholders fail to approve the Sale Proposal; or

•

there is an incurable breach of the other party’s representations and warranties or covenants that would prevent the closing condition related to such other party’s representations and warranties or covenants from being satisfied prior to April 21, 2017;

•

by Purchasers, if, prior to Inseego obtaining the Required Stockholder Vote, (i) the Inseego Board changes its recommendation with respect to the Sale Proposal and the NWI Charter Amendment Proposal; (ii) Inseego fails to include its recommendation with respect to such proposals in this proxy statement; (iii) the Public Company Board adopts, approves, endorses or recommends any alternative acquisition proposal; (iv) the Inseego Board fails to reaffirm its recommendation with respect to the Sale Proposal and the NWI Charter Amendment Proposal within 10 business days after the date any alternative acquisition proposal is first publicly disclosed; (v) the NWI Board changes its recommendation with respect to the Sale Proposal and the NWI Charter Amendment Proposal or approves or recommends any alternative acquisition proposal; or (vi) Inseego or NWI materially breach their respective no-solicitation obligations; or

•	by Inseego, if the Public Company Board determines to enter into a definitive agreement with respect to a superior proposal.

For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Termination of the Purchase Agreement” beginning on page  57.

Termination Fees

The Purchase Agreement provides that Inseego will be required to pay Purchasers, and Purchasers will be required to pay Inseego, in each case in the event the Purchase Agreement is terminated under specified circumstances, a termination fee of $4.0 million. Purchaser has placed $4.0 million in escrow as security for its obligation to pay such termination fee to Inseego. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Termination Fees” beginning on page 57.

Indemnification by Inseego

From and after the closing of the Sale, subject to the terms and conditions of the Purchase Agreement, Inseego is obligated to indemnify Purchasers, their affiliates and their respective representatives against any losses which may be incurred or suffered by any of them as a result of: (i) any inaccuracy in or breach of any of the representations or warranties of Inseego contained in the Purchase Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Inseego pursuant to the Purchase Agreement; and (iii) any and all Retained Liabilities (as defined below). For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Indemnification by Inseego” beginning on page 46.

Material U.S. Federal Income Tax Consequences

The proposed Sale is entirely a corporate action undertaken by Inseego. Inseego’s U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 38.

No Dissenters’ Rights

Under the Delaware General Corporation Law (the “DGCL”), dissenters’ rights are not available to any stockholders in connection with the Sale, regardless of whether such stockholders vote for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.

Risk Factors

The Sale, including the possibility that the Sale may not be completed, involves a number of risks to Inseego and its stockholders, including the following:

•	the announcement and pendency of the Sale, whether or not completed, may adversely affect the MiFi Business or the Retained Business;

•	if we fail to complete the Sale, the MiFi Business and/or the Retained Business may be adversely affected;

•	we may be unable to complete the Sale if we are unable to effect an exchange, conversion or similar transaction in respect of the Notes in a timely manner;

•

following the closing of the Sale, we will be subject to three-year non-competition and non-solicitation covenants, which may limit our ability to operate our business in certain respects or sell the Retained Business to certain third parties; and

•

Inseego may become obligated to incur certain defense costs in connection with certain intellectual property-related litigation matters, and may become obligated to indemnify Purchasers for certain other losses relating to the MiFi Business.

For additional information regarding the risk factors related to the Sale and the operation of the Retained Business by Inseego following the closing of the Sale, see the section entitled “Risk Factors” beginning on page 14.

The Special Meeting

Time, Date and Place. The special meeting will be held on [●], 2017 at 10:00 a.m. local time at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, California 92121.

Matters to be Considered at the Special Meeting. At the special meeting, holders of Inseego common stock as of the record date will consider and vote upon:

•	the Sale Proposal;

•	the NWI Charter Amendment Proposal;

•	the Sale-Related Compensation Proposal; and

•	the Adjournment Proposal.

Record Date. Holders of Inseego common stock as of the close of business on November 28, 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting.

Required Vote. The adoption of the Sale Proposal and the approval of the NWI Charter Amendment Proposal each require the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter at the special meeting. The approval of the Sale-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of Inseego common stock present in person or by proxy and entitled to vote on the matter at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE SALE AND SPECIAL MEETING

The following are some questions that you, as a stockholder of Inseego, may have regarding the Sale and the special meeting, together with brief answers to those questions. Inseego urges you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to or incorporated by reference in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Sale and the special meeting.

Q.	What is the Sale?

A.

Inseego entered into the Purchase Agreement with NWI and Purchasers, pursuant to which Purchaser will acquire NWI’s MiFi Business by acquiring all of the NWI Shares from Inseego, which Inseego owns as a result of the Reorganization, for $50.0 million in cash to be paid to Inseego upon the closing of the Sale, subject to potential adjustment, including based on NWI’s working capital and outstanding indebtedness as of the closing of the Sale. A complete copy of the Purchase Agreement is attached to this proxy statement as Annex A.

Q.	Why is Inseego proposing to effect the Sale?

A.

In the course of reaching its decision to approve the Sale, the Public Company Board considered the historical financial performance and prospects of the MiFi Business, as operated by Inseego, and the prospects for the Retained Business. In particular, the Public Company Board took into account the value that Inseego reasonably believes it can provide to its stockholders by using the proceeds of the Sale to invest in the long-term strategic plan of the Retained Business. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Recommendation of the Public Company Board and its Reasons for the Sale” beginning on page 27.

Q.	Why am I receiving these materials?

A.

The Sale may constitute the sale of substantially all of Inseego’s property and assets under Section 271 of the DGCL and we are therefore seeking the approval of Inseego’s stockholders. Inseego is sending these materials to you to help you decide how to vote your shares of Inseego common stock with respect to the proposed Sale and the other matters to be considered at the special meeting. This proxy statement contains important information about the Sale, the special meeting and the other proposals, and you should read it carefully.

Q.	How would the proceeds from the Sale be used?

A.

The proceeds from the Sale will be received by Inseego, not Inseego stockholders. Inseego will use a portion of the proceeds to pay for transaction costs associated with the Reorganization and the Sale and for general working capital purposes. The remaining proceeds from the Sale may be used, at the discretion of the Public Company’s Board (subject, as the case may be, to restrictions imposed by Inseego’s senior secured revolving credit facility with Wells Fargo Bank, NA, the indenture governing the Notes (and the instrument governing any securities for which the Notes may be exchanged) and the Purchase Agreement), in connection with unspecified acquisitions of other complementary businesses, to invest in the Retained Business, to repay indebtedness or a combination thereof.

Q.	How will Inseego stockholders be affected by the Sale and how will the Sale affect Inseego’s Retained Business?

A.

The Sale will have no effect on the number of shares or the attributes of shares of Inseego common stock held by Inseego’s stockholders. However, Inseego’s business will undergo significant changes in connection with the Sale. Inseego’s business operations will transition from designing, manufacturing and selling mobile broadband hardware products, with approximately 80% of revenues tied to one customer, to a predominantly SaaS, services and solutions business, with thousands of customers generating recurring revenue.

Q.	Are there any risks associated with the Sale?

A.	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 14, which presents risks and uncertainties related to the Sale, the MiFi Business and the operations of the

Retained Business by Inseego following the completion of the Sale or in the event the Purchase Agreement is terminated prior to completion of the Sale.

Q.	What stockholder approval is required to complete the Sale?

A.

As a condition to the completion of the Sale, Inseego’s stockholders must approve the Sale Proposal, which requires the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter at the special meeting. The Sale is not contingent upon approval of the other Proposals by Inseego’s stockholders.

In addition to the approval of the Sale Proposal by the Inseego stockholders, each of the other conditions to the completion of the Sale contained in the Purchase Agreement must be satisfied or waived. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Conditions to the Completion of the Sale” beginning on page 56.

Q.	Are there any other proposals to be considered and approved at the special meeting?

A.

Yes. In addition to the Sale Proposal, Inseego is also asking its stockholders to approve the NWI Charter Amendment Proposal, which requires the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter at the special meeting, and the Sale-Related Compensation Proposal and the Adjournment Proposal, each of which requires the affirmative vote of the holders of a majority of Inseego common stock present in person or by proxy and entitled to vote on the matter at the special meeting.

Q:	Why is Inseego seeking to have its stockholders approve the amendment to NWI’s amended and restated certificate of incorporation?

A.

In connection with the Reorganization, as discussed in detail in “Proposal No. 1: The Sale Proposal—The Reorganization” beginning on page 41, the NWI certificate of incorporation was amended and restated, as required under the DGCL, to include a provision requiring Inseego stockholders to approve certain corporate actions of NWI (the “Restrictive Voting Provision”). Following the closing of the Sale, Purchaser will own all of the outstanding equity interests of NWI. Because the Restrictive Voting Provision would limit Purchasers’ and NWI’s ability to own and operate NWI going forward, approval of the NWI Charter Amendment Proposal is necessary to facilitate the Sale.

It is important to understand that approval of the NWI Charter Amendment Proposal would have no effect on the right of Inseego stockholders to vote on matters relating to Inseego, such as a merger or consolidation of Inseego, a sale of all or substantially all of Inseego’s assets, amendments to Inseego’s certificate of incorporation, or any other acts or transactions requiring the approval of Inseego’s stockholders under applicable law. For additional information, see the section entitled “Proposal No. 2: The NWI Charter Amendment Proposal” beginning on page 80.

Q.	Why am I being asked to cast a non-binding, advisory vote to approve the Sale-Related Compensation Proposal and what will happen if such proposal is not approved at the special meeting?

A.

In accordance with the rules promulgated under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Inseego is providing its stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable.

Approval of the Sale-Related Compensation Proposal is not a condition to the completion of the Sale. This non-binding proposal is merely an advisory vote and will not be binding on Inseego, the Inseego Board or Purchasers. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed, certain of our named executive officers may become eligible to receive certain payments, under certain circumstances. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale” beginning on page 39 and “Proposal No. 3: The Sale-Related Compensation Proposal” beginning on page 82.

Q.	When is the closing of the Sale expected to occur?

A.

If the Sale Proposal is approved by Inseego stockholders and all other conditions to the completion of the Sale are satisfied or waived on a timely basis, the closing of the Sale is expected to occur in the first quarter of 2017.

Q:	How does the Inseego Board recommend that Inseego stockholders vote with respect to each of the proposals?

A:

The Inseego Board recommends that the Inseego stockholders vote “FOR” the Sale Proposal, “FOR” the NWI Charter Amendment Proposal, “FOR” the Sale-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Q.	What are the U.S. federal income tax consequences of the Sale to U.S. stockholders?

A.

The proposed Sale is entirely a corporate action undertaken by Inseego. Inseego’s U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale” beginning on page 38.

Q.	Do I have dissenters’ rights in connection with the Sale?

A.

No. Under the DGCL, dissenters’ rights are not available to any stockholders in connection with the Sale, regardless of whether such stockholders vote for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.

Q.	When and where will the special meeting take place?

A.	The special meeting will be held on [●], 2017 at 10:00 a.m. local time at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, California 92121.

Q.	Who can attend and vote at the special meeting?

A.

Holders of Inseego common stock as of the close of business on November 28, 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. Each share of Inseego common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were [●] shares of Inseego common stock issued and outstanding.

Q:	What do I need to do now and how do I vote?

A:	Inseego urges you to read this proxy statement carefully, including its annexes, and to consider how the Sale and the actions contemplated by each of the Proposals may affect you.

If your shares of Inseego common stock are registered directly in your name with Inseego’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by Inseego. There are four methods by which you may vote your shares at the special meeting:

•

In Person. You may vote your shares in person at the special meeting (if you satisfy the admission requirements, as described below). Even if you plan to attend the special meeting in person, we encourage you to vote in advance by telephone, through the Internet or by mail so that your vote will be counted in the event you later decide not to attend the special meeting.

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By Telephone. You may vote your shares 24 hours a day by calling the telephone number listed on the proxy card and following the instructions provided by the recorded message any time up until 1:00 a.m., Pacific Time, on [●], 2017.

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By Internet. You may vote your shares 24 hours a day by logging onto the secure website included on the proxy card and following the instructions provided any time up until 1:00 a.m., Pacific Time, on [●], 2017.

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By Mail. You may vote by completing, signing, dating and promptly returning the proxy card in the postage-paid return envelope provided with the proxy materials for receipt prior to the special meeting.

Everyone attending the special meeting will be required to present valid picture identification, such as a driver’s license or passport. If your shares are held through an account with a broker, dealer, bank or other nominee, you will need a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date. If you do not have valid picture identification and, if applicable, a recent brokerage account statement or letter from your broker, dealer, bank or other nominee reflecting stock ownership as of the record date, you may not be admitted to the special meeting.

Q.	What happens if I do not sign and return my proxy card or vote by telephone, through the Internet or in person at the special meeting or I do not otherwise provide proxy instructions?

A.

If you are a stockholder of record of Inseego common stock and you do not sign and return your proxy card or vote by telephone, through the Internet or in person, your shares will not be voted at the special meeting and will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting. Assuming the presence of a quorum, the failure to return your proxy card or otherwise vote your shares at the special meeting will have the same effect as voting “AGAINST” the Sale Proposal and the NWI Charter Amendment Proposal and your failure to take action will have no effect on the outcome of the Sale-Related Compensation Proposal or the Adjournment Proposal.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting and all of your shares will be voted “FOR” each Proposal.

Q.	What if I abstain from voting?

A.

If you attend the special meeting or submit a proxy card, but affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting, but will not be voted at the special meeting. As a result, your abstention will have the same effect as voting “AGAINST” each Proposal.

Q.	What is a broker non-vote?

A.

Broker non-votes are shares held in “street name” by brokers, dealers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, dealer, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, dealer, bank or nominee does not have discretionary voting power on such proposal. Because brokers, dealers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to the Sale Proposal, the NWI Charter Amendment Proposal or the Sale-Related Compensation Proposal described in this proxy statement, if a beneficial owner of shares of Inseego common stock held in “street name” does not give voting instructions to the broker, dealer, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. If you fail to issue voting instructions to your broker, dealer, bank or other nominee, it will have the same effect as a vote “AGAINST” the Sale Proposal and the NWI Charter Amendment Proposal. The failure to issue voting instructions to your broker, dealer, bank or other nominee will have no effect on the outcome of the Sale-Related Compensation Proposal or the Adjournment Proposal.

Q:	If my shares of Inseego common stock are held in “street name” by my broker, dealer, bank or other nominee, will my broker, dealer, bank or nominee vote my shares for me and may I vote in person?

A:

If your shares of Inseego common stock are held through an account with a broker, dealer, bank or nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. You must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, dealer, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Inseego.

As the beneficial owner, you are also invited to attend the special meeting in person. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, dealer, bank or other nominee that holds your shares giving you the right to vote the shares in person at the special meeting.

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:

Yes. You may revoke or change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways: (i) delivering written notice to Inseego’s Corporate Secretary at Inseego’s principal executive office, (ii) executing and delivering a proxy bearing a later date to Inseego’s Corporate Secretary at Inseego’s principal executive office, or (iii) voting in person at the special meeting. Your attendance at the special meeting without further action on your part will not automatically revoke your proxy. If you have instructed your broker, dealer, bank or other nominee to vote your shares, you must follow directions received from your broker, dealer, bank or other nominee in order to change those instructions.

Q.	What constitutes a quorum for the special meeting?

A.

Holders of a majority of shares of Inseego common stock entitled to vote at the special meeting must be present at the special meeting, in person or by proxy, to constitute a quorum, which is necessary to conduct the special meeting. Your shares will be counted toward the quorum if you submit a properly executed proxy or vote at the special meeting. In addition, abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. If there is no quorum, then either the chairman of the meeting or the holders of a majority in voting power of the shares of common stock that are entitled to vote at the meeting, present in person or by proxy, may adjourn the meeting until a quorum is present or represented.

Q:	Who is paying for this proxy solicitation?

A:

Inseego will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Inseego will bear any fees paid to the SEC. Inseego may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Inseego’s directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q.	What does it mean if I received more than one proxy card?

A.

If you received more than one proxy card, your shares are likely registered in more than one name or are held in more than one account. These should each be voted and/or returned separately in order to ensure that all of your shares of Inseego common stock are voted.

Q.	Will I receive any payment for my shares of Inseego common stock in connection with the Sale?

A.	No. The proceeds from the Sale will be paid directly to Inseego, not Inseego stockholders.

Q.	Do I need to send in my old Novatel Wireless, Inc. stock certificates as a result of the Reorganization?

A.

No. As more fully described in the section entitled “Proposal No. 1: The Sale Proposal—The Reorganization,” beginning on page 41, in connection with the Reorganization, your shares of NWI common stock were automatically converted into equivalent corresponding shares of Inseego common stock without an exchange of stock certificates and represent your ownership interest in Inseego and therefore, you do not need to send in your old stock certificates for Novatel Wireless, Inc. as a result of the Reorganization.

Q.	Whom should I contact if I have any questions about the Sale or the special meeting?

A.

If you have any questions about the Sale or the special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Inseego at the address and telephone number listed below:

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, California 92121

Attn: Secretary

(858) 812-3400

If your shares are held through an account with a broker, dealer, bank or other nominee, you should call your broker, dealer, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” of Inseego within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference herein and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the proposed Sale; (ii) the benefits expected to result from the proposed Sale; (iii) the tax consequences of the Sale; (iv) the prospects for the Retained Business; (v) the projections of future financial performance of the MiFi Business; and (vi) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of Inseego’s management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale;

•	unexpected costs, charges or expenses relating to or resulting from the Sale;

•	litigation or adverse judgments relating to the Sale;

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risks relating to the completion of the proposed Sale, including the risk that the Required Stockholder Vote might not be obtained in a timely manner or at all; Inseego not being able to effect an exchange, conversion or similar transaction with respect to the Notes in a timely manner or at all; or other conditions to the completion of the Sale not being satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the Sale, including the approval of CFIUS; and

•	any changes in general economic and/or industry-specific conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. Inseego disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In addition to the other information included and referred to in this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13, you should carefully consider the following risk factors before deciding how to vote your shares of Inseego common stock at the special meeting. These factors should be considered in conjunction with the other information included by Inseego in this proxy statement and the risk factors described in Inseego’s other filings with the SEC, including all filings incorporated herein by reference. If any of the risks described below, incorporated by reference or otherwise referred to in this proxy statement actually materialize, the business, financial condition, results of operations, or prospects of Inseego, or the stock price of Inseego, could be materially and adversely affected.

Risks Related to the Sale

The announcement and pendency of the Sale may adversely affect the MiFi Business and/or the Retained Business.

The announcement and pendency of the Sale may adversely affect the trading price of our common stock, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the MiFi Business or the Retained Business. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such new relationships are likely to be more stable. Additionally, employees working in the MiFi Business or the Retained Business may become concerned about the future of the MiFi Business or the Retained Business, as applicable, and lose focus or seek other employment. In addition, while the completion of the Sale is pending we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters.

If we fail to complete the Sale, our business and financial performance may be adversely affected.

The completion of the Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Sale by our stockholders and approval of CFIUS, which may not be satisfied in a timely manner or at all.

If the Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Sale. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

In addition, if the Sale is not completed, the Inseego Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives including, but not limited to, continuing to operate the MiFi Business for the foreseeable future or an alternative sale transaction relating to the MiFi Business. An alternative sale transaction, if available, may yield lower consideration than the proposed Sale, be on less favorable terms and conditions than those contained in the Purchase Agreement and involve significant delay. Any future sale of substantially all of the assets of Inseego or other transactions may be subject to further stockholder approval.

Finally, if the Sale is not completed, the announcement of the termination of the Purchase Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse impact on our ability to effectively operate the Retained Business or the MiFi Business, and we may be required to pay a termination fee of $4.0 million under certain circumstances, each of which could have further adverse effects on our business, results of operations and the trading price of our common stock.

The failure to effectively utilize the proceeds from the Sale may adversely affect the Retained Business.

As previously discussed in this proxy statement, the proceeds from the Sale will be received by Inseego, not Inseego’s stockholders. Inseego will use a portion of the proceeds to pay for transaction costs associated with the Reorganization and the Sale and for general working capital purposes. The remaining proceeds from the Sale may be used, at the discretion of the Public Company Board (subject, as the case may be, to restrictions contained in certain debt documents and the Purchase Agreement), in connection with unspecified acquisitions of other complementary businesses, to invest in the Retained Business, repay indebtedness or a combination thereof. The failure to utilize such proceeds effectively could affect our ability to continue to develop and sell our products and grow the Retained Business, which could adversely affect the Retained Business and cause the value of your investment to decline.

Our executive officers may have interests in the Sale other than, or in addition to, the interests of our stockholders generally.

Our executive officers may have interests in the Sale that are different from, or are in addition to, the interests of our stockholders generally. The Public Company Board was aware of these interests and considered them, among other matters, in approving the Purchase Agreement.

In certain circumstances, our executive officers may receive cash payments and vesting of certain equity awards in connection with the Sale. For additional information, see the section entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale” beginning on page 39.

We may be unable to complete the Sale if we are unable to effect an exchange, conversion or similar transaction in respect of the Notes in a timely manner and we may be unable to effect such a transaction on favorable terms.

The Purchase Agreement contains a closing condition that, prior to completing the Sale, NWI will no longer be a borrower under the indenture governing the Notes. The Notes mature in 2020 and we do not currently have the right to repurchase or redeem the Notes under the terms of the indenture governing the Notes, nor do we have sufficient funds or availability under our revolving credit facility to redeem the Notes in full. In addition, the agreement governing our revolving credit facility would also prohibit us from repurchasing or redeeming the Notes in full. Without the consent of 100% of the affected holders of the Notes we are not permitted to take certain actions including, without limitation, any amendment of the indenture governing the Notes that may impair the right of any holder of the Notes to institute suit for payment on any Note, including with respect to any consideration due upon conversion of a Note. This means that we are not permitted to remove NWI as the issuer of the Notes by amending the indenture governing the Notes without the consent of the holders of 100% of the outstanding principal amount of the Notes.

Because we are not able to repurchase or redeem the Notes and it would be extremely difficult to amend the Notes and the indenture governing the Notes to remove NWI as the issuer thereunder, we expect to conduct an exchange offer to give existing holders of the Notes an opportunity to obtain notes issued by Inseego, the publicly traded parent company of NWI. The Purchase Agreement provides that the purchase price will be reduced by an amount equal to all outstanding indebtedness of NWI as of the closing. Accordingly, we will need a very high percentage of the holders of the outstanding Notes to participate in the proposed exchange offer in order to decrease the outstanding principal amount of outstanding Notes and facilitate the Sale of NWI to the Purchasers on a substantially debt-free basis. Alternatively, we may be required to utilize our cash, borrow funds under our revolving credit facility or make other arrangements, to satisfy any obligations with respect to the Notes that remain outstanding following completion of the exchange offer. This will effectively reduce the proceeds that we expect to receive from the Sale which could have an adverse effect on our business and financial condition.

We will likely incur significant expenses in connection with the proposed exchange offer and, in order to incentivize the holders of the Notes to participate in the proposed exchange offer, we are likely going to be required to offer terms that are less favorable to us than the terms currently governing the Notes, which may have an adverse effect on our results of operations. Any new notes issued in exchange for the Notes as a result of such transaction may impose restrictive covenants on us, our operations and our ability to engage in certain transactions that are in addition to, or more difficult to comply with than, the restrictive covenants contained in the indenture governing the Notes. In addition, any such notes issued in exchange for the Notes may be entitled to a higher interest rate or a lower conversion rate, meaning that if converted, such notes would convert into more shares of Inseego common stock than would the current Notes, thereby potentially causing additional dilution to Inseego’s stockholders.

Finally, we cannot compel holders of the Notes to participate in the proposed exchange offer and if we are not able to complete the proposed exchange offer, our board of directors, in order to complete the Sale, will need to evaluate other strategic alternatives for eliminating or reducing NWI’s obligations under the Notes such as an alternative exchange, conversion or similar transaction in respect of such Notes. If we are not able to identify an alternative transaction on terms that are acceptable to us we may not be able to complete the Sale in a timely manner, or at all.

The Purchase Agreement limits our ability to pursue alternatives to the Sale.

The Purchase Agreement contains provisions that may make it more difficult for us to sell Inseego or all, or a significant part, of the MiFi Business to any party other than Purchaser. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay Purchaser a termination fee of $4.0 million if we terminate the Purchase Agreement prior to the closing of the Sale as a result of our determining to accept an alternative acquisition proposal that we determine to be a superior proposal. For additional information, see the sections entitled “Proposal No. 1: The Sale Proposal—The Purchase Agreement—No Solicitation” beginning on page 52 and “—Termination Fees” beginning on page 57.

These provisions could make it less advantageous for a third party that might have an interest in acquiring Inseego or all of or a significant part of the MiFi Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Purchaser.

Risks Related to Inseego and the Retained Business if the Sale is Completed

Because Inseego is expected to have fewer revenues and assets following the sale of the MiFi Business, there is a possibility that such reduced revenues and assets may affect our ability to satisfy the continued listing standards of The NASDAQ Global Select Market, which could result in the delisting of our common stock.

The continued listing standards of The NASDAQ Global Select Market include, among other things, requirements that we maintain certain levels of stockholders’ equity, total assets, total revenue, market capitalization and/or minimum trading price. Even though we currently satisfy these requirements, following the sale of the MiFi Business our business will be smaller, which may cause us to fail to satisfy the continued listing standards of The NASDAQ Global Select Market. In the event that we are unable to satisfy such continued listing standards, our common stock may be delisted from The NASDAQ Global Select Market. Any delisting of our common stock from such market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.

Following the closing of the Sale, we will be subject to three-year non-competition and non-solicitation covenants under the Purchase Agreement, which may limit our ability to operate our business in certain respects or sell the Retained Business to a third party.

Following the closing of the Sale, we will be subject to three-year non-competition and non-solicitation covenants made in the Purchase Agreement, as more fully described in “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Post-Closing Covenants.” During such three-year period, we will be restricted from designing, developing, manufacturing, marketing or selling, on a standalone basis, products of the MiFi Business as of the closing of the Sale, subject to certain exceptions, and from soliciting for employment persons who were employees of the MiFi Business as of the closing of the Sale.

These limitations may negatively impact the scope and/or volume of our business, which may adversely affect our financial condition and results of operations. In addition, certain third party acquirers of the Retained Business would be subject to these limitations for a limited period of time, which may limit our opportunities with respect to a future sale transaction of the Retained Business during such time that may otherwise be favorable to Inseego’s stockholders.

Inseego may be, or become, obligated to incur certain defense costs in connection with certain intellectual property-related litigation matters, and may become obligated to indemnify Purchasers for certain losses relating to the MiFi Business.

Under the Purchase Agreement, Inseego retains responsibility for the defense costs for pending litigation matters relating to intellectual property used in the MiFi Business, and may be partially responsible for defense costs for certain threatened litigation matters relating to intellectual property used in the MiFi Business, should proceedings be initiated. In addition, Inseego has agreed to indemnify Purchasers for certain types of losses relating to the MiFi Business, subject to the limitations contained in the Purchase Agreement and described in “Proposal No. 1: The Sale Proposal—The Purchase Agreement—Limitations on Indemnity Obligations.” The amounts of these current and potential future liabilities are currently indeterminable, but if they turn out to be significant, they could adversely affect Inseego’s business, financial condition and results of operations.

Following the closing of the Sale, Inseego will only have the right to use certain intellectual property assets necessary to the operation of the Retained Business through a license from Purchasers, and accordingly, will be subject to the decisions of Purchasers with respect to prosecution, maintenance, protection and their use and licensing of such intellectual property assets.

NWI will retain in the Reorganization, and Purchasers will acquire in the Sale, certain intellectual property assets that are necessary for the operation of the Retained Business. Inseego may continue using such assets indefinitely through that certain intellectual property cross license agreement, which is dated as of September 21, 2016 but which shall become effective only upon the closing of the Sale (the “IP Cross License”). However, Inseego will be reliant on Purchasers to prosecute, maintain and protect those intellectual property assets, and if Purchasers fail to do so adequately, our business may be adversely affected. Further, Purchasers will have the right, subject to any applicable covenants in the Purchase Agreement, to use and license such intellectual property assets, and such use and licensing may be competitive with the operations of the Retained Business and may otherwise adversely affect the Retained Business.

If the Sale is completed, our actual results of operations could differ materially from any expectations or guidance provided by us concerning future results.

We currently expect to realize material cost savings and increased gross profit, but also a significant decrease in revenue, as a result of the sale of our MiFi Business. Excluding upfront non-recurring charges and transaction-related expenses, the sale of our MiFi Business is expected to improve some of the key financial metrics associated with our results of operations. However, these expectations are subject to numerous assumptions, including, without limitation, projections of the future revenues and product margins of the Retained Business; projected acquisition and retention of customers of the Retained Business; anticipated personnel and manufacturing cost savings associated with the Sale; and certain accounting adjustments that we expect to record in our financial statements in connection with the sale of the MiFi Business.

We cannot provide any assurances with respect to the accuracy of the assumptions on which our financial expectations or guidance are based. Any failure to realize the financial benefits we currently anticipate from the Sale could have a material adverse impact on our future operating results and financial condition and could materially and adversely affect the trading price or trading volume of our common stock.

PROPOSAL NO. 1: THE SALE PROPOSAL

The discussion of the Sale in this proxy statement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached to this proxy statement as Annex A, and hereby incorporated by reference into this proxy statement. We encourage you to read the Purchase Agreement carefully and in its entirety, as it is the legal document that governs the Sale.

General Description of the Sale

Pursuant to the terms of the Purchase Agreement, Purchasers will acquire all of the issued and outstanding shares of NWI common stock for $50.0 million in cash to be paid to Inseego upon the closing of the Sale, subject to potential adjustment, including based on NWI’s working capital and outstanding indebtedness as of the closing of the Sale. Currently, the NWI Shares are solely owned by Inseego as a result of the Reorganization. Immediately following the completion of the Sale, Purchaser will own all of the NWI Shares and NWI will be a wholly owned subsidiary of Purchaser.

The Sale may constitute a sale of substantially all of Inseego’s property and assets under Section 271 of the DGCL, and we are therefore seeking the approval of the Sale by Inseego’s stockholders.

Parties to the Sale

Inseego Corp.

Inseego is a leading provider of solutions for the IoT, including SaaS solutions for the telematics and telemetry markets. Inseego’s broad range of products principally include, through its subsidiaries DigiCore and FW, product offerings for fleet and vehicle telematics, stolen vehicle recovery, user-based insurance, integrated asset-management M2M communications devices, applications software and SaaS services. Inseego’s products currently operate on every major cellular wireless technology platform. Inseego’s M2M products enable devices to communicate with each other and with server or cloud-based application infrastructures. Inseego’s M2M products and solutions include its integrated M2M communications devices and SaaS delivery platforms, including DigiCore’s Ctrack, which provides fleet and vehicle SaaS telematics, and FW’s Crossroads, which provides easy M2M device management and service enablement. Inseego also designs, produces and sells telematics hardware products.

Through its wholly owned subsidiary, NWI, Inseego offers the MiFi Business products, including intelligent mobile hotspots and USB modems, which provide subscribers with secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. The Sale relates to the sale of NWI and the MiFi Business.

Inseego is a Delaware corporation that was formed in 2016. As a result of the Reorganization, Inseego became the sole stockholder, and successor registrant to, NWI, a Delaware corporation formed in 1996. For additional information about the Reorganization, see the section entitled “Proposal No. 1: The Sale Proposal—The Reorganization” beginning on page 41. Inseego’s principal offices are located at 9645 Scranton Road Suite 205, San Diego, CA 92121, and its telephone number is (858) 812-3400. Inseego’s website address is www.inseego.com. Inseego common stock is listed on The NASDAQ Global Select Market and trades under the trading symbol “INSG.” Additional information regarding Inseego is included in documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 85.

T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited

T.C.L. Industries Holdings (H.K.) Limited is a limited liability company formed under the laws of Hong Kong and Jade Ocean Global Limited is a company formed under the laws of the British Virgin Islands. Purchasers are members of TCL Corporation, a company listed on the Shenzhen Stock Exchange. TCL Corporation’s business lines include, among other things, designing, manufacturing and marketing a portfolio of smart products, and providing internet application services globally. TCL Corporation’s products are currently sold in over 160 countries throughout North America, Latin America, Europe, the Middle East, Africa and Asia Pacific, and the group currently employs approximately 82,000 people worldwide.

Background of the Sale

From time to time, our Board and senior management team, together with outside legal counsel and financial advisors, review and evaluate strategic opportunities and alternatives as part of a long-term strategy to increase stockholder value. Such opportunities and alternatives include remaining as a stand-alone entity, potential acquisitions of companies, businesses or assets that align with our strategic objectives and potential dispositions of one or more of our businesses.

Prior to March 2015, we primarily focused on the development, manufacturing and sale of mobile broadband products, including MiFi-branded hotspots and USB modem devices, and sold telematics hardware and embedded modules for IoT applications. For the years ended December 31, 2014 and 2013, our mobile computing products business accounted for approximately 79% and 89%, respectively, of our overall revenues.

On March 27, 2015, we acquired RER and its principal operating subsidiary, FW. FW is an IoT product, systems integration and services company that specializes in fixed and mobile cellular-based wireless IoT solutions and services. With this acquisition, we began to migrate from a hardware-focused business model to a business model that focused on higher margin SaaS and IoT offerings and positioned us as a complete IoT solutions and services leader.

In accordance with that strategy, on October 5, 2015, we acquired DigiCore, a leading provider of advanced M2M communication and telematics solutions marketed globally under the Ctrack brand, based in South Africa. Ctrack is a global telematics SaaS offering for vehicle tracking and fleet management solutions, stolen vehicle recovery, insurance telematics, and asset tracking and monitoring markets. The DigiCore acquisition positioned us to deliver comprehensive solutions to the high-growth telematics segment of the IoT on a global scale.

On November 5, 2015, we held our third quarter 2015 financial results conference call during which Ms. Swenson discussed our intention to complete our transformation from a MiFi hardware business to an IoT telematics and telemetry business and addressed a participant’s inquiry regarding whether the MiFi Business would potentially be spun-off or sold as part of that transformation. Ms. Swenson noted that while the MiFi Business is a cash flow positive business, its operating results are unpredictable, that the management of NWI believed that, in light of certain market trends, that the MiFi Business would potentially be particularly attractive to large companies in specific verticals, and that the Public Company would be willing to entertain compelling offers for the MiFi Business.

Between December 2015 and January 2016, in anticipation of a potential sale of the MiFi Business, the Public Company’s management prepared, based on information available at that time, certain financial forecasts, referred to in this proxy statement as the Case A Projections, for the sale of NWI’s MiFi products to Verizon Communications, Inc. (“Verizon”) and Bell Canada (“Bell”), as well as to distributors of MiFi products, assuming the MiFi Business was acquired by, and operated as a division of, a larger company that would provide infrastructure, marketing and operational support and back-office services for the MiFi Business after giving effect to related cost savings, which Case A Projections are summarized in the section entitled “Proposal No. 1: The Sale Proposal—Certain Financial Projections—Case A Projections.” We also contacted and interviewed several investment banking firms, including Houlihan Lokey, which subsequently was engaged as our financial advisor, each with specialized knowledge of the wireless communications industry and relationships with potential financial and strategic acquirors.

On January 6, 2016, we received an unsolicited, non-binding indication of interest from Company A, a private company in the wireless communications industry, regarding a potential acquisition of the MiFi Business at a valuation of $30.0 million to $40.0 million, subject to adjustment based on the results of Company A’s due diligence review. The indication of interest also included other terms and conditions, including the required receipt of certain approvals. Our senior management team, in accordance with our directives, instructed Houlihan Lokey to encourage Company A to continue its due diligence review based on publicly available information so that Company A could improve its initial proposal.

On January 12, 2016, we met with Houlihan Lokey at our offices in San Diego regarding the potential sale of the MiFi Business. We instructed Houlihan Lokey, working with our senior management team, to conduct a targeted marketing process for a potential sale of the MiFi Business by first contacting selected strategic parties that had been identified by our senior management team, with input from Houlihan Lokey, as potentially interested acquirors of the MiFi Business.

Between January 12, 2016 and February 2, 2016, marketing materials, including a proposed management presentation, and a list (which was updated during the process) of potential acquirors were prepared. In addition, we began to populate an electronic data room with documents and other materials related to the MiFi Business.

On January 20, 2016, our Board held a telephonic meeting with members of senior management and representatives of Paul Hastings LLP (“Paul Hastings”), outside counsel to the Public Company, to discuss our 2016 operating budget. As part of this discussion, Ms. Swenson reviewed the competitive landscape and risks and opportunities related to continuing the MiFi Business as then-currently conducted or exiting certain lines of business.

Between January 2016 and May 2016, as more fully described below, a total of 56 potential bidders were contacted, 40 of which were strategic companies and 16 of which were private equity or financial buyers. Of the 56 potential bidders contacted, 19 undertook preliminary due diligence pursuant to non-disclosure agreements and 37 indicated that they were not interested in pursuing a transaction involving the MiFi Business. Nine of the parties that entered into non-disclosure agreements attended management presentations. During the course of the sale process, 16 of the 19 parties that had entered into non-disclosure agreements indicated that they would not submit indications of interest in respect of an acquisition of the MiFi Business.

On February 11, 2016, our Board held a meeting with members of senior management and representatives of Paul Hastings and Houlihan Lokey to discuss, among other things, the potential sale of the MiFi Business. As part of the discussion, Houlihan Lokey discussed with our Board preliminary financial information relating to the MiFi Business and certain process and related aspects of a potential transaction. After the discussion, our Board directed Houlihan Lokey to contact 11 potential strategic acquirors, including Purchasers, Company A and two other parties that previously had expressed potential interest in the MiFi Business.

On February 18, 2016, we continued our shift away from hardware development and manufacturing by entering into an agreement to sell our telematics hardware business to Micronet Enertec Technologies, Inc.

Also on February 18, 2016, we held our fourth quarter 2015 and full fiscal year 2015 financial results conference call during which Ms. Swenson addressed a participant’s question regarding a potential sale of the MiFi Business, noting that the Public Company would entertain a compelling offer to acquire the MiFi Business.

On February 19, 2016, our senior management team approved certain due diligence materials to be provided to prospective bidders and authorized Houlihan Lokey to contact 10 additional potential strategic acquirors.

On March 4, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the sale process and parties that had been contacted. Our senior management team authorized Houlihan Lokey to contact 19 additional potential strategic acquirors in order to enhance the competitive tension of the process.

On March 7, 2016, our senior management team authorized Houlihan Lokey to contact one potential financial acquiror that previously had expressed interest in exploring a potential transaction with us.

On March 15, 2016, we received a revised non-binding indication of interest from Company A regarding a potential acquisition of the MiFi Business for $30.0 million on a debt-free, cash-free basis with a normalized level of working capital, subject to adjustment based on the results of Company A’s due diligence review. The purchase price would be payable in cash at closing, subject to reasonable escrow arrangements. Company A indicated that its financing sources for the transaction would be a combination of cash on hand, an equity infusion from a merchant bank and/or an increase in its existing credit facility. The indication of interest also included other terms and conditions, including the required receipt of certain internal and third party approvals.

On March 18, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the sale process, including the revised indication of interest received from Company A and Company A’s due diligence requests. Our senior management team directed Houlihan Lokey to facilitate Company A’s due diligence efforts and encourage Company A to improve its bid.

On March 23, 2016, we received a revised non-binding indication of interest from Company A for the acquisition of the MiFi Business for $35.0 million on a debt-free, cash-free basis with a normalized level of working capital, plus up to an additional $15.0 million of consideration in the form of an earn-out payment based on the achievement over a period of two years of (i) a specified gross margin level and (ii) certain add-back savings, which terms were subject to adjustment based on the results of Company A’s due diligence review. The $35.0 million base purchase price would be payable in cash at closing, subject to reasonable escrow arrangements. Our senior management team directed Houlihan Lokey to continue to work with Company A in an effort to improve the total guaranteed consideration.

On March 25, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the sale process and the revised non-binding indication of interest received from Company A on March 23, 2016, including the increase in the proposed cash purchase price from $30.0 million to $35.0 million, and also discussed the $15.0 million earn-out in Company’s A revised indication of interest and its most recent due diligence requests.

On March 28, 2016, our Board held a telephonic meeting with members of senior management to discuss, among other things, various strategic transactions that the Public Company was pursuing to divest non-essential assets. As part of this discussion, Ms. Swenson and Michael Sklansky reported on the process, status and outlook regarding the potential sale of the MiFi Business. The meeting was temporarily adjourned and reconvened on March 31, 2016 and, at that time, Ms. Swenson and Mr. Sklansky further updated our Board on the process, status and outlook regarding the potential sale of the MiFi Business.

On April 1, 2016, we received a non-binding indication of interest from Purchasers related to the acquisition of the MiFi Business based on an enterprise value of approximately $50.0 million on a debt-free, cash-free basis. The proposed consideration included $20.0 million payable at closing, $20.0 million payable if the MiFi Business met certain financial performance targets in the year following the closing, and $10.0 million payable upon the satisfaction of certain conditions related to customers and purchase orders in 2018. The indication of interest stated that the sources of financing would include cash on hand, existing credit lines and financial support from a parent entity, if necessary. The indication of interest also included other terms and conditions, including the required receipt of certain internal and third party approvals.

Also on April 1, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the sale process and the indications of interest and due diligence requests received from Purchasers and Company A.

On April 4, 2016, our senior management team authorized Houlihan Lokey to contact one additional potential financial acquiror.

On April 8, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the status of discussions with potential acquirors. Our senior management team instructed Houlihan Lokey to request that Purchasers and Company A improve their bids if they were interested in continuing in the sale process. In accordance with this directive, Houlihan Lokey contacted the Purchasers and Company A. Purchasers verbally indicated a willingness to increase the cash portion of the consideration but requested an in-person management presentation to further understand the MiFi Business.

On April 10, 2016, we terminated the agreement entered into February 18, 2016 governing the potential sale of our telematics hardware business to Micronet Enertec Technologies, Inc. in accordance with our right to terminate such agreement pursuant to the terms and conditions thereof.

On April 11, 2016, we completed the sale of certain of our hardware modules and related assets to Telit Wireless Solutions, Inc. The disposition of these hardware modules and related assets accelerated our transformation from a hardware-centric manufacturer to a true provider of IoT SaaS and solutions.

On April 15, 2016, our senior management team directed Houlihan Lokey to contact 14 additional potential financial acquirors to enhance the competitive nature of the process.

On April 20, 2016, the Public Company hosted management presentations for representatives of Company A. Representatives of Houlihan Lokey also attended these presentations.

On April 25, 2016, the Public Company hosted management presentations for representatives of Purchasers. Representatives of Houlihan Lokey also attended these presentations.

On April 28, 2016, our Board held a meeting with members of senior management and representatives of Paul Hastings to discuss, among other things, the status of discussions related to the potential sale of the MiFi Business. Ms. Swenson reported on the potential acquirors, efforts made to identify other potential bidders and the proposed timeline for a transaction in the event the Public Company received an acceptable proposal. Ms. Swenson then described other potential asset sale transactions that the senior management team was exploring. Michael Newman provided a forecast for the remaining quarters in 2016 under various scenarios, including scenarios in which the Public Company was unable to complete any proposed divestitures of assets on an acceptable timetable.

On May 2, 2016, our senior management team met with representatives of Houlihan Lokey to discuss the sale process, including the potential acquirors that were actively engaged in the process, the identification of certain bidders viewed as unlikely to progress past the indication of interest stage, a proposed sale process timeline, and a list and description of certain parties that had been approached but had elected not to participate in the sale process.

On May 9, 2016, in accordance with our directives, Houlihan Lokey sent each of Company A and Purchasers a final bid instruction letter. The bid instruction letter set forth the procedures by which the bidders were to submit their final proposals for the acquisition of the MiFi Business and instructed the bidders to submit such proposals, along with a full mark-up of the draft purchase agreement, no later than May 25, 2016.

On May 12, 2016, representatives of the Public Company provided to Company A and Purchasers an auction draft of the purchase agreement and a description of the proposed transaction steps necessary to effectuate the proposed transactions, including the Reorganization and the Sale.

Between May 16 and May 19, 2016, Purchasers and their advisors attended a series of due diligence calls, including calls to address the proposed transaction structure, legal due diligence matters, tax matters, information technology, human resources, intellectual property and business and commercial diligence matters.

Between May 16 and June 3, 2016, Company A and its advisors attended a series of due diligence calls, including calls related to financial and accounting matters, human resources, information technology, legal and tax matters and risk management.

On May 19, 2016, in accordance with our directives, Houlihan Lokey discussed with Company B, a private investment company, the opportunity to acquire the MiFi Business.

On May 25, 2016, Company A provided Houlihan Lokey with a status update regarding certain items called for in the bid instruction letter. As part of the update, Company A reiterated its proposed purchase price of $35.0 million in cash at closing and $15.0 million in contingent payments based on the financial performance of the MiFi Business. Company A indicated that its lender expected to complete its due diligence process on or about June 15, 2016. The update included several other proposed terms and conditions, including a high-level summary of certain transition services that Company A anticipated would be required and the desire for a non-compete agreement.

Also on May 25, 2016, we received a non-binding indication of interest from Company B related to the acquisition of the MiFi Business. The indication of interest included certain background information regarding Company B, including its investment capabilities, resources, skills and experience, its ability to purchase the MiFi Business and certain other information. The indication of interest included a proposed purchase price of between $40.0 million to $50.0 million, consisting of (i) $20.0 million to $25.0 million in cash at closing and (ii) earn-out payments of up to $20.0 million to $25.0 million based on the MiFi Business achieving certain financial metrics. Company B indicated that it would finance the transaction using a combination of both equity and debt. At our request, a representative of Houlihan Lokey spoke with a representative of Company B who indicated that Company B was unlikely to increase its bid.

On May 26, 2016, Purchasers submitted a revised bid for the MiFi Business. The bid was not accompanied by a full mark-up of the draft purchase agreement, but did include a separate document proposing certain changes to the purchase agreement. The bid included a proposed purchase price of up to $65.0 million payable in three tranches: (i) $30.0 million in cash at closing, (ii) up to $20.0 million contingent upon achievement of certain target levels of 2017 operating income, and (iii) up to $15.0 million contingent upon achievement of certain target levels of 2017 and 2018 revenue and operating income. The bid included several significant terms and conditions, including a requirement that risks and liabilities would be allocated as if the transaction were an asset purchase, proposed changes to the indemnification terms and limitations, a requirement to obtain certain significant customer and supplier consents, proposed changes to the no-shop and fiduciary-out provisions, the addition of non-compete and employee non-solicitation provisions, an increase in the amount of the termination fee payable by Inseego in certain circumstances, removal of the reverse termination fee payable by the Purchasers in certain circumstances, the addition of certain clawback rights of up to 90% of the purchase price that would be triggered based on the occurrence of certain events related to significant customer and supplier relationships, and the addition of certain closing conditions.

Later on May 26, 2016, our senior management team discussed with representatives of Paul Hastings and Houlihan Lokey the bids and indications of interests that had been received from Purchasers, Company A and Company B. Representatives of Houlihan Lokey noted that none of the bids or indications of interest included a full mark-up of the draft purchase agreement, but that the bid from Purchasers included a separate document proposing certain changes to the purchase agreement. Representatives of Paul Hastings and Houlihan Lokey summarized the material terms of Purchasers’ bid, including the purchase price and earn-out structure, and also summarized Company A’s and Company B’s respective indications of interest, noting that Company A indicated that it would require financing for a transaction. Houlihan Lokey also provided an update regarding other potential bidders that had not submitted bids or indications of interest. The participants discussed extending the bid deadline to June 10, 2016 and also discussed certain terms of the proposals, including Purchasers’ proposed purchase price and earn-out structure and clawback mechanism. Our senior management team expressed their views that the clawback mechanism proposed by Purchasers was unacceptable. There was also discussion regarding Purchasers’ rejection of the reverse termination fee and related concerns of our senior management team and advisors regarding the fact that Purchasers’ proposed purchasing entity was a non-domestic entity with little to no known assets in the U.S. Our senior management team instructed our advisors to stress to bidders that a reverse termination fee would be required and that it would need to be held in escrow by a bank in the U.S. Our senior management team directed Houlihan Lokey to cease discussions with Company B and focus instead on Company A and Purchasers, with the objective of negotiating an increase in the amount of guaranteed consideration proposed.

On June 10, 2016, Purchasers submitted a revised bid and a mark-up of the draft purchase agreement. The bid included a purchase price of up to $65.0 million payable in three tranches: (i) $35.0 million in cash at closing, (ii) up to $20.0 million contingent upon achievement of certain target levels of 2017 operating income, and (iii) up to $10.0 million contingent upon achievement of certain target levels of 2017 and 2018 revenue and operating income. The bid reiterated that Purchasers would not need to seek external financing for the transaction. Purchasers proposed that the purchasing entity would be T.C.L. Industries Holdings (H.K.) Limited or its wholly owned special purpose vehicle and Purchasers acknowledged in the bid that an affiliate of the purchasing entity with significant assets would be required to be a party to the purchase agreement and other ancillary agreements. The bid included several significant terms and conditions, including a requirement to obtain certain significant customer and supplier consents, a proposed increase in the amount of the termination fee and a removal of the reverse termination fee, the inclusion of certain clawback rights of up to 50% of the purchase price that would be triggered based on the occurrence of certain events related to significant customer and supplier relationships and the addition of a working capital adjustment. The bid stated that the closing of the transaction would be expected to occur in late 2016 or the first quarter of 2017.

On June 13, 2016, our senior management team discussed Purchasers’ bid and mark-up of the draft purchase agreement with representatives of Paul Hastings and Houlihan Lokey. Representatives of Paul Hastings and Houlihan Lokey summarized the material terms of Purchasers’ bid, including the proposed purchase price and earn-out structure and the other significant terms and conditions, including the purchase price clawback rights, CFIUS approval, the proposed allocation of assets and liabilities, the proposed requirement to obtain certain significant customer and supplier consents, the removal of the reverse termination fee and the proposed timeline for closing the transaction. A representative of Houlihan Lokey mentioned that Company A had informed Houlihan Lokey that Company A was planning to submit a bid by June 17, 2016.

Later on June 13, 2016, our Board held a telephonic meeting with members of senior management and representatives of Paul Hastings to discuss, among other things, the proposal from Purchasers. Ms. Swenson described the significant terms of Purchasers’ proposal. Several of the directors expressed concern about the proposed clawback rights, the amount of guaranteed consideration and the proposed allocation of risk between the parties. Following discussion, our Board authorized Ms. Swenson to instruct Houlihan Lokey to have further conversations with Purchasers in an effort to increase Purchasers’ proposed purchase price and to address certain other terms contained in Purchasers’ proposal. Our Board also discussed the possibility of granting exclusivity to Purchasers if they agreed to pay $50.0 million in cash at closing without claw-back or contingent earn-out payments.

On June 16, 2016, Purchasers indicated their willingness to consider a purchase price of $50.0 million in cash at closing without any clawback rights or contingent earn-out payments, subject to certain conditions relating to, among other things, obtaining certain approvals and entering into an exclusivity agreement.

On June 17, 2016, our senior management team discussed with representatives of Paul Hastings and Houlihan Lokey the terms of Purchasers’ latest proposal, including certain open points. A representative of Houlihan Lokey noted that Purchasers had indicated a willingness to close the transaction sooner than previously indicated, although an exact timeline had not been relayed, and that Company A had not responded to Houlihan Lokey’s calls to inquire whether a bid would be forthcoming. There was a discussion regarding the Public Company’s proposal to require Purchasers to place the amount of the reverse termination fee in escrow. Members of our senior management team indicated that they had concerns about the fact that Purchasers’ proposed purchasing entity was a non-domestic entity with little to no known assets in the U.S., and that without an escrow of the reverse termination fee, it could be difficult to enforce the covenants regarding payment of the fee. It was determined that more information was needed regarding Purchasers’ proposed purchasing entity and whether such entity had substantial assets in the U.S. Our senior management team instructed Houlihan Lokey to offer Purchasers an exclusivity period of 30 days to negotiate the purchase agreement and to indicate to Purchasers that there were still several significant open points to be resolved.

On June 21, 2016, our senior management team discussed with representatives of Paul Hastings conversations between Paul Hastings and K&L Gates LLP, Purchasers’ legal counsel (“K&L Gates”). Representatives of Houlihan Lokey also attended this discussion. A representative of Paul Hastings explained that Purchasers expressed concern with the proposed deal structure and the allocation of unknown liabilities and he further explained that Paul Hastings was in the process of scheduling calls related to tax matters and CFIUS approval. A discussion ensued regarding the importance of confirming that the purchasing entity had significant assets in the U.S. and/or convincing Purchasers to agree to a reverse termination fee to be held in escrow.

On June 22, 2016, we entered into an exclusivity agreement with Purchasers pursuant to which we agreed to engage in negotiations with Purchasers on an exclusive basis regarding the sale of the MiFi Business to Purchasers.

On June 27, 2016, our senior management team spoke with representatives of Paul Hastings to discuss, among other things, certain significant open points in the purchase agreement, open diligence requests from Purchasers, the plan and timing for implementing the Reorganization, and the plan for managing certain significant customer and supplier relationships in connection with the potential transaction. A representative of Paul Hastings explained the process of obtaining CFIUS approval, and a discussion ensued regarding which party should bear the risk of a failure to obtain CFIUS approval. There was a discussion regarding the plan for preparing disclosure schedules and related due diligence matters. Later that day, a representative of Paul Hastings sent K&L Gates a revised draft of the purchase agreement.

On June 30, 2016, representatives of Paul Hastings spoke with representatives of K&L Gates to discuss, among other things, certain significant open points in the purchase agreement. The points discussed included but were not limited to, the allocation of ownership of intellectual property and other assets and liabilities, the concept of holding a reverse termination fee in escrow, matters related to CFIUS approval, tax matters, and issues related to the non-compete and employee non-solicitation provisions.

On July 7, 2016, a representative of K&L Gates sent Paul Hastings comments to the draft purchase agreement. The proposed changes included the addition of a closing condition regarding certain customer and supplier relationships, the removal of the reverse termination fee, the addition of certain withholding obligations, and the shifting of certain liabilities related to intellectual property matters to the Public Company.

Later on July 7, 2016, our senior management team discussed with representatives of Paul Hastings the latest comments to the draft purchase agreement from K&L Gates. Representatives of Houlihan Lokey also attended this discussion. A representative of Paul Hastings explained that there were still a significant number of open points in the purchase agreement, but that the remaining open points appeared to be resolvable. A discussion ensued regarding the importance of having a reverse termination fee held in escrow, the extent of the purchasing entity’s assets in the U.S., and the potential need for additional government approvals based on Purchasers’

domicile. The participants further discussed other open points in the purchase agreement and the timing for the Reorganization.

On July 12, 2016, representatives of the Public Company, Paul Hastings and Houlihan Lokey spoke with representatives of Purchasers and K&L Gates to discuss several significant outstanding points in the purchase agreement. The participants also discussed the plan to have in-person negotiations in San Diego the following week.

Between July 13 and July 18, 2016, representatives of Paul Hastings sent K&L Gates a revised draft of the purchase agreement and other ancillary agreements and schedules.

On July 19 and July 20, 2016, we held full-day in-person negotiations with Purchasers at the offices of Paul Hastings in San Diego regarding the draft purchase agreement, disclosure schedules, ancillary agreements and other open items. The parties discussed various matters, including the overlap between the operations of the MiFi Business and the Retained Business, the treatment of stock options and other equity incentive plan awards held by employees of the MiFi Business and the plan for certain facilities used by the MiFi Business. The parties also discussed the reverse termination fee and the circumstances in which it would be payable. Purchasers agreed that a reverse termination fee would be payable in the event that Purchasers refused to close after the satisfaction of all of Purchasers’ closing conditions and in the event that Purchasers failed to obtain a required governmental approval other than CFIUS approval. However, Purchasers opposed our proposal that the reverse termination fee should also be payable if the parties failed to obtain CFIUS approval. As a compromise, the parties agreed that the reverse termination fee would be payable in the event that Purchasers materially breached their covenants regarding CFIUS approval and CFIUS approval was not obtained.

On July 24, 2016, a representative of Paul Hastings sent K&L Gates a revised draft of the purchase agreement and related disclosure schedules.

On July 28, 2016, our Board held a meeting with members of senior management and representatives of Paul Hastings to discuss, among other things, the status of discussions related to the potential sale of the MiFi Business. Mr. Newman reported on the key terms of the proposed transaction. Also discussed were the potential risks and benefits associated with the proposed transaction and the logistics associated with signing and completing such transaction.

Between August 4 and September 8, 2016, representatives of the Public Company and Purchasers continued to negotiate the terms of the purchase agreement and other ancillary documents, including the amount of the reverse termination fee payable by Purchasers and the amount of the termination fee payable by us. After further discussion, the parties agreed that the amount of each such fee would be $4.0 million. The parties negotiated certain other remaining points related to the purchase agreement, including deal protection measures, matters related to fiduciary duties, the division of facilities between the MiFi Business and the Retained Business, the size of the cap on indemnification claims, the scope of the legal opinions requested by Purchasers, the scope of the non-compete provision in the purchase agreement and certain tax and intellectual property matters.

Between September 8 and September 13, 2016, Purchasers conducted and completed customer and vendor due diligence.

On September 12, 2016, a representative of Paul Hastings sent K&L Gates a revised draft of the purchase agreement.

On September 15, 2016, a representative of K&L Gates sent Paul Hastings a draft of the escrow agreement pursuant to which the reverse termination fee payable by Purchasers would be held in escrow.

On September 16, 2016, our Board held a telephonic meeting with members of senior management and representatives of Paul Hastings to discuss, among other things, the status of negotiations with Purchasers and the proposed timeline for concluding negotiations and signing a definitive purchase agreement and certain ancillary agreements. Prior to the meeting, the directors were provided with certain materials, including financial information and materials illustrating the proposed structure steps. Mr. Newman also reviewed the Case A Projections and financial forecasts for the MiFi Business prepared by the Public Company’s management in September 2016, based on information available at that time, assuming the Public Company continued to operate the MiFi Business as part of the Public Company on a standalone basis after giving effect to associated costs, which are referred to elsewhere in this proxy statement as the Case B Projections and which are summarized in the section entitled “Proposal No. 1: The Sale Proposal—Certain Financial Projections—The Case B Projections” beginning on page 31. A discussion ensued regarding these financial forecasts and the outlook for our remaining businesses assuming the consummation of the sale of the MiFi Business. Mr. Newman then provided details regarding the expected timeline between the signing and closing of the proposed sale. A representative of Paul Hastings explained that the sale of the MiFi Business, as proposed, would require the Public Company to undergo an internal reorganization. The representative of Paul Hastings discussed in detail the steps for the reorganization and sale. Our Board members asked questions about the proposed terms of the transaction, including questions related to tax matters, the timing of the various steps, the treatment of liabilities and whether the Public Company would be selling the Novatel Wireless name. Mr. Newman explained that it was contemplated that the Novatel Wireless and MiFi names would be included in the sale, and that Inseego would continue to operate NWI’s businesses that were not sold. Our Board directed our senior management team and advisors to work to complete the purchase agreement and other documentation related to the proposed transaction.

Also on September 16, 2016, a representative of K&L Gates sent Paul Hastings comments to the draft purchase agreement.

Later on September 16, 2016, representatives of Paul Hastings provided the Inseego Board and the board of directors of Merger Sub (defined below) with a summary of the material terms of the proposed transaction and updated drafts of the transaction documents for the proposed Reorganization and Sale.

Between September 19 and September 21, 2016, Purchasers, the Public Company and their respective advisors met in Hong Kong to negotiate the purchase agreement and other documentation required for the transaction.

On September 19, 2016, our Board held a meeting with members of senior management and representatives of Paul Hastings and Houlihan Lokey to discuss, among other things, the status of negotiations with Purchasers and the proposed terms of the transaction documents for the Reorganization and Sale. Prior to the meeting, the directors were provided with, among other things, a summary of the material terms of the proposed transaction, current drafts of the transaction documents for the proposed Reorganization and Sale, and draft resolutions approving the Reorganization, including the Merger, the Sale and certain related matters. At this meeting, a representative of Paul Hastings described the reasons for and key steps and terms of the proposed Reorganization that would precede the closing of the Sale contemplated by the Purchase Agreement and explained to our Board senior management’s proposal for treatment of unvested stock options and restricted stock units held by employees that remained employed by NWI following the closing of the Sale. A representative of Paul Hastings summarized the material terms of the draft purchase agreement and other agreements related to the Reorganization and Sale. The terms discussed included, but were not limited to, the non-compete covenant contained in the Purchase Agreement, a proposed covenant relating to Inseego’s obligation to assume the defense of certain litigation matters, the no-shop provision and fiduciary out, other items related to the fiduciary duties of our Board, the termination provisions of the Purchase Agreement, including the circumstances under which Inseego would be required to pay a termination fee and the circumstances under which Purchasers would be required to pay a reverse termination fee, matters related to CFIUS approval and related termination provisions and the fact that the reverse termination fee would be held in escrow. At the request of our Board, Houlihan Lokey then reviewed its financial analysis of the $50.0 million aggregate cash consideration and rendered to our Board an oral opinion (confirmed by delivery of Houlihan Lokey’s written opinion, dated September 19, 2016, to our Board) to the effect that, as of such date and based on and subject to various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion, the $50.0 million aggregate cash consideration to be received by Inseego in the Sale pursuant to the Purchase Agreement was fair to Inseego from a financial point of view. Following the discussion, our Board unanimously approved the Purchase Agreement, the Reorganization agreements and all of the other transaction documents and the transactions contemplated thereby, including the Reorganization, the Sale and certain related matters.

On September 20 and September 21, 2016, representatives of Purchasers, the Public Company and their respective legal advisors finalized the Purchase Agreement and other documentation required for the transaction.

On September 21, 2016, the parties executed the Purchase Agreement and certain ancillary agreements in Hong Kong.

On September 22, 2016, after the close of trading of NWI’s common stock on The NASDAQ Global Select Market, NWI issued a press release announcing the transaction.

On November 8, 2016, we consummated the Reorganization and Inseego succeeded to NWI’s public company status and continued to be listed on The NASDAQ Global Select Market under the trading symbol “INSG.” Upon consummation of the Merger, the individuals who were the directors of NWI immediately prior to the Merger became the directors of Inseego.

On November 8, 2016, the Inseego Board, as the board of directors of the successor public company, adopted resolutions ratifying the NWI Board’s approval of the Purchase Agreement and expressly adopting the recommendation to the Inseego stockholders to approve the Purchase Agreement.

Recommendation of the Public Company Board and its Reasons for the Sale

The Public Company Board, with the assistance of the Public Company’s outside legal counsel and financial advisor, evaluated the terms of the Purchase Agreement and the Sale. After careful consideration, the Public Company Board, in meetings held on September 19, 2016 and November 8, 2016, (i) unanimously determined that the transactions contemplated by the Purchase Agreement, including the Sale, are advisable, fair to and in the best interests of Inseego and our stockholders, (ii) unanimously authorized and approved the Purchase Agreement and the Sale, and (iii) unanimously recommends that you vote “FOR” the Sale Proposal.

The Public Company Board considered a number of factors that it believed supported its decision to take the foregoing actions, including, but not limited to, the following:

Prospects for the MiFi Business and the Retained Business. The Public Company Board considered the current and historical financial condition, results of operations, competitive position, business strategy, strategic options and future growth prospects of the MiFi Business as operated by Inseego, including the financial projections (as described elsewhere in this proxy statement), and assessed a range of possible values to our stockholders associated with continuing to operate the MiFi Business. In addition, the Public Company Board considered the prospects for the Retained Business, including its good faith belief that the Retained Business presents better opportunities for customer diversification, higher margins and recurring revenue when compared to the MiFi Business as currently operated by Inseego. Finally, the Public Company Board considered its view that the proceeds from the Sale would provide Inseego with capital to support its strategic plan to focus its resources on continuing to develop the Retained Business.

Sale Consideration. The Public Company Board considered the $50.0 million in cash to be paid to Inseego by Purchasers as consideration for the MiFi Business in relation to (i) the historical earnings and financial performance of the MiFi Business and (ii) the Public Company Board’s estimate of the current and future prospects of the MiFi Business. The Public Company Board further considered the fact that the form of consideration payable to Inseego will be all cash, which will provide us with certainty of value and immediate liquidity. The Public Company Board also considered the fact that the Inseego consolidated group expects to have sufficient tax losses (including net operating loss carry forwards) to offset any gain expected to be realized by the group from the Sale, thereby limiting its federal income tax liability arising from the Sale.

Scope of the Sale Process. The Public Company Board considered the sale process conducted with respect to the MiFi Business, which included (i) contacting 56 potential bidders regarding the potential sale of the MiFi Business, (ii) executing confidentiality agreements with 19 potential bidders that expressed interest in a potential transaction, and (iii) receiving indications of interest from three of the prospective bidders. In addition, the Public Company Board considered its belief that, after extensive negotiations with representatives of Purchasers, Inseego obtained the highest price that Purchasers were willing to pay for the MiFi Business. The Public Company Board also considered the numerous changes favorable to the Public Company in the terms and conditions of the Purchase Agreement from those initially proposed by Purchaser.

Potential Strategic Alternatives. The Public Company Board considered possible alternatives to the sale of the MiFi Business to Purchasers, including other potential acquisitions, partnerships and opportunities for strategic transactions, as well as the possibility of continuing to operate the MiFi Business, the range of potential benefits to our stockholders of these alternatives and the timing and the likelihood, taking into account execution risks, as well as business, competitive, industry and market risks, of such alternatives. In addition, the Public Company Board considered the fact that, while there were discussions and meetings with other potential third party acquirors, each of those potential acquirors, other than Purchasers, ultimately determined not to pursue a transaction to purchase the MiFi Business. Given the foregoing and the operational and financial risks associated with continuing to operate the MiFi Business, the Public Company Board determined that the Sale was more favorable to our stockholders than any other strategic alternative reasonably available to us with respect to the MiFi Business.

Opinion of NWI’s Financial Advisor. The NWI Board considered the opinion of Houlihan Lokey rendered to the NWI Board on September 19, 2016 as to the fairness, from a financial point of view and as of such date, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion as more fully described in the section below entitled “Opinion of NWI’s Financial Advisor.”

Terms and Conditions of the Purchase Agreement. The Public Company Board considered its view of the following terms and conditions of the Purchase Agreement as favorable to Inseego:

•	NWI will retain the liabilities exclusively relating to the MiFi Business (other than pre-closing liabilities and certain litigation-related liabilities);

•

the Public Company Board may, at any time prior to obtaining the Required Stockholder Vote, in response to an unsolicited written acquisition proposal that the Public Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes or would reasonably be expected to result in a superior proposal, upon a good faith determination by the Public Company Board (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, furnish information with respect to Inseego, NWI and their respective subsidiaries to any person making such acquisition proposal and participate in discussions or negotiations with the person making such acquisition proposal;

•

the Public Company Board may, any time prior to obtaining the Required Stockholder Vote, effect a Change in the Inseego Board Recommendation (as defined below) or Change in the NWI Board Approval (as defined below), as applicable, if the Public Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, including in the circumstance where: (i) Inseego receives an unsolicited bona fide written acquisition proposal that the Public Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a superior proposal, or (ii) in response to an Intervening Event (as defined below);

•

the Public Company Board may terminate the Purchase Agreement and enter into a definitive agreement with respect to an alternative acquisition proposal that the Public Company Board concludes in good faith, after consultation with outside legal counsel and Inseego’s financial advisor, constitutes a superior proposal and the Public Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such definitive agreement would be inconsistent with the Public Company Board’s fiduciary duties;

•	the requirement that the Sale be approved by our stockholders;

•

Inseego’s right to receive payment of a reverse termination fee of $4.0 million from Purchasers, in addition to other equitable remedies Inseego may be entitled to, in the event the Purchase Agreement is terminated under certain circumstances;

•

Inseego’s right to specifically enforce the terms of the Purchase Agreement and to cause Purchasers to complete the Sale and other transactions contemplated thereby on the terms and subject to the conditions and obligations set forth in the Purchase Agreement; and

•

the provisions in the Purchase Agreement related to the impact that a material adverse effect with respect to the MiFi Business would have on the obligation of Purchasers to complete the Sale, and particularly that any event, occurrence, fact, condition or change related to the MiFi Business, results of operations, financial condition or assets of the MiFi Business or Inseego’s ability to complete the transactions contemplated by the Purchase Agreement resulting from Inseego’s failure to meet any internal or published projections, forecasts or revenue or earnings predictions, the taking of any action by Inseego that is contemplated or required by the Purchase Agreement, or attributable to the announcement, pendency or completion of the transactions contemplated by the Purchase Agreement are excluded from the determination of whether a material adverse effect with respect to the MiFi Business has occurred that would permit Purchasers to elect not to complete the Sale.

High Likelihood of Completion. The Public Company Board considered its view that the Sale has a high likelihood of being completed in a timely manner in light of (i) the Sale not requiring approval of the stockholders of either Purchaser, (ii) the Purchase Agreement providing for no contingencies relating to Purchasers’ financing of the transaction, (iii) the relative likelihood of obtaining required regulatory approvals, (iv) Purchasers’ representation that they will have sufficient financial resources to pay the purchase price and complete the Sale, and (v) equitable remedies available to us under the Purchase Agreement in the event of various breaches by Purchasers.

The Public Company Board also considered a variety of risks and other potentially negative factors concerning the Purchase Agreement and the transactions contemplated thereby, including, among others, the following:

•

the possibility that the Sale may not be completed for reasons that are beyond the control of Inseego and the adverse effects that a failure to complete the Sale could have on Inseego’s business, the market price for Inseego common stock and Inseego’s relationships with customers and employees, including the fact that (i) Inseego’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, (ii) Inseego will have incurred significant transaction costs, (iii) Inseego’s prospects could be adversely affected, or may be perceived by the market as having been adversely affected, and (iv) Inseego’s continuing business relationships may be disrupted;

•

the risk that various provisions of the Purchase Agreement, including the requirement that Inseego pay to Purchaser a termination fee of $4.0 million if the Purchase Agreement is terminated in connection with a superior proposal, may discourage other parties potentially interested in an acquisition of the MiFi Business from pursuing that opportunity (see the section below entitled “The Purchase Agreement—Termination of the Purchase Agreement”);

•	the restrictions on Inseego’s operation of the MiFi Business between the date of the Purchase Agreement and the completion of the Sale; and

•	the other factors described under “Risk Factors” beginning on page 14.

In addition to considering the factors described above, the Public Company Board considered the fact that its executive officers have interests in the Sale that are different from, or in addition to, the interests of Inseego’s stockholders generally, as discussed in the section below entitled “Interests of Certain Persons in the Sale.”

The above discussion of the factors considered by the Public Company Board is not intended to be exhaustive, but does set forth certain material factors considered by the Public Company Board. In view of the wide variety of factors considered in connection with its evaluation of the Sale and the complexity of these matters, the Public Company Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Public Company Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it.

The Public Company Board recommends that our stockholders vote “FOR” the Sale Proposal.

Activities of Inseego Following the Sale

Among its reasons for approving the Sale, the Public Company Board believes that divesting the MiFi Business creates a path forward on which to operate the Retained Business, including Ctrack’s fleet management and telematics solutions business and FW’s connectivity solutions business. The Public Company Board believes that the Retained Business is a valuable business and being able to narrow Inseego’s focus will help the Retained Business continue to grow. The Public Company Board will continue to review Inseego’s ongoing strategy, business plan and long-term forecasts for the Retained Business, as well as Inseego’s strategic alternatives prior to and following the completion of the Sale. Following the Sale, Inseego will continue to be a public company operating under the name Inseego Corp., and immediately after the completion of the Sale, all of Inseego’s revenues and income will be generated by the Retained Business, aside from the payments related to the Sale.

Certain Financial Projections

Other than guidance that the Public Company historically has made available on a quarterly basis, the Public Company does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, given, among other things, the unpredictability of the underlying assumptions and estimates.

However, in connection with the Sale, the Public Company’s senior management, between December 2015 and January 2016, prepared, based on information available at that time, financial projections for the sale of NWI’s MiFi products to Verizon and Bell, as well as to distributors of MiFi products, assuming the MiFi Business was acquired by, and operated as a division of, a larger company that provides infrastructure, marketing and operational support and back-office services for the MiFi Business after giving effect to related cost savings (the “Case A Projections”). The Case A Projections were provided or made available to the Purchasers and other potential acquirors prior to the execution of the Purchase Agreement with the Purchasers, as well as to the Public Company Board and Houlihan Lokey.

In September 2016, the Public Company’s senior management prepared, based on information available at that time, financial projections for the MiFi Business assuming the Public Company continued to operate the MiFi Business as part of the Public Company on a standalone basis after giving effect to associated costs (the “Case B Projections”). As a result, the Case B Projections are materially different from the Case A Projections. The Case B Projections were prepared for use by the Public Company Board in connection with its evaluation of the Sale as compared to retaining the MiFi Business and continuing to operate such business as part of the Public Company on a standalone basis. The Public Company’s senior management also provided the Case B Projections to the Public Company Board and Houlihan Lokey. Based on the assessments of the senior management of the Public Company and the Public Company Board regarding the Case B Projections relative to the Case A Projections, the Public Company Board directed Houlihan Lokey to use and rely on the Case B Projections for purposes of its financial analyses and opinion described in the section below entitled “Opinion of NWI’s Financial Advisor,” as reflective of the best estimates and judgments of the Public Company’s senior management as to the future financial results and condition of the MiFi Business as a continued operation (and with associated costs) of the Public Company on a standalone basis and the other matters covered thereby.

The financial projections were not prepared with a view toward public disclosure, however, Inseego has included below a summary of the financial projections to provide you with access to certain non-public information that was furnished to other parties in connection with the Sale. The financial projections reflect numerous estimates and assumptions made by the Public Company’s senior management team with respect to general business and economic conditions and competitive, regulatory and other future events, as well as, among other things, matters related specifically to the Public Company’s recent operational performance, product gross margins and anticipated development expenses, all of which are difficult to predict and inherently subjective and many of which are beyond the Public Company’s control. Please read the information set forth in the section below entitled “Important Information About the Financial Projections.”

Case A Projections – Divisional Sale Scenario

The Case A Projections assume (i) that the MiFi Business is acquired as a division of a larger company that provides infrastructure, marketing and operational support and back-office services for the MiFi Business (giving effect to related cost savings), (ii) the continuity of NWI’s existing relationships with Verizon and Bell, as well as distributors of MiFi products, (iii) continuity in the MiFi Business workforce, (iv) modest wage increases in line with expected inflation, (v) new product development of next-generation versions of existing products or awarded product slots, (vi) a reduction of the liability related to the defense of intellectual property lawsuits on historical product sales, which would be retained by the seller, and (vii) quarterly capital expenditures in line with historical levels.

	Fiscal Year (dollars in millions)
	2016E	2017E	2018E
Revenue, Net	$146.2	$151.9	$156.8
Non-GAAP Gross Margin(1)(3)	30.1%	29.7%	29.2%
Adjusted EBITDA(2)(3)	$24.9	$27.2	$27.8

(1)

Non-GAAP gross margin is a non-GAAP financial measure and excludes restructuring charges, share-based compensation expense and charges related to NWI’s acquisition and divestiture activities, including the amortization of the step-up to fair value of finished goods from acquisitions and other compensation expense related to acquisitions.

(2)

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, which Inseego calculates as revenue, minus total operating costs and expenses, plus depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and excludes restructuring charges and share-based compensation expense.

(3)

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Inseego may not be comparable to similarly titled amounts used by other companies.

The Case B Projections – Continuing Operations Scenario

The Case B Projections (i) assume that the Public Company continues to operate the MiFi Business (giving effect to associated costs), (ii) assume the continuity of NWI’s existing relationships with Verizon and Bell, as well as distributors of MiFi products, (iii) reflect uncertainties regarding new product launches, including potential product volumes, selling prices and costs of materials, (iv) assume pro rata allocated infrastructure and public company expenses based on the percentage of revenues that the MiFi Business represents to the total revenues of the Public Company, and (v) reflect the retention of legal expenses related to the defense of intellectual property lawsuits on historical product sales.

	Fiscal Year (dollars in millions)
	2016E	2017E	2018E	2019E	2020E
Revenue, Net	$149.0	$142.3	$140.4	$138.3	$136.2
Non-GAAP Gross Margin(1)(3)	27.1%	21.8%	22.5%	22.5%	22.5%
Adjusted EBITDA(2)(3)	$11.2	$6.4	$6.9	$6.0	$5.3

(1)

Non-GAAP gross margin is a non-GAAP financial measure and excludes restructuring charges, share-based compensation expense and charges related to NWI’s acquisition and divestiture activities, including the amortization of the step-up to fair value of finished goods from acquisitions and other compensation expense related to the acquisitions.

(2)

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, which Inseego calculates as revenue, minus total operating costs and expenses, plus depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and excludes restructuring charges and share-based compensation expense.

(3)

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Inseego may not be comparable to similarly titled amounts used by other companies.

Important Information About the Financial Projections

While the financial projections were prepared in good faith and management believes the assumptions on which the financial projections were based were reasonable for the scenarios considered, no assurance can be made regarding future events. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond Inseego’s and/or Purchaser’s control and will be beyond their control following the Sale. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results may differ materially from those reflected in the financial projections, whether or not the Sale is completed.

The financial projections summarized in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). Inseego’s senior management team prepared the financial projections in good faith and on a reasonable basis based on the best information available to Inseego’s senior management team at the time such projections were prepared. The financial projections, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on the information provided in this “Certain Financial Projections” section of the proxy statement.

All of the financial projections summarized in this section were prepared by, and are the responsibility of, Inseego’s senior management team, as indicated. Neither Mayer Hoffman McCann P.C. (“MHM”), Inseego’s current independent registered public accounting firm, nor Ernst & Young LLP (“E&Y”), Inseego’s previous independent registered public accounting firm, provided any assistance in preparing the financial projections and neither MHM nor E&Y has examined, compiled, or otherwise performed any procedures with respect to the financial projections and, accordingly, neither MHM nor E&Y has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The E&Y reports incorporated by reference into this proxy statement relate solely to the historical financial information of the Public Company. Such reports do not extend to the financial projections and should not be read to do so.

By including in this proxy statement a summary of the financial projections, neither the Public Company nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of the MiFi Business compared to the information contained in the Public Company’s financial projections. Inseego has made no representation to Purchasers, in the Purchase Agreement or otherwise, concerning the financial projections. The financial projections summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of their preparation or any actual results of the MiFi Business. Inseego undertakes no obligation, except as required by law, to update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are not realized, or to reflect changes in general economic or industry conditions.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Inseego, the Public Company Board, Houlihan Lokey or any party that received the financial projections then considered, or now considers, the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. Inseego views the financial projections as non-material because of the inherent risks and uncertainties associated with such long-range financial projections.

The foregoing summary of the financial projections is not included in this proxy statement in order to induce any Inseego stockholder to vote in favor of the Sale Proposal or any other Proposals.

Opinion of NWI’s Financial Advisor

At a meeting of the NWI Board held to evaluate the Sale on September 19, 2016, Houlihan Lokey rendered to the NWI Board an oral opinion (confirmed by delivery of Houlihan Lokey’s written opinion, dated September 19, 2016, to the NWI Board) as to the fairness, from a financial point of view and as of such date, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement, which opinion was based on and subject to the various procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other matters considered by Houlihan Lokey in connection with the preparation of its opinion. For purposes of Houlihan Lokey’s analyses and opinion, the term “NWI Board” refers to the board of directors of NWI prior to the Reorganization.

Houlihan Lokey’s opinion was directed to the NWI Board (in its capacity as such), addressed the fairness, from a financial point of view and as of September 19, 2016, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement and did not address any other aspect or implication of the Sale or related transactions or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. Neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, a recommendation to the NWI Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Sale, any related transactions or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft, dated September 15, 2016, of the Purchase Agreement;

•	reviewed certain publicly available business and financial information relating to the MiFi Business that Houlihan Lokey deemed relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the MiFi Business made available to Houlihan Lokey by NWI, including (i) financial projections and other estimates prepared by or discussed with the management of NWI, which projections and other estimates such management advised Houlihan Lokey reflect the MiFi Business and its prospects as a continued operation (and with associated costs) of NWI on a standalone basis for the fiscal years ending December 31, 2016 through December 31, 2020 (such standalone financial projections and other estimates, the “Standalone Projections”) and (ii) alternative financial projections and other estimates relating to the MiFi Business prepared by or discussed with the management of NWI in connection with NWI’s sale process for the MiFi Business, which projections and other estimates such management advised Houlihan Lokey reflect the MiFi Business and its prospects within the infrastructure (and acquisition-related cost savings) of potential buyers (such alternative financial projections and other estimates, the “Sale Case Projections”);

•

spoke with certain members of the management of NWI and certain of its representatives and advisors regarding the businesses, operations, financial condition and prospects of the MiFi Business, the Sale, related transactions and related matters;

•	compared the financial and operating performance of the MiFi Business with that of public companies that Houlihan Lokey deemed relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. As the NWI Board was aware, based on the assessments of the management of NWI and the NWI Board regarding the Standalone Projections relative to the Sale Case Projections, at the direction of the NWI Board, Houlihan Lokey utilized and relied upon the Standalone Projections for purposes of its analyses and opinion. In addition, management of NWI advised Houlihan Lokey, and Houlihan Lokey assumed, at the direction of the NWI Board, that the Standalone Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the MiFi Business as a continued operation (and with associated costs) of NWI on a standalone basis and the other matters covered thereby. Houlihan Lokey expressed no opinion with respect to the Standalone Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there was no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the MiFi Business since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, that the Standalone Projections reflect all of the assets and liabilities to be assumed and sold in the Sale and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey was advised by NWI that there were no audited financial statements for the MiFi Business and, accordingly, Houlihan Lokey relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by Houlihan Lokey that would be meaningful in any respect to its analyses or opinion. Houlihan Lokey also relied upon, without independent verification, the assessments of the management of NWI as to, among other things, (i) the related transactions and the assets, liabilities and financial and other terms involved, (ii) the potential impact on the MiFi Business of certain market, competitive and other trends in and prospects for, and governmental and regulatory matters relating to, the mobile connectivity industry, including customer concentration, (iii) existing and future technology, products, product candidates, services and intellectual property of the MiFi Business and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such products and product candidates and approval thereof by appropriate governmental authorities), (iv) existing and future licenses and other collaboration arrangements of the MiFi Business and (v) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key wireless telecommunications operators, manufacturers, customers, distributors and other commercial relationships of the MiFi Business. Houlihan Lokey assumed that there would be no developments with respect to any such matters that would have an effect on the MiFi Business, NWI, Inseego, the Sale or related transactions that would be meaningful in any respect to its analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Purchase Agreement and related agreements were true and correct, (b) each party to the Purchase Agreement and related agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Sale and related transactions would be satisfied without waiver thereof, and (d) the Sale and related transactions would be consummated in a timely manner in accordance with the terms described in the Purchase Agreement and related agreements, without any amendments or modifications. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Sale and related transactions would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations and other relevant documents and requirements, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Sale and related transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or occur or amendments, modifications or waivers made that would have an effect on the MiFi Business, NWI, Inseego, the Sale or related transactions that would be meaningful in any respect to Houlihan Lokey’s analyses or opinion. Houlihan Lokey further relied upon and assumed, without independent verification, at the direction of NWI, that any adjustments to the Sale consideration and any liabilities retained by Inseego relating to the MiFi Business in connection with the Sale and related transactions would not have an effect on the MiFi Business, NWI, Inseego, the Sale or related transactions that would be meaningful in any respect to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final executed Purchase Agreement would not differ in any respect from the draft of the Purchase Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the MiFi Business, NWI, Inseego or any other business or party nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of the MiFi Business, NWI, Inseego or any other business or entity. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the MiFi Business, NWI, Inseego or any other business or entity was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the MiFi Business, NWI, Inseego or any other business or entity was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, advise the NWI Board or any other party with respect to alternatives to the Sale or any related transactions. Houlihan Lokey considered the results of the third-party solicitation process conducted by NWI, with Houlihan Lokey’s assistance, with respect to a possible sale of the MiFi Business. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey also did not express any opinion as to the price or range of prices at which shares of NWI’s common stock or securities of Inseego will trade, or any other securities of any of NWI or Inseego may be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the NWI Board (in its capacity as such) in connection with its evaluation of the Sale and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the NWI Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Sale, any related transactions or otherwise.

Houlihan Lokey was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the NWI Board, NWI, Inseego, their respective security holders or any other party to proceed with or effect the Sale or related transactions, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Sale (other than the $50.0 million aggregate cash consideration to the extent expressly specified in Houlihan Lokey’s opinion), related transactions or otherwise, including, without limitation, any terms, aspects or implications of any related agreements or indemnification or other agreements or arrangements to be entered into in connection with or contemplated by the Sale, related transactions or otherwise, (iii) the fairness of any portion or aspect of the Sale or any related transactions to the holders of any class of securities, creditors or other constituencies of NWI or Inseego, or to any other party, (iv) the relative merits of the Sale or related transactions as compared to any alternative business strategies or transactions that might be available for NWI, Inseego or any other party, (v) the fairness of any portion or aspect of the Sale or any related transactions to any one class or group of NWI’s, Inseego’s or any other party’s security holders or other constituents vis-à-vis any other class or group of NWI’s, Inseego’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not NWI, Inseego, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Sale or related transactions, (vii) the solvency, creditworthiness or fair value of NWI, Inseego or any other participant in the Sale or related transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Sale or related transactions, any class of such persons or any other party, relative to the Sale consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the NWI Board, on the assessments of the NWI Board, NWI and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters (including, without limitation, any election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), or other tax consequences of the Sale or related transactions) with respect to the MiFi Business, NWI, Inseego, the Sale, related transactions or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses or otherwise reviewed for comparative purposes is identical to the MiFi Business and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of NWI. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the NWI Board in evaluating the Sale and related transactions. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration payable in the Sale or of the views of the NWI Board, management or any other party with respect to the Sale, related transactions or the Sale consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the Sale and related transactions or that any given consideration constituted the only appropriate consideration for the Sale and related transactions. The type and amount of consideration payable in the Sale and related transactions were determined through negotiation between NWI and Purchaser Parent, and the decision for NWI to enter into the Purchase Agreement was solely that of the NWI Board. Except as described in this summary, NWI imposed no other instructions or limitations on the investigations made or procedures followed by Houlihan Lokey in rendering its opinion.

Financial Analyses

In preparing its opinion to the NWI Board, Houlihan Lokey performed certain financial analyses described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the NWI Board on September 19, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Introduction

In evaluating the MiFi Business from a financial perspective, Houlihan Lokey performed certain financial analyses as more fully described below. For purposes of such analyses, Houlihan Lokey reviewed a number of financial and operating metrics, as applicable, including:

•

Enterprise value – generally, the value as of a specified date of the relevant company’s equity market value plus minority interests, debt outstanding and preferred stock and less cash and cash equivalents, based on reported fully-diluted shares.

•	EBITDA – generally, the amount of the relevant company’s or business’ earnings before interest, taxes, depreciation and amortization.

•	Adjusted EBITDA – generally, the relevant company’s EBITDA, adjusted for certain non-recurring items.

•	NFY+1 – generally, the relevant company’s fiscal year following such company’s or business’ next fiscal year for which financial information has not been made public.

•	NFY+2 – generally, the relevant company’s fiscal year following NFY+1.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using closing prices of the common stock of the selected companies listed below on September 16, 2016. Estimates of the future financial and operating performance of the MiFi Business relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on the Standalone Projections. Estimates of the future financial and operating performance of the selected companies listed below were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed selected financial and stock market data, as applicable, of the MiFi Business and the following eight selected publicly traded companies with operations in the mobile connectivity industry (the “Selected Companies”):

•	ASUSTek Computer Inc.;

•	Brocade Communications Systems, Inc.;

•	Digi International Inc.;

•	NETGEAR, Inc.;

•	Sierra Wireless, Inc.;

•	Telit Communications PLC;

•	Ubiquiti Networks, Inc.; and

•	ZTE Corporation.

The financial and stock market data reviewed, to the extent publicly available, included:

•	Enterprise value as a multiple of NFY+1 estimated adjusted EBITDA; and

•	Enterprise value as a multiple of NFY+2 estimated adjusted EBITDA.

The overall low to high NFY+1 estimated adjusted EBITDA and NFY+2 estimated adjusted EBITDA multiples observed for the Selected Companies were 5.9x to 14.5x (with a mean of 8.0x and a median of 7.4x) and 4.7x to 7.7x (with a mean of 6.3x and a median of 6.1x), respectively. Houlihan Lokey then applied a selected range of NFY+1 estimated adjusted EBITDA multiples derived from the Selected Companies of 6.0x to 7.0x to the fiscal year 2017 estimated EBITDA of the MiFi Business and a selected range of NFY+2 estimated adjusted EBITDA multiples derived from the Selected Companies of 5.0x to 6.0x to the fiscal year 2018 estimated EBITDA of the MiFi Business based on the Standalone Projections. This analysis indicated the following approximate implied equity value reference ranges for the MiFi Business, as compared to the Sale consideration:

Implied Equity Value Reference Ranges Based on:		Sale Consideration
NFY+1 Adjusted EBITDA	NFY+2 Adjusted EBITDA
$38.6 million - $45.0 million	$34.7 million - $41.6 million	$50.0 million

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the MiFi Business by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the MiFi Business was forecasted to generate during the balance of the fiscal year ending December 31, 2016 through the full fiscal year ending December 31, 2020 based on the Standalone Projections. For purposes of this analysis, stock-based compensation was treated as a cash expense. Implied terminal values of the MiFi Business were derived by applying to the terminal year unlevered, after-tax free cash flows of the MiFi Business a selected range of perpetuity growth rates of (1.50%) to 1.50%. Present values (as of September 16, 2016) of the cash flows and terminal values were calculated using a selected discount rate range of 11.0% to 14.0%. This analysis indicated the following approximate implied equity value reference range for the MiFi Business, as compared to the Sale consideration:

Implied Equity Value Reference Range	Sale Consideration
$17.7 million - $25.0 million	$50.0 million

Other Matters

Houlihan Lokey was engaged by NWI to act as its financial advisor in connection with the Sale and provide financial advisory services, including the delivery of an opinion to the NWI Board as to the fairness, from a financial point of view and as of the date of such opinion, to Inseego of the $50.0 million aggregate cash consideration to be received in the Sale by Inseego pursuant to the Purchase Agreement. NWI engaged Houlihan Lokey based on, among other things, Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by NWI, Houlihan Lokey is entitled to an aggregate fee currently estimated to be approximately $2.1 million for its services, of which a portion was payable upon Houlihan Lokey’s engagement by NWI, a portion was payable upon delivery of Houlihan Lokey’s opinion and approximately $1.7 million is contingent upon consummation of the Sale. NWI also has agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, NWI, Inseego, Purchaser Parent, Purchaser or any other party that may be involved in the Sale or any related transactions and their respective affiliates or any currency or commodity that may be involved in the Sale or any related transactions.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to NWI, Inseego, Purchaser Parent, Purchaser, other participants in the Sale or any related transactions or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, NWI, Inseego, Purchaser Parent, Purchaser, other participants in the Sale or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Material U.S. Federal Income Tax Consequences of the Sale

The following is a discussion of the anticipated material U.S. federal income tax consequences of the Sale. This summary is based upon the Code, existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, this summary does not discuss any non-U.S., alternative minimum tax, state, or local tax considerations.

The parties to the proposed Sale will make an election pursuant to Section 338(h)(10) of the Code. As a result, the Sale will be treated as a taxable sale of NWI’s corporate assets in exchange for cash and the assumption of certain liabilities. NWI generally will recognize gain or loss based on the difference between the consideration received (including the assumption of liabilities) and its adjusted tax bases in the assets deemed sold. NWI expects to have sufficient losses (including net operating loss carry forwards) to offset any gain expected to be realized from this deemed asset sale, limiting any federal income tax liability arising from the Sale solely to potential alternative minimum tax liability, if any. Any tax liability would be reported on Inseego’s consolidated income tax return for the taxable period that includes the Sale. Stockholders of Inseego will not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale.

This summary is not a complete description of all of the tax consequences of the Sale that may be relevant to you. Stockholders should consult their own tax advisers for advice regarding the U.S. federal, state, local and other tax consequences if proceeds from the Sale are distributed or paid to stockholders, such as in a dividend or share repurchase.

Accounting Treatment of the Sale

The Sale will be accounted for as a “sale of a business” by Inseego, as that term is used under GAAP, for accounting and financial reporting purposes.

Government Approvals

Under Exon-Florio, the President of the United States of America is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of a U.S. business if the President determines, after investigation, that the exercise of control by a foreign person over an acquired U.S. business has the potential to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to address the potential threat.

Pursuant to Exon-Florio, CFIUS has been delegated the President’s authority to review on national security grounds any transaction whereby a foreign party acquires control of a U.S. business. CFIUS can initiate review of a transaction on its own or in response to receipt of a JVN submitted by the parties to a transaction that potentially implicates Exon-Florio concerns prior to the closing of such transaction.

The parties submitted a JVN to CFIUS on November 4, 2016 and agreed to supply additional information and documents as required in connection with the CFIUS review process. CFIUS accepted the JVN for review as of November 22, 2016 and notified the parties that the final day of its initial 30-day review of the Sale will be December 21, 2016. CFIUS can clear the Sale on or before the end of the initial 30-day period, or notify the parties that the case is being placed into investigation for a period of up to an additional 45 days. Upon completion of the investigation, if CFIUS determines that there are no unresolved national security concerns with respect to the Sale, it can clear the matter at that time. If CFIUS determines that there are unresolved national security concerns, it can submit a report to the President recommending that the Sale be suspended or prohibited. The President would then have 15 days to reach a determination regarding whether to suspend or prohibit the Sale. At any time during this process, the parties might determine to voluntarily withdraw, and possibly refile, the JVN in order to address any concerns raised by CFIUS in the course of a review or investigation.

No Dissenters’ Rights

Under the DGCL, dissenters’ rights are not available to any stockholders in connection with the Sale, regardless of whether such stockholders vote for or against the approval of the Sale Proposal, because the Sale does not constitute a merger or consolidation.

Employee Matters

Pursuant to the Purchase Agreement, prior to the closing of the Sale, Purchasers will interview certain NWI employees who primarily perform services for, or with respect to, the MiFi Business and identify which of such employees they would like NWI to retain following the closing of the Sale (the “MiFi Business Employees”). Inseego will terminate or extend offers of employment with Inseego to all employees of NWI other than the MiFi Business Employees. Upon the closing of the Sale, the MiFi Business Employees will continue their employment with NWI.

Treatment of MiFi Business Employee Options and Restricted Stock Units

Stock Options. The Public Company Board has determined, in accordance with the terms of the applicable compensation plans, that upon the closing of the Sale (i) all vested in-the-money stock options held by any MiFi Business Employee will be cancelled and substituted with cash equal to the difference between the exercise price of such stock options and the price of Inseego’s common stock as of the closing date of the Sale, (ii) all unvested, in-the-money stock options held by any MiFi Business Employee, other than Stephen Sek, shall be cancelled and substituted with cash equal to the difference between the exercise price of such holder’s unvested in-the-money stock options that would have vested on or prior to March 31, 2017 and the price of Inseego’s common stock as of the closing date of the Sale and (iii) all vested and unvested stock options held by any MiFi Business Employee that are out-of-the-money will be cancelled without any compensation paid therefore.

Restricted Stock Units. The Public Company Board has determined, in accordance with the terms of the applicable compensation plans, that upon the closing of the Sale, each restricted stock unit outstanding as of the completion of the Sale and held by any MiFi Business Employee, other than Mr. Sek, will be cancelled and substituted with a number of shares of Inseego common stock equal to the number of shares that would have be issued for restricted stock units scheduled to vest on or prior to March 31, 2017.

Interests of Certain Persons in the Sale

In considering the recommendation of the Public Company Board to vote “FOR” the Sale Proposal, you should be aware that the directors and executive officers of Inseego and NWI have interests in the Sale that may be in addition to, or different from, their interests as stockholders. These interests relate to or arise from, among other things:

•	cash payments to potentially be received in respect of in-the-money Inseego stock options upon completion of the Sale;

•	shares to potentially be received in respect of restricted stock units for which the vesting restrictions may lapse upon completion of the Sale; and

•	the right to continued indemnification and insurance coverage for our directors and executive officers following the completion of the Sale, pursuant to the terms of the Purchase Agreement.

The Public Company Board was aware of these potential conflicts of interest during its deliberations on the merits of the Sale and when making its decision to approve the Sale, the Purchase Agreement and the transactions contemplated thereby.

Executive Change in Control and Severance Agreements

In the Reorganization, Inseego assumed the change-in-control and severance agreements (each, a “CIC Agreement”) NWI had previously entered into with Sue Swenson, Michael Newman, Lance Bridges and Stephen Sek (each, an “Executive”), which provide for certain payments and benefits to the applicable Executive if his or her employment is terminated by Inseego without cause or if he or she terminates his or her employment for good reason during a change-in-control period, which commences 30 days before and ends 12 months after a change-in-control.

On November 3, 2016, Ms. Swenson and Messrs. Newman and Bridges each entered into an Acknowledgement, Waiver and Consent acknowledging and agreeing that for purposes of their respective CIC Agreements, the Sale will not constitute a “change in control” or “covered termination” thereunder. Accordingly, no compensation of such executive officers is or will be based on, or otherwise related to, the Sale and the interests of such executive officers in the Sale are not materially different than the interests of our stockholders generally.

In addition, on November 3, 2016, Mr. Sek entered into an Acknowledgement, Waiver and Consent (the “Sek Acknowledgement”) with Inseego and NWI acknowledging and agreeing that coincident with the closing of the Sale, he will voluntarily resign from his employment with Inseego and accept employment with NWI, then-owned by the Purchaser, which resignation will not constitute a “covered termination” under, and as defined in, his CIC Agreement. Pursuant to the terms of the Sek Acknowledgement, Inseego has agreed that, effective as of and contingent upon the closing of the Sale, each outstanding and unvested Inseego stock option and restricted stock unit held by Mr. Sek shall immediately become vested and, if applicable, exercisable, and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to that number of shares of common stock that would have vested had Mr. Sek’s employment with Inseego continued through April 13, 2018.

Sale-Related Compensation for Certain Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the amount of payments and benefits that may be paid or become payable to certain of Inseego’s named executive officers, in connection with the Sale. Such payments and benefits require the approval, on a non-binding, advisory basis, of Inseego’s stockholders, as described under “Proposal No. 3: The Sale-Related Compensation Proposal.” The information set forth in the table below is based on the following assumptions:

•	the Sale was completed on November 18, 2016; and

•	Stephen Sek remained an employee of Inseego on such date.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)(1)(2)	Pension NQDC	Prerequisites / Benefits ($)	Tax Reimbursements	Other	Total ($)
Stephen Sek	$0	$280,318.28	$0	$0	$0	$0	$280,318.28

(1)	Represents the aggregate dollar value to be received by Mr. Sek with respect to stock options and restricted stock unit awards and includes:

•	$280,318.28, on a pre-tax basis, with respect Mr. Sek’s restricted stock unit awards for which vesting will accelerate pursuant to the Sek Acknowledgement, calculated by multiplying (a) $2.42

(i.e., the closing price of NWI common stock on November 18, 2016) by (b) the number of shares of Inseego common stock subject to such restricted stock units; and

•

$0, on a pre-tax basis, with respect to Mr. Sek’s vested in-the-money Inseego stock options and unvested in-the-money Inseego stock options for which vesting will accelerate pursuant to the Sek Acknowledgement, calculated by multiplying (a) the excess, if any, of $2.42 (i.e., the closing price of NWI common stock on November 18, 2016) over the respective per share exercise prices of such options by (b) the number of shares of Inseego common stock subject to such options. As of November 18, 2016, none of Mr. Sek’s Inseego stock options (whether vested or unvested and for which vesting will accelerate pursuant to the Sek Acknowledgement) were in-the-money.

(2)	The amount listed in this column is payable upon a “single trigger,” meaning it becomes payable upon completion of Sale regardless of whether Mr. Sek’s employment with NWI continues or is terminated.

Arrangements with Purchasers

As of the date of this proxy statement, except as set forth above, none of the executive officers of Inseego or NWI have entered into any agreement, arrangement or understanding with us or our subsidiaries in connection with the Sale or any amendments or modifications to his or her existing employment agreement with Inseego or NWI, as applicable, in connection with the Sale. Pursuant to the Purchase Agreement, all members of the NWI Board will resign upon closing of the Sale.

As of the date of this proxy statement, none of the executive officers of Inseego or NWI has entered into any agreement, arrangement or understanding with Purchasers or their affiliates in connection with the Sale or any amendments or modifications to his or her existing employment agreement with Inseego or NWI, as applicable, in connection with the Sale, including regarding employment with, or the right to participate in the equity of, Purchasers or NWI on a going-forward basis following the completion of the Sale.

Indemnification and Insurance

The Purchase Agreement provides that all rights to indemnification, advancement of expenses and exculpation by NWI now existing in favor of each current or former executive officer or director of NWI as of the closing of the Sale, as provided in the certificate of incorporation or bylaws of NWI, in each case as in effect on the date of the Purchase Agreement, or pursuant to any other agreements in effect on the date of the Purchase Agreement, shall survive the closing and continue in full force and effect in accordance with their respective terms.

The Purchase Agreement also provides that NWI will, and Purchasers will cause NWI to, either maintain in effect for a period of six years after the closing the current policies of directors’ and officers’ liability insurance maintained by NWI immediately prior to the closing or obtain as of the closing a six year “tail” directors’ and officers’ liability insurance policy covering past and present directors and officers of NWI for events occurring prior to the completion of the Sale.

The Reorganization

Overview

On November 8, 2016, in order to facilitate the proposed Sale and as required by the Purchase Agreement, NWI, Inseego and their affiliates completed the Reorganization, the purpose and effect of which was to separate the MiFi Business from the Retained Business. The Reorganization was accomplished in three steps:

Step 1: Formation of Inseego and Merger Subsidiary

NWI formed Inseego, a Delaware corporation and wholly owned direct subsidiary of NWI. Inseego then formed Vanilla Merger Sub, Inc., which was a Delaware corporation and direct, wholly owned subsidiary of Inseego (“Merger Sub”). Merger Sub was formed solely for the purpose of effecting the Reorganization.

Step 2: Contribution of Assets and Liabilities to Inseego

NWI contributed to Inseego all of its assets and liabilities relating to the Retained Business in exchange for shares of Inseego, leaving NWI owning all assets and substantially all post-Sale liabilities related to the MiFi Business. In addition, NWI contributed all of the outstanding equity interests in the Retained Subsidiaries (including DigiCore, RER and their respective direct and indirect subsidiaries) that were held by NWI to Inseego. Following the contribution, NWI holds the MiFi Business and Inseego holds the Retained Business (including the Retained Subsidiaries).

Step 3: The Merger Merger Sub merged with and into NWI, with NWI surviving as a direct, wholly owned subsidiary of Inseego.

Post- Reorganization

The end result of the Reorganization is that Inseego owns all of the assets and liabilities used exclusively in the Retained Businesses and all outstanding shares of common stock of NWI. NWI, in turn, owns all assets and substantially all post-Sale liabilities related to the MiFi Business. The outstanding NWI Shares were converted into outstanding shares of Inseego common stock as described below.

The Merger was completed pursuant to Section 251(g) of the DGCL, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporations. Upon completion of the Merger, Inseego adopted an amended and restated certificate of incorporation and amended and restated bylaws that are substantially the same as those of NWI immediately prior to the completion of the Merger.

Conversion of NWI Common Stock

At the effective time of the Merger, each share of NWI common stock issued and outstanding was automatically converted into an equivalent corresponding share of Inseego common stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of NWI common stock that was converted. Accordingly, all holders of NWI common stock immediately prior to the completion of the Merger automatically became stockholders of Inseego. The conversion of NWI common stock into Inseego common stock occurred automatically without an exchange of stock certificates. Stock certificates previously representing outstanding shares of NWI common stock as of immediately prior to the effective time of the Merger now represent the same number of outstanding shares of Inseego common stock after the Merger. Following the effective time of the Merger, shares of Inseego common stock trade on The NASDAQ Global Select Market, however the trading symbol for Inseego common stock is “INSG.”

The Merger qualified as a tax-free reorganization pursuant to Section 368(a) of the Code. Accordingly, the former NWI stockholders will not recognize gain or loss for U.S. federal income tax purposes as a result of the conversion of their shares in the Merger.

Board Structure and Executive Officers of Inseego and NWI Following the Reorganization

Upon completion of the Merger, Ms. Swenson, Philip Falcone, Robert Pons, James Ledwith and David Werner, each of whom were directors of NWI immediately prior to the Merger, became the directors of Inseego. From the date of the Reorganization through the closing of the Sale, Ms. Swenson and Messrs. Newman and Bridges will serve as directors of NWI. Concurrent with the closing of the Sale, such directors will resign from the NWI Board.

In addition, upon completion of the Merger, Ms. Swenson became the President and Chief Executive Officer (“CEO”) of Inseego, Mr. Newman became the Executive Vice President and Chief Financial Officer (“CFO”) of Inseego and Mr. Bridges became the Senior Vice President, General Counsel and Secretary of Inseego. Until the closing of the Sale, Ms. Swenson and Messrs. Newman and Bridges will also retain their current roles as the President and CEO, Executive Vice President and CFO and Senior Vice President, General Counsel and Secretary, respectively, of NWI. Mr. Sek continues to serve as Chief Technology Officer of NWI and will continue to serve in such role with NWI following the closing of the Sale.

Transfer of Assets and Liabilities in the Reorganization

The Reorganization involved the transfer of certain assets from NWI and its affiliates to Inseego and the assumption of certain liabilities by Inseego. The following is a summary of the allocation of assets and liabilities as between NWI and its subsidiaries, on the one hand, and Inseego and its subsidiaries (other than NWI and its subsidiaries), on the other hand.

In the Reorganization, NWI and its subsidiaries retained the following assets (collectively, the “MiFi Business Assets”):

•	lease agreements for NWI’s existing headquarters and certain other facilities used in the MiFi Business;

•	all tangible personal property that is primarily used by or necessary or essential to conduct the MiFi Business;

•	certain contracts that primarily relate to or are necessary or essential to conduct any activities of the Inseego Business (the “MiFi Business Contracts”);

•

certain patents and patent applications, certain trademarks and service marks, including any goodwill associated therewith, certain intellectual property licenses and all other intellectual property held by NWI or its affiliates prior to the Reorganization, that (i) are used in or relate to the MiFi Business, and (ii) that relate to any currently planned future activities of the MiFi Business and

•	all receivables of the MiFi Business;

•	certain legal claims to the extent arising from or related to the MiFi Business or any MiFi Business Asset;

•	certain inventory of the MiFi Business; and

•	all goodwill of the MiFi Business as a going concern.

In the Reorganization, NWI and its subsidiaries contributed the following assets to Inseego and its subsidiaries (collectively, the “Retained Assets”):

•	lease agreements for certain facilities used in the Retained Business;

•	all tangible personal property that is not primarily used by or necessary or essential to conduct the MiFi Business;

•	all inventory and receivables of the Retained Business;

•	certain contracts of the Retained Business (the “Retained Contracts”);

•

all intellectual property of Inseego and its subsidiaries other than (i) certain trademarks that are used in or relate to the MiFi Business or future planned activities of the MiFi Business; (ii) certain patents that are used in or relate to the MiFi Business; and (iii) other intellectual property that is primarily related, necessary or essential to the MiFi Business;

•	certain legal claims to the extent arising from or related to the Retained Business or any Retained Asset or Retained Liability (as defined below);

•	all of the outstanding capital stock and any other equity interests in each of the Retained Subsidiaries; and

•

all other assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, not primarily used in, essential to or necessary to the MiFi Business.

The following liabilities were assumed by Inseego and its subsidiaries in the Reorganization (the “Retained Liabilities”):

•

all liabilities of NWI and its subsidiaries to the extent arising out of or related to any of (i) the ownership or operation of the MiFi Business, or (ii) the ownership, operation or use of the MiFi Business Assets, in each case, prior to the closing of the Sale;

•

(i) all liabilities of NWI and its subsidiaries to the extent arising out of or related to (a) the ownership and operation of the Retained Business or (b) the ownership, operation or use of the Retained Assets, and (ii) all liabilities arising from actions brought by any governmental authority or any derivative action by any stockholder of NWI relating to the Reorganization;

•

all liabilities (i) of Inseego and its subsidiaries or NWI and its subsidiaries related to the transfer of employees other than the MiFi Business Employees from NWI to Inseego in connection with the Reorganization and (ii) for accrued and unpaid compensation of the MiFi Business Employees for periods prior to the closing of the Sale;

•

certain losses arising out of any third party intellectual property infringement action against the MiFi Business related to the MiFi Business products where either (i) the MiFi Business products were sold prior to the closing of the Sale, or (ii) the MiFi Business products were sold after the closing of the Sale and the infringement does not result from (a) compliance with industry standards essential patents, (b) components acquired from outside suppliers and incorporated into the MiFi Business products, or (c) a customer or other user’s combination of the MiFi Business product into its own or a third party’s product or use of the product in a manner other than as intended; and

•	all liabilities arising from the Retained Contracts.

In the Reorganization, NWI and its post- Reorganization subsidiaries retained or assumed from the Retained Subsidiaries, as applicable, all liabilities of the MiFi Business other than the Retained Liabilities (the “MiFi Business Liabilities”).

Omitted Assets or Liabilities

Following the closing of the Sale, if the parties identify any MiFi Business Assets or MiFi Business Liabilities that were inadvertently assigned to or assumed by Inseego or any of the Retained Subsidiaries in the Reorganization, or any Retained Assets or Retained Liabilities that were inadvertently retained by NWI or any of its subsidiaries in the Reorganization, Inseego and Purchasers have agreed to, and to cause their respective affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary to transfer such assets or liabilities within 10 business days of receiving notice thereof.

The Purchase Agreement

The following discussion sets forth the material terms of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Purchase Agreement that is important to you. You should refer to the full text of the Purchase Agreement for details of the transaction and the terms and conditions of the Purchase Agreement.

Additionally, the representations, warranties and covenants described in this summary and contained in the Purchase Agreement have been made only for the purpose of the Purchase Agreement and, as such, are intended solely for the benefit of Inseego, NWI and Purchasers. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Purchase Agreement. Furthermore, many of the representations and warranties contained in the Purchase Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Inseego, NWI and Purchasers, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement or may change in the future, and these changes may not be fully reflected in the public disclosures made by Inseego, NWI and Purchasers. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Purchase Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Inseego, NWI, Purchasers or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Purchase Agreement and do not have any direct rights or remedies pursuant to the Purchase Agreement.

Purchase and Sale of NWI Shares

Subject to the terms and conditions of the Purchase Agreement, Purchaser will purchase all of the issued and outstanding NWI Shares from Inseego, which shares are solely owned by Inseego as a result of the Reorganization.

For a complete description of the Reorganization, see “Proposal No. 1: The Sale Proposal—The Reorganization” beginning on page 41.

Consideration to be Received by Inseego

Upon the closing of the Sale, Purchaser will pay Inseego $50.0 million in cash, subject to potential adjustment, including based on NWI’s working capital and outstanding indebtedness as of the closing date of the Sale.

Indemnification by Purchasers

Purchasers have agreed to indemnify Inseego and its affiliates and their respective representatives against any losses, damages, costs or expenses, including reasonable attorneys’ fees (but excluding consequential, incidental or punitive damages, except in the case of fraud or to the extent actually paid to a third party) (collectively, “Losses”), incurred or suffered by any such person as a result of:

•	any inaccuracy in or breach of any of the representations or warranties of Purchasers contained in the Purchase Agreement; and

•	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchasers pursuant to the Purchase Agreement.

Indemnification by Inseego

Inseego has agreed to indemnify Purchasers, their affiliates and their respective representatives against any Losses which may be incurred or suffered by any of such person as a result of:

•	any inaccuracy in or breach of any of the representations or warranties of Inseego contained in the Purchase Agreement;

•	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Inseego pursuant to the Purchase Agreement; and

•	any and all Retained Liabilities.

Limitations on Indemnity Obligations

The maximum aggregate liability of Inseego for indemnity claims shall not exceed 12.5% of the purchase price (the “General Cap”), except that for breaches of tax and certain “fundamental” representations and warranties, Inseego’s maximum aggregate liability shall not exceed 35% of the purchase price (the “Fundamental Representations Cap”). Inseego shall not be liable for Losses for inaccuracies in its representations and warranties until the aggregate amount of all such Losses exceeds $500,000 (the “Basket”), except with respect to breaches of tax and certain fundamental representations and warranties, which will not be subject to the Basket.

The maximum aggregate liability of Purchasers for indemnity claims resulting from inaccuracies in its representations and warranties shall not exceed the General Cap. Purchasers shall not be liable for Losses in connection with inaccuracies in its representations and warranties until the aggregate amount of all indemnity Losses exceeds the Basket, except with respect to breaches of certain fundamental representations and warranties, which will not be subject to the Basket.

The General Cap, Fundamental Representations Cap and Basket do not apply in the case of fraud or willful misconduct, and in the event either Inseego or Purchasers incur Losses in excess of the Basket, the indemnifying party will be liable for all Losses and not just those in excess of the Basket.

Subject to the terms of the Purchase Agreement, including the parties’ respective rights to receive termination fees, indemnification pursuant to the Purchase Agreement is the sole and exclusive remedy of the parties with respect to any and all claims for monetary damages under the Purchase Agreement, except for Losses based on fraud and willful misconduct, certain tax Losses and injunctive or other equitable relief to prevent or remedy a breach of the Purchase Agreement.

To the extent an indemnity claim relates to an asset or liability having been erroneously assigned to Inseego or erroneously retained by NWI in the Reorganization, the parties are obligated to first seek to correct such erroneous allocation by notifying the other party and giving them the opportunity to execute and deliver any contracts and perform any other lawful acts reasonably necessary to transfer or assign such asset or liability, as described in “Proposal No. 1: The Sale Proposal—The Reorganization—Omitted Assets or Liabilities” beginning on page 45.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties made by Inseego to Purchasers. Specifically, the representations and warranties of Inseego regarding it and its subsidiaries (including NWI) in the Purchase Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by Inseego to Purchasers, as may or may not be specifically indicated in the text of the Purchase Agreement) relate to the following subject matters, among other things:

•	Inseego and NWI’s organization, existence and good standing;

•	Inseego and NWI’s corporate power and authority to enter into the Purchase Agreement and perform their obligations thereunder, and the enforceability of the Purchase Agreement;

•	the approval of the Purchase Agreement and the transactions contemplated thereby by the Inseego Board and the NWI Board;

•	the capitalization of NWI following the Reorganization;

•	subsidiaries of NWI following the Reorganization;

•	the absence of conflicts with or defaults under NWI’s or Inseego’s organizational documents, applicable law or material contracts of NWI;

•	the inapplicability of anti-takeover statutes to the Sale and the Reorganization;

•	Inseego’s compliance with its SEC reporting obligations following the Reorganization;

•	the post- Reorganization assets, liabilities and employees of NWI and Inseego;

•	certain financial information of the MiFi Business;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events affecting the MiFi Business since June 30, 2016;

•	material contracts;

•	title to, or leasehold interest in, and sufficiency of certain assets, including real property;

•	environmental matters;

•	intellectual property matters;

•	insurance;

•	legal proceedings and government orders;

•	compliance with any applicable laws, absence of regulatory restrictions and validity of required permits;

•	employment matters;

•	tax matters;

•	broker, finder or other fees and expenses;

•	vote required to approve the Sale and the NWI Charter Amendment;

•	matters relating to certain mergers, combinations, acquisitions, dispositions, or liquidations relating to the MiFi Business;

•	compliance with Office of Foreign Assets Control of the U.S. Department of the Treasury and other money laundering laws;

•	inapplicability of certain regulatory restrictions to the MiFi Business’s operations;

•	inventory;

•	employee benefits matters;

•	maintenance of books and records; and

•	the disclaimer of any other representations or warranties, express or implied.

Many of Inseego’s representations and warranties are qualified by materiality or by exceptions related to the absence of a material adverse effect. Under the Purchase Agreement, “material adverse effect” is defined to mean any event, occurrence, fact, condition or change that is materially adverse to:

•	the MiFi Business, results of operations, financial condition or assets of the MiFi Business; or

•	the ability of Inseego to complete the transactions contemplated by the Purchase Agreement;

provided, however, that material adverse effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:

•	general economic or political conditions;

•	conditions generally affecting the industries in which the MiFi Business operates;

•

any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security (including those of Inseego) or any market index or any change in prevailing interest rates;

•	acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof;

•	any action required or contemplated by the Purchase Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchasers;

•	any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;

•

the announcement, pendency or completion of the transactions contemplated by the Purchase Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the MiFi Business;

•	any natural or man-made disaster or acts of God; or

•	any failure by the MiFi Business to meet any internal or published projections, forecasts or revenue or earnings predictions;

provided that the underlying causes of such failures (subject to the other provisions of the definition) shall not be excluded.

The Purchase Agreement contains customary representations and warranties made by each of the Purchasers to Inseego. Specifically, the representations and warranties of the Purchasers in the Purchase Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:

•	corporate organization and authority;

•	corporate power and authority to enter into the Purchase Agreement and perform their obligations thereunder, and the enforceability of the Purchase Agreement;

•	the absence of conflicts with their respective organizational documents, other contracts and applicable law;

•	Purchaser’s acquisition of the NWI Shares for investment purposes;

•	that neither Purchaser owns shares of NWI or is an “interested stockholder” under the DGCL;

•	broker, finder or investment banker fees and expenses;

•	sufficiency of funds;

•	legal proceedings; and

•	their independent investigation, review and analysis of the MiFi Business and MiFi Business Assets.

Generally, each party’s representations and warranties in the Purchase Agreement, and the other party’s right to indemnification for a breach or inaccuracy of such representations and warranties, survive for a period of 15 months following the closing of the Sale. Certain of Inseego’s representations and warranties, specifically those relating to Inseego’s SEC reporting and NWI’s undisclosed liabilities, material contracts, title to and sufficiency of assets, real property, intellectual property, compliance with laws and significant transactions, survive for a period of 24 months following the closing of the Sale. Inseego’s tax and environmental representations and warranties survive for a period ending 60 days after the expiration of the applicable statute of limitations. Finally, both parties’ representations and warranties identified as “fundamental,” such as those relating to formation, authorization, conflicts and broker or finders’ fees, survive for five years following the closing of the Sale.

Special Meeting of Inseego Stockholders

Inseego has agreed to take all action necessary to hold a meeting of its stockholders for the purpose of obtaining the Required Stockholder Vote as promptly as practicable, including mailing this proxy statement to its stockholders. Unless the Purchase Agreement is validly terminated, Inseego is required to submit the Purchase Agreement to its stockholders at the special meeting even if the Inseego Board has effected a Change in the Inseego Board Recommendation.

Indemnification and Insurance

The Purchase Agreement provides that all rights to indemnification, advancement of expenses and exculpation by NWI now existing in favor of each current or former officer or director of NWI as of the closing of the Sale, as provided in the certificate of incorporation or bylaws of NWI, in each case as in effect on the date of the Purchase Agreement, or pursuant to any other agreements in effect on the date of the Purchase Agreement, shall survive the closing and continue in full force and effect in accordance with their respective terms.

The Purchase Agreement also provides that NWI will, and Purchasers will cause NWI to either maintain in effect for a period of six years after the closing the current policies of directors’ and officers’ liability insurance maintained by NWI immediately prior to the closing or obtain as of the closing a six year “tail” directors’ and officers’ liability insurance policy covering past and present directors and officers of NWI for events occurring prior to the completion of the Sale.

Covenants Relating to the Conduct of the MiFi Business Prior to Closing

Affirmative Covenants

Inseego has undertaken customary covenants in the Purchase Agreement relating to the conduct of the MiFi Business prior to the completion of the Sale. In general, Inseego has agreed, among other things, to conduct the MiFi Business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve intact the current organization and business of NWI and to preserve the rights, franchises, goodwill and relationships of the MiFi Business Employees, customers, lenders, suppliers, regulators and others having business relationships with NWI.

Prior to the closing of the Sale, Inseego and NWI shall, subject to certain limitations: (i) give Purchasers and their representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, agreements and other documents and data related to the MiFi Business, and (ii) furnish Purchasers and their representatives with reasonably requested financial, operating and other data and information related to the MiFi Business. The confidentiality agreement between the parties remains in full force and effect and shall apply to all such information shared with either Purchaser.

Negative Covenants

Prior to the completion of the Sale, Inseego has agreed that it will not (and will cause NWI not to) take any of the following actions with respect to the MiFi Business, subject to specified exceptions, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

•	amend the certificate of incorporation or any other organizational document of NWI;

•	split, combine, reclassify, issue, sell or dispose of any shares of NWI’s capital stock or grant any options, warrants or other rights to purchase or obtain shares of NWI’s capital stock;

•	declare or pay any dividends or distributions with respect to NWI’s capital stock or redeem or repurchase of NWI’s capital stock;

•	materially change NWI’s accounting methods or practices, except as required by GAAP or applicable law;

•

change NWI’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

•	enter into any contract that would be a material contract of the MiFi Business;

•

incur, assume or guarantee any indebtedness in an aggregate amount exceeding $3.0 million, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

•	transfer, assign, sell or otherwise dispose of any of the MiFi Business Assets, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

•	make any capital investment in, or any loan to, any person or entity;

•	accelerate, terminate, materially modify or cancel any material contract to which NWI is a party or by which it is bound;

•	make any material capital expenditures;

•

other than in the ordinary course of business, (i) grant any bonuses or increase in any compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable law, (ii) change the terms of employment for any employee or terminate any employees for which the aggregate costs and expenses exceed $50,000, (iii) accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant, or (iv) adopt, modify or terminate any: (a) severance or retention agreement with any MiFi Business Employee, or (b) collective bargaining or other agreement with a union with respect to the MiFi Business Employees;

•	make any loan to (or forgive any loan to), or enter into any other transaction with, any of its current or former directors, officers and employees;

•	enter into a new line of business or abandon or discontinue existing lines of business;

•	acquire by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any company or any division thereof;

•

purchase, lease or otherwise acquire the right to own, use or lease any property or assets for an amount in excess of $50,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

•

adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

•	allow NWI or any of its post- Reorganization subsidiaries to make, change or rescind any tax election or amend any tax return with respect to the MiFi Business;

•

settle any material legal proceeding with respect to the MiFi Business including any waiver, consent or agreement in relation to a certain opposition to NWI’s application to register certain trademarks included in the MiFi Business Assets under the laws of the People’s Republic of China;

•	agree to take any of the foregoing actions;

•	sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any intellectual property or intellectual property licenses included in the MiFi Business Assets;

•

grant any license or sublicense to any intellectual property included in the MiFi Business Assets, other than pursuant to non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

•

abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect of any patents, trademark registrations, copyright registrations, internet domain name registrations or pending applications for any of the foregoing, in all cases that will be owned by NWI upon completion of the Reorganization and that are material to the MiFi Business; or

•	knowingly fail to take or maintain reasonable measures to protect the confidentiality of any material trade secrets or other non-public intellectual property included in the MiFi Business Assets.

The foregoing restrictions apply only to operation of the MiFi Business, and accordingly, Inseego’s operation of the Retained Business is not subject to these restrictions.

Public Announcements

During the pre-closing period, Inseego and Purchasers have agreed not to issue any public release or announcement concerning the Purchase Agreement and the transactions contemplated thereby without the prior written consent of the other parties, other than releases or announcements as may be required by law or as may be reasonably necessary in light of such party’s public company status.

Efforts to Obtain Governmental Approvals and Other Third Party Consents

Each of Inseego, NWI and the Purchasers has agreed to use its reasonable best efforts to obtain, and to cooperate with the other parties to obtain, all consents, authorizations, orders and approvals from all governmental authorities that may be or become necessary for the performance of its obligations pursuant to the Purchase Agreement.

Purchasers and Inseego have also agreed to exercise best efforts to take all actions and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to obtain the approval of CFIUS as soon as practicable. If necessary to obtain the approval of CFIUS, then at the request of Inseego, each Purchaser shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS, including entering into mitigation agreements with a member agency of CFIUS, except that Purchasers will not be required to agree to such requirements or conditions that would, individually or in the aggregate, have one or more of the following effects: (i) the disposition by Purchaser Parent of a material portion of its business, intellectual properties or product lines with an aggregate value in excess of $50.0 million; (ii) a change in the form or nature of the legal or beneficial ownership of Purchaser in NWI that materially prevents Purchaser from (a) asserting its voting rights with respect to the NWI Shares, (b) selling or otherwise disposing of the NWI Shares or (c) receiving dividends or distributions with respect to the NWI Shares; (iii) a change in the scope or nature of the MiFi Business or the MiFi Business Assets that would have a material adverse effect; or (iv) a change in any of the controlling persons of Purchaser Parent.

In addition, each Purchaser has agreed to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation or other law or governmental order that may be asserted by any governmental authority or any other party so as to enable the parties to close the transactions contemplated by the Purchase Agreement as promptly as possible, including by submitting to consent decrees, hold separate orders, or otherwise, for the sale or other disposition of its assets or businesses (including the MiFi Business) as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction or other order in any proceeding, which would otherwise have the effect of materially delaying or preventing the Sale, and to defend through litigation on the merits any claim asserted by any party in order to avoid entry of, or to have vacated or terminated, any governmental order that would prevent the consummation of the Sale.

Each party is required to give notice to the other parties with respect to any contact with any governmental authority or the staff or regulators thereof and to disclose any information brought before or otherwise submitted to or filed with such governmental authority or the staff or regulators thereof in connection with the transactions contemplated by the Purchase Agreement in advance of any such submission or filing, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such information.

Inseego and Purchasers have further agreed to use commercially reasonable efforts to give all notices to, and obtain all consents from, certain third parties, except that they shall not be obligated to pay any consideration to any third party in respect of any such consent or approval.

No Solicitation

Subject to certain exceptions described below, prior to the completion of the Sale, Inseego and NWI have agreed that they will not, and will not authorize or permit their respective subsidiaries or any of their respective directors, officers, employees, and other agents to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate or take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any Acquisition Proposal (as defined below);

•

enter into, continue or participate in any discussions or any negotiations with any third party regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal;

•

furnish any non-public information regarding the MiFi Business to any person or entity or afford any person or entity access to the business, property, assets, books or records of Inseego or NWI or any of their respective subsidiaries in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal;

•

approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other contract contemplating an Acquisition Proposal or requiring Inseego or NWI to abandon or terminate their obligations under the Purchase Agreement;

•

waive, terminate, modify or release any person (other than Purchasers or their respective affiliates) from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation;

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL; or

•	resolve or agree to do any of the foregoing.

In addition Inseego and NWI have agreed to, and will cause their respective subsidiaries and respective directors, officers, employees, and other agents to, cease and terminate all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal. Inseego and NWI have also agreed to deny access to any data room containing any confidential information previously furnished to any third party relating to the consideration of an Acquisition Proposal by such third party.

Prior to Inseego obtaining the Required Stockholder Vote, the restrictions set forth above do not prohibit the Public Company from furnishing information regarding Inseego and NWI (and their respective subsidiaries) to, or participating in discussions with, a person making an unsolicited written Acquisition Proposal if: (i) the Public Company Board determines in good faith (after consultation with outside legal counsel and the Public Company’s financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined below); (ii) the Public Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law; and (iii) Inseego and NWI enter into a confidentiality agreement with such person, which agreement shall contain terms no less favorable to Inseego and NWI in the aggregate than those contained in the confidentiality agreement between NWI and Purchaser Parent.

Under the Purchase Agreement, subject to the exceptions described below, the Inseego Board has agreed to recommend that the Inseego stockholders approve the Sale Proposal and the NWI Charter Amendment Proposal (the “Inseego Board Recommendation”) and the Inseego Board has also agreed that it will not (i) fail to make the Inseego Board Recommendation (including by failing to include such recommendation in this proxy statement); or (ii) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in a manner adverse to Purchasers, the Inseego Board Recommendation. In addition, (a) the NWI Board has agreed that it will not withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, in a manner adverse to Purchasers, its recommendation to Inseego, as the sole stockholder of NWI, to approve the NWI Charter Amendment Proposal (the “NWI Board Approval”), and (b) both the Inseego Board and the NWI Board have agreed that they will not (x) adopt, approve or recommend, or otherwise declare advisable, or publicly propose to adopt, approve or recommend, or otherwise declare advisable, the adoption of, any Acquisition Proposal, (y) make any public statement inconsistent with the Inseego Board Recommendation or the NWI Board Approval, as applicable, or (z) resolve to take any of the foregoing actions. Any of the foregoing actions, if taken by the Inseego Board, shall be referred to herein as a “Change in the Inseego Board Recommendation” and, if taken by the NWI Board, shall be referred to herein as a “Change in the NWI Board Approval.”

Notwithstanding the restrictions set forth above, at any time prior to Inseego obtaining the Required Stockholder Vote, the Inseego Board or the NWI Board, as applicable, may (i) effect a Change in the Inseego Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal in circumstances not involving a material breach of the Purchase Agreement that is not withdrawn if the Inseego Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal; (ii) effect a Change in the Inseego Board Recommendation in response to an Intervening Event (as defined below) if the Inseego Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; or (iii) terminate the Purchase Agreement, but only if the Public Company receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a material breach of the Purchase Agreement that is not withdrawn that the Public Company Board concludes in good faith, after consultation with outside legal counsel and the Public Company’s financial advisor, constitutes a Superior Proposal and, after consultation with outside legal counsel, that the failure to enter into a definitive agreement with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law.

However, prior to effecting a Change in the Inseego Board Recommendation or terminating the Purchase Agreement and entering into an agreement regarding an Acquisition Transaction (as defined below), Inseego and NWI must:

•

provide three days’ prior written notice to Purchasers that they are prepared to effect a Change in the Inseego Board Recommendation or terminate the Purchase Agreement, as applicable, which notice shall specify (i) if relating to a Superior Proposal, the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, including providing a copy of such proposal and any proposed agreements for such proposal (including any financing commitments related thereto), or (ii) if relating to an Intervening Event, the type of Intervening Event and the reasons for the proposed Change in the Inseego Board Recommendation; and

•	during such three day period:

•

if the notice is in response to a Superior Proposal, (i) negotiate, and cause their respective representatives to negotiate, with Purchasers and their representatives in good faith to determine whether to propose revisions to the terms of the Purchase Agreement such that it would obviate the need for the Inseego Board to effect a Change in the Inseego Board Recommendation, and (ii) the Inseego Board shall have considered in good faith any changes to the Purchase Agreement suggested by Purchasers and shall not have determined (after consultation with its outside legal and financial advisors) that the Acquisition Proposal previously constituting a Superior Proposal no longer constitutes a Superior Proposal if such changes proposed by Purchasers were to be given effect (it being understood that Inseego and NWI (and their respective subsidiaries) shall not take any action with respect to the Superior

Proposal during such three-day period); provided that any material amendment to the financial terms or other material terms of such Superior Proposal occurring prior to Inseego’s effecting a Change in the Inseego Board Recommendation will require a new written notification from Inseego and NWI and an additional three-day period; or

•

if the notice is in response to an Intervening Event, if requested by Purchasers, Inseego and NWI (and their respective subsidiaries) shall engage in good faith negotiations with Purchasers to amend the Purchase Agreement in such a manner that obviates the need for a Change in the Inseego Board Recommendation as a result of the Intervening Event.

Inseego and NWI must promptly notify (and in any event within 48 hours) Purchasers in writing of the receipt of any Acquisition Proposal. Such notice shall indicate the name of the person making, and the material terms and conditions of, such Acquisition Proposal, and Inseego and NWI shall keep Purchasers reasonably informed of the status and material terms of any such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

Nothing set forth in the Purchase Agreement relating to Acquisition Proposals prevents Inseego or NWI from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act; or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Public Company Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its fiduciary duties under applicable law; provided, however, that the foregoing will not affect the obligations of Inseego and the Inseego Board not to make a Change in the Inseego Board Recommendation except in compliance with the terms of the Purchase Agreement (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in the Inseego Board Recommendation).

An “Acquisition Proposal” means any offer, proposal or inquiry (other than an offer, proposal or inquiry by Purchasers) contemplating or otherwise relating to any Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than any of the following actions taken in connection with the Reorganization or any other transactions contemplated by the Purchase Agreement) involving:

•

any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a person or entity, or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons or entities, directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing more than 15% of the outstanding shares of any class of voting or equity securities of Inseego or NWI; or (ii) Inseego or NWI issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of Inseego or NWI;

•

any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of NWI and its post- Reorganization subsidiaries, consolidated net income of NWI and its post- Reorganization subsidiaries or consolidated book value of NWI and its post- Reorganization subsidiaries; or (ii) 15% or more of the fair market value of the assets of NWI and its post- Reorganization subsidiaries;

•	any liquidation or dissolution of NWI or Inseego; or

•	any combination of the foregoing.

An “Intervening Event” means a material event or circumstance (other than an event or circumstance relating to an Acquisition Proposal) that was not known to the Inseego Board on the date of the Purchase Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the Inseego Board as of the date of the Purchase Agreement), which event or circumstance, or any material consequences thereof, becomes known to the Inseego Board prior to the time at which Inseego obtains the Required Stockholder Vote.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date of the Purchase Agreement in circumstances not involving a material breach of the Purchase Agreement by Inseego or NWI for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the Public

Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (i) to be reasonably likely to be consummated if accepted on the terms proposed and (ii) to be more favorable to the Public Company and its stockholders from a financial point of view than the transactions contemplated in the Purchase Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Purchase Agreement, any changes to the terms of the Purchase Agreement offered by Purchasers in response to such Acquisition Proposal and the ability of the person or entity making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

Post-Closing Covenants

Section 338(h)(10) Election. Following the closing of the Sale, Inseego and Purchasers shall jointly make an election under Section 338(h)(10) of the Code to have the transaction treated as a taxable sale of NWI’s corporate assets in exchange for cash and the assumption of certain liabilities and shall cooperate to take all actions necessary and appropriate to effect and preserve such elections.

Non-competition; Non-solicitation. Inseego has agreed that for three years after the closing of the Sale, it will not, subject to certain exceptions set forth in the Purchase Agreement, directly or indirectly, design, develop, manufacture, market or sell:

•

any mobile hotspot device, defined as a battery-enabled, portable cellular communications device whose primary function is to create an area of Wi-Fi coverage to serve as a link between nearby Wi-Fi-enabled devices and a cellular data network;

•	any USB modem; or

•	any device intended primarily for home use providing voice-over-LTE functionality;

provided, however, that the restrictions above shall not apply (i) if such device or modem is either (a) a Telematics Device, (b) a Telemetry Device, or (c) a Tracking Device (each, as defined in the Purchase Agreement); or (ii) to the marketing and sale by Inseego or its affiliates of third-party devices or modems that are bundled with Inseego’s or its affiliates’ hardware, software and/or service. Notwithstanding the foregoing and subject to certain exceptions, such restrictions will not apply to or be binding on acquirers of the Retained Business through an acquisition of securities of Inseego or all or substantially all of the assets of the Retained Business by a third party, or to third party successors of Inseego.

In addition, during such three-year period, Inseego has agreed not to, directly or indirectly, solicit or hire certain employees previously employed by the MiFi Business, even if any such employee is terminated by NWI, and neither Purchasers, NWI nor any of their respective affiliates may directly or indirectly solicit or hire certain employees of the Retained Business, even if any such employee is terminated by Inseego.

Assumption of Defense of Litigation. The Purchase Agreement requires that Inseego maintain or assume the defense of certain litigation matters relating to intellectual property used in the MiFi Business that were pending or threatened on the date of the Purchase Agreement. With respect to such pending actions, Inseego will pay 100% of the upfront fees and costs of such defense, and with respect to certain litigation matters that were threatened as of the date of the Purchase Agreement, should proceedings be initiated, Inseego would pay 66.7% of the upfront fees and costs of such defense, while NWI would pay the remaining 33.3% of such expenses. If upon resolution of any such litigation matter, there are amounts owing to a third party for either remedial payments relating to past intellectual property infringement or as royalty payments for future sales under a settlement, license or similar arrangement, then Inseego would be liable for the portion of such amount as relates to the pre-closing sales of the MiFi Business products and NWI would be liable for the portion of such amount as relates to the post-closing sales of the MiFi Business products.

No Cash Dividends, Share Repurchases and Prepayment of Indebtedness. For a period of 15 months following the closing of the Sale, Inseego is not permitted to (i) declare, set aside or pay to its stockholders any dividend or other cash distribution; (ii) effect any repurchases, redemptions or buybacks of any of its outstanding capital stock; or (iii) make any prepayments in respect of the Notes.

Conditions to the Completion of the Sale

Conditions to Each Party’s Obligation. The obligation of each of Inseego and Purchasers to complete the Sale is subject to satisfaction of the following conditions:

•	the Required Stockholder Vote shall have been obtained;

•	any waiting period (and extensions thereof) applicable to the completion of the Sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated;

•

no governmental authority will have enacted, issued or entered any governmental order that has the effect of making the Sale illegal, otherwise restraining or prohibiting completion of the Sale or causing any of the transactions under the Purchase Agreement to be rescinded following completion thereof;

•

Purchasers’ receipt of all consents, approvals and/or governmental orders of any governmental authority required by or with respect to either Purchaser in connection with the execution and delivery of the Purchase Agreement and the ancillary agreements and the completion of the transactions contemplated thereby; and

•	the approval of CFIUS shall have been obtained.

Conditions to Purchasers’ Obligations. The obligation of Purchasers to complete the Sale is subject to the satisfaction of the following conditions:

•

the accuracy of the representations and warranties made by Inseego in the Purchase Agreement as of the closing date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the MiFi Business or Inseego’s ability to complete the transaction contemplated thereby;

•

Inseego’s performance and compliance in all material respects with all agreements, covenants and conditions required by the Purchase Agreement to be performed or complied with by Inseego prior to or on the closing date;

•

receipt by Purchasers of a certificate executed by an authorized officer of Inseego confirming the satisfaction of the conditions relating to the representations and warranties of Inseego and the performance of the agreements and covenants of Inseego;

•	receipt by Purchasers of a legal opinion of counsel to NWI and Inseego with respect to certain matters of Delaware and California law; and

•

receipt by Purchaser of stock certificates evidencing the NWI Shares, free and clear of liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

Conditions to Inseego’s Obligations. The obligation of Inseego to complete the Sale is subject to the following conditions:

•

the accuracy of the representations and warranties made by Purchasers in the Purchase Agreement as of the closing date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchasers’ ability to complete the transactions contemplated thereby;

•

each Purchaser’s performance and compliance in all material respects with all agreements, covenants and conditions required by the Purchase Agreement and to be performed or complied with by it prior to or on the closing date;

•

receipt by Inseego of a certificate executed by an authorized officer of each Purchaser confirming the satisfaction of the conditions relating to the representations and warranties of Purchasers and the performance of the agreements and covenants of Purchasers;

•	NWI shall no longer be a borrower under the indenture governing the Notes; and

•	Purchasers shall have delivered to Inseego cash in the amount of the purchase price.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated at any time prior to the completion of the Sale:

•	by the mutual written consent of Inseego and Purchasers;

•	by Purchasers or Inseego if:

•

the closing of the Sale does not occur on or before April 21, 2017 (the “Outside Date”), unless the terminating party’s material breach of the Purchase Agreement was a principal cause of the failure of such closing to have occurred;

•	a U.S. government agency blocks the Sale or the Sale otherwise becomes illegal; or

•	the special meeting has been held and the Required Stockholder Vote has not been obtained.

•	by Purchasers upon written notice to Inseego if:

•

there is an incurable breach of Inseego’s representations and warranties or covenants that would prevent the related closing condition from being satisfied prior to the Outside Date, except that Purchasers’ right to terminate will not be available if they have materially breached any covenants or agreements contained in the Purchase Agreement; or

•

prior to Inseego obtaining the Required Stockholder Vote, (i) the Inseego Board effects a Change in the Inseego Board Recommendation; (ii) Inseego fails to include in this proxy statement the Inseego Board Recommendation; (iii) the Public Company Board adopts, approves, endorses or recommends any competing Acquisition Proposal; (iv) the Inseego Board fails to reaffirm the Inseego Board Recommendation within 10 business days after the date any competing Acquisition Proposal is first publicly disclosed; (v) the NWI Board changes the NWI Board Approval; or (vi) Inseego or NWI materially breach their respective no-shop obligations (each, a “Triggering Event”).

•	by Inseego upon written notice to Purchasers if:

•

there is an incurable breach of Purchasers’ representations and warranties or covenants that would prevent the related closing condition from being satisfied prior to the Outside Date, except that Inseego’s right to terminate will not be available if Inseego has materially breached any covenants or agreements contained in the Purchase Agreement; or

•

the Public Company Board determines to enter into a definitive agreement with respect to a Superior Proposal that includes the MiFi Business and concurrently with such termination, Inseego enters into a definitive acquisition agreement with respect to such proposal and pays the Purchasers a termination fee of $4.0 million.

Termination Fees

Inseego will be required to pay Purchasers a termination fee of $4.0 million if either: (i) Purchasers terminate the Purchase Agreement because a Triggering Event has occurred; or (ii) Inseego terminates the Purchase Agreement because the Public Company Board has determined to enter into a definitive agreement with respect to a Superior Proposal. Such termination fee shall be Purchasers’ sole and exclusive remedy for such termination.

Purchasers will be required to pay Inseego a termination fee of $4.0 million in the event the Purchase Agreement is terminated because the Outside Date has arrived and (i) Purchasers are in breach of their covenants relating to seeking the approval of CFIUS, (ii) any governmental consent, other than the approval of CFIUS, required by or with respect to Purchasers has not been obtained, or (iii) all closing conditions are satisfied or waived, but Purchasers refuse to close. Purchaser has placed $4.0 million in escrow pursuant to the terms of the Escrow Agreement as security for its obligation to pay such termination fee to Inseego. Such termination fee shall be Inseego’s sole and exclusive remedy for such termination.

Amendment and Waiver

The Purchase Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party thereto. No waiver by any party of any of the provisions thereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No party’s waiver or failure to insist upon strict compliance with an obligation, covenant or agreement on one instance shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

The parties agree that if any provision of the Purchase Agreement were not performed in accordance with the terms thereof, irreparable injury would occur for which monetary damages, even if available, would not be an adequate remedy. Accordingly, each party shall be entitled to specific performance of the terms of the Purchase Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Expenses

Except as otherwise expressly provided in the Purchase Agreement, all costs and expenses incurred in connection with the Purchase Agreement and all related documents and transactions shall be borne by the party incurring such costs and expenses.

Governing Law

The Purchase Agreement is governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

Escrow Agreement

In connection with the execution of the Purchase Agreement, Purchasers caused to be deposited $4.0 million with SunTrust Bank, as collateral and security for the payment of Purchasers’ termination fee, if and when it becomes due, which amount will be held in escrow pursuant to the terms of the Escrow Agreement.

IP Cross License Agreement

In connection with the signing of the Purchase Agreement, Inseego and NWI entered into the IP Cross License Agreement, pursuant to which (i) Inseego will grant NWI a worldwide, non-exclusive, non-sublicensable (other than as set forth therein), royalty-free, fully paid-up, perpetual (subject to the terms thereof), irrevocable (subject to the terms thereof), right and license to use certain intellectual property to conduct the MiFi Business, and (ii) NWI will grant Inseego a worldwide, non-transferable (other than as set forth therein), non-exclusive, royalty-free, fully paid-up, perpetual (subject to the terms thereof), irrevocable (subject to the terms thereof), right and license to use certain intellectual property to conduct the Retained Business. The licenses may be sublicensed by each party, subject to certain limitations and conditions.

Transition Services Agreement

In connection with the signing of the Purchase Agreement, Inseego and Purchasers entered into the Transition Services Agreement, pursuant to which Inseego will provide, or cause to be provided, certain services to Purchasers on a transitional basis during the periods and at the prices set forth in the schedules to the Transition Services Agreement. Likewise, Purchasers will provide, or cause to be provided, certain services to Inseego on a transitional basis during the periods and at the prices set forth in the schedules to the Transition Services Agreement.

Required Vote; Recommendation of the Inseego Board

Approval of this Sale Proposal requires the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter at the special meeting. For purposes of the vote on this Sale Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote by telephone, over the Internet or in person at the special meeting will have the same effect as voting “AGAINST” this Sale Proposal.

THE INSEEGO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SALE PROPOSAL.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are intended to show how the Sale might have affected historical financial statements if the Sale had been completed at an earlier time.

The unaudited pro forma condensed consolidated financial statements present the pro forma financial position and results of operations of the businesses of Inseego as if the sale of NWI, and its MiFi Business, had occurred on January 1, 2015.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 eliminates the MiFi Business from Inseego’s historical assets and liabilities and reflects Inseego’s financial position as if the sale of NWI, including the MiFi Business, had occurred on September 30, 2016.

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 eliminates the MiFi Business from Inseego’s historical results for each of those periods and represents the results of operations of Inseego’s RER (also known as FW), DigiCore (also known as Ctrack) and Enfora IoT businesses.

In addition, we have provided an unaudited supplemental pro forma condensed consolidated statement of operations for the year ended December 31, 2015 to reflect (i) the elimination of the MiFi Business from Inseego’s historical results for the year ended December 31, 2015, and (ii) the full-year operating results for RER and DigiCore, acquired on March 27, 2015 and October 5, 2015, respectively, as if those acquisitions had occurred on January 1, 2015.

The unaudited pro forma condensed consolidated financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the disposition of the MiFi Business occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that Inseego’s remaining business will experience after the disposition of the MiFi Business. In addition, the accompanying unaudited pro forma condensed consolidated statement of operations does not include any expected cost savings or restructuring actions which may be undertaken or achievable subsequent to the disposition of the MiFi Business or the impact of any non-recurring activity and one-time transaction related costs.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes and assumptions as well as the following information:

•

Unaudited Condensed Consolidated Financial Statements of Inseego, and notes thereto, as of and for the nine months ending September 30, 2016, included in Inseego’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2016;

•

Audited Consolidated Financial Statements of Inseego, and notes thereto, as of and for the year ended December 31, 2015, included in Inseego’s Annual Report on Form 10-K filed with the SEC on March 14, 2016; and

•

Audited Group Financial Statements of DigiCore, and notes thereto, as of and for the years ended June 30, 2014 and June 30, 2015, included in Inseego’s Current Report on Form 8-K/A filed with the SEC on December 17, 2015.

INSEEGO CORP. & SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2016

(in thousands)

	Historical Inseego	Sale of MiFi Business (a)	Pro Forma Adjustments		Pro Forma without MiFi Business
ASSETS
Current assets:
Cash and cash equivalents	$17,165	$—	$48,023	(b)	$65,188
Accounts receivable, net	27,497	(12,899)			14,598
Inventories	39,970	(13,727)			26,243
Prepaid expenses and other	12,390	(10,140)			2,250

Total current assets	97,022	(36,766)	48,023		108,279
Property, plant and equipment, net	7,820	(1,513)			6,307
Rental assets, net	6,582	—			6,582
Intangible assets, net	41,007	(109)			40,898
Goodwill	33,117	—			33,117
Other assets	36	(18)			18

Total assets	$185,584	$(38,406)	$48,023		$195,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,397	$(21,071)			$11,326
Accrued expenses and other current liabilities	37,091	(10,272)			26,819
DigiCore bank facilities	2,702	—			2,702

Total current liabilities	72,190	(31,343)	—		40,847
Long-term liabilities:
Convertible senior notes, net	88,796	—			88,796
Deferred tax liabilities, net	3,453	—			3,453
Other long-term liabilities	13,386	—			13,386

Total liabilities	177,825	(31,343)	—		146,482

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—			—
Common stock	54	—			54
Additional paid-in capital	506,141	—	73	(c)	506,214
Accumulated other comprehensive loss	(1,868)	—			(1,868)
Accumulated deficit	(496,623)	(7,063)	47,950	(b)(c)	(455,736)

Total stockholders’ equity attributable to Inseego	7,704	(7,063)	48,023		48,664
Noncontrolling interests	55	—			55

Total stockholders’ equity	7,759	(7,063)	48,023		48,719

Total liabilities and stockholders’ equity	$185,584	$(38,406)	$48,023		$195,201

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements

INSEEGO CORP. & SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2016

(in thousands, except for per share data)

	Historical Inseego	Sale of MiFi Business (d)	Pro Forma Adjustments		Pro Forma Without MiFi Business
Net revenues	$190,636	$(118,378)			$72,258
Cost of net revenues	123,291	(86,299)			36,992

Gross profit	67,345	(32,079)	—		35,266

Operating costs and expenses:
Research and development	24,248	(14,185)			10,063
Sales and marketing	24,062	(3,885)			20,177
General and administrative	34,744	(10,466)	(2,103	)(e)	22,175
Amortization of purchased intangible assets	2,912	—			2,912
Impairment of purchased intangible assets	2,594	—			2,594
Restructuring charges	1,685	(574)			1,111

Total operating costs and expenses	90,245	(29,110)	(2,103)		59,032

Operating income (loss)	(22,900)	(2,969)	2,103		(23,766)
Other income (expense):
Interest income (expense), net	(11,712)	(7)	26	(f)	(11,693)
Other income, net	986	54			1,040

Income (loss) before income taxes	(33,626)	(2,922)	2,129		(34,419)
Income tax benefit	478	3			481

Net income (loss)	(33,148)	(2,919)	2,129		(33,938)
Less: Net loss attributable to noncontrolling interests	(24)	—			(24)

Net loss attributable to Inseego Corp.	$(33,172)	$(2,919)	$2,129		$(33,962)

Per share data:
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.62)				$(0.63)

Weighted-average shares used in computation of basic and diluted net loss per share attributable to common shareholders:
Basic and diluted	53,584				53,584

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements

INSEEGO CORP. & SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2015

(in thousands, except for per share data)

	Historical Inseego	Sale of MiFi Business (d)	Pro Forma Adjustments		Pro Forma Without MiFi Business
Net revenues	$220,942	$(152,362)			68,580
Cost of net revenues	161,989	(113,922)			48,067

Gross profit	58,953	(38,440)			20,513

Operating costs and expenses:
Research and development	35,446	(22,095)			13,351
Sales and marketing	20,899	(6,958)			13,941
General and administrative	34,452	(12,790)			21,662
Amortization of purchased intangible assets	2,126	—			2,126
Restructuring charges	3,821	(2,442)			1,379

Total operating costs and expenses	96,744	(44,285)			52,459

Operating loss	(37,791)	5,845			(31,946)
Other income (expense):
Non-cash change in acquisition-related escrow	(8,286)	—			(8,286)
Interest income (expense), net	(7,164)	(25)	108	(f)	(7,081)
Other income, net	1,128	(191)			937

Loss before income taxes	(52,113)	5,629	108		(46,376)
Income tax provision	(181)	(4)			(185)

Net loss	(52,294)	5,625	108		(46,561)
Less: Net loss attributable to noncontrolling interests	8	—			8

Net loss attributable to Inseego Corp.	$(52,286)	$5,625	$108		$(46,553)

Per share data:
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.99)				$(0.88)

Weighted-average shares used in computation of basic and diluted net loss per share attributable to common shareholders:
Basic and diluted	52,767				52,767

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements

INSEEGO CORP. & SUBSIDIARIES

Unaudited Supplemental Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2015

(in thousands, except for per share data)

	Pro Forma Without MiFi Business	RER (1)	DigiCore (2)	Pro Forma Adjustments		Pro Forma Without Mifi Business and Full Year RER and Digicore
Net revenues	$68,580	$5,071	$50,840	$(1,168	)(3)	$123,323
Cost of net revenues	48,067	2,881	17,514	399	(3)(7)	68,861

Gross profit	20,513	2,190	33,326	(1,567)		54,462
Operating costs and expenses:
Research and development	13,351	505	3,812	(965	)(4)(8)	16,703
Sales and marketing	13,941	731	17,591	10	(4)	32,273
General and administrative	21,662	1,529	14,013	(2,419	)(4)(5)(6)	34,785
Amortization of purchased intangible assets	2,126	—	—	2,126	(7)	4,252
Restructuring charges	1,379	—	—	—		1,379

Total operating costs and expenses	52,459	2,765	35,416	(1,248)		89,392

Operating loss	(31,946)	(575)	(2,090)	(319)		(34,930)
Other income (expense):
Non-cash change in acquisition-related escrow	(8,286)	—	—	8,286	(9)	—
Interest expense, net	(7,081)	(25)	(578)	(6,685	)(10)	(14,369)
Other income, net	937	3	6,454	—		7,394

Income (loss) before income taxes	(46,376)	(597)	3,786	1,282		(41,905)
Income tax benefit (provision)	(185)	—	664	230	(11)	709

Net income (loss)	(46,561)	(597)	4,450	1,512		(41,196)
Less: net income (loss) attributable to noncontrolling interests	8	—	(47)	—		(39)

Net income (loss) attributable to Inseego Corp.	$(46,553)	$(597)	$4,403	$1,512		$(41,235)

Per share data:
Net loss per share attributable to common shareholders:
Basic and diluted	$(0.88)					$(0.76)

Weighted-average shares used in computation of basic and diluted net loss per share attributable to common shareholders:
Basic and diluted	52,767			1,642	(12) (13)	54,409

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements

INSEEGO, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Planned sale of the MiFi Business

On September 21, 2016, Inseego entered into a stock purchase agreement (the “Purchase Agreement”) with Novatel Wireless, Inc. (“NWI”), T.C.L. Industries Holdings (H.K.) Limited and Jade Ocean Global Limited (the “Purchaser”), which provides for the sale of all of the issued and outstanding shares of common stock of NWI to the Purchaser for $50.0 million in cash, subject to potential adjustment based on NWI’s working capital and outstanding indebtedness as of the closing of the sale (the “Sale”).

As described elsewhere in this proxy statement, on November 8, 2016, in order to facilitate the proposed Sale and as required by the Purchase Agreement, NWI, Inseego and their affiliates completed an internal reorganization (the “Reorganization”). The purpose and effect of the Reorganization was to separate NWI’s assets and liabilities associated with NWI’s mobile broadband business, which includes its MiFi branded hotspots and USB modem product lines (the “MiFi Business”) from the assets and liabilities associated with its ongoing Ctrack, FW and Enfora IoT businesses.

Upon completion of the Sale, Purchaser will acquire all of the issued and outstanding shares of common stock of NWI, which holds the MiFi Business. Certain assets and liabilities of the MiFi Business will not be included with the Sale, including cash balances, deferred tax assets, and restructuring related liabilities. The MiFi Business focuses on the development, manufacturing and sale of cellular modems and hotspot devices with the vast majority of its customers, sales and operations located in the United States.

Under the terms of the Purchase Agreement, the purchase price of $50.0 million will be increased by the amount by which the working capital of the MiFi Business at the closing date exceeds $5.7 million and decreased by the amount by which the working capital of the MiFi Business at the closing date is less than $5.7 million. In addition, the purchase price will be decreased by the amount of any outstanding indebtedness of NWI as of the closing of the Sale.

Following the Sale, Inseego will continue to operate its remaining R.E.R. Enterprises, Inc. (“RER”), DigiCore Holdings Limited (“DigiCore” or “Ctrack”) and Enfora, Inc. (“Enfora”) Internet of Things (“IoT”) businesses with a continued focus on products and services that generate recurring revenues.

Note 2.    Unaudited pro forma adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and/or the unaudited pro forma condensed consolidated statements of operations.

(a)	Elimination of assets and liabilities attributable to the MiFi Business.

(b)	Proceeds from the Sale (in thousands):

Gross proceeds	$50,000
Estimated working capital adjustment, net of outstanding indebtedness	(277)

Adjusted gross proceeds	49,723
Less: transaction fee paid on closing	(1,700)

Adjusted net proceeds	$48,023

(c)

Reflects the stock-based compensation expense related to the acceleration of unvested options to purchase shares of common stock of Inseego and unvested restricted stock unit awards as a result of the termination of certain employees of the MiFi Business in connection with the Sale.

(d)	Reflects the elimination of revenue, cost of revenues, operating expenses and other income (expense) attributable to the MiFi Business.

(e)	Elimination of nonrecurring transaction costs incurred during the nine months ended September 30, 2016 that are directly related to the Sale.

(f)

Reduction of interest expense on outstanding balances under Inseego’s revolving credit facility for the nine months ended September 30, 2016 and for the year ended December 31, 2015 which would not have been outstanding had the Sale occurred on January 1, 2015.

Note 3. Unaudited supplemental pro forma adjustments

In separate transactions unrelated to the Sale, Inseego acquired RER on March 27, 2015 and DigiCore on October 5, 2015. An unaudited supplemental pro forma condensed consolidated statement of operations has been presented to reflect the full year operations of RER and DigiCore as if those acquisitions had occurred on January 1, 2015.

The following pro forma adjustments are included in the supplemental unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015:

(1)	Results of operations for RER for the pre-acquisition period January 1, 2015 through March 26, 2015 (the “RER Pre-Acquisition Period”).

(2)	Results of operations for DigiCore for the pre-acquisition period January 1, 2015 through October 4, 2015 (the “DigiCore Pre-Acquisition Period”).

(3)	Elimination of $1.2 million in intercompany sales between DigiCore and Inseego.

(4)

Incremental share-based compensation expense related to stock options granted on the acquisition dates to RER and DigiCore employees on their respective acquisition dates amounting to $44,000 and $0.7 million, respectively, for the RER Pre-Acquisition Period and the DigiCore Pre-Acquisition Period.

(5)	Amortization of $0.5 million of cash retention bonuses paid or payable to certain DigiCore employees on the acquisition date for the DigCore Pre-Acquisition Period.

(6)

Elimination of transaction costs incurred by Inseego and RER of $1.4 million related directly to the acquisition of RER and incurred by Inseego and DigiCore of $2.3 million related directly to the acquisition of DigiCore.

(7)	Amortization of acquired intangibles related to the RER Pre-Acquisition Period and the DigiCore Pre-Acquisition Period as follows (in thousands):

	RER	DigiCore	Total
Cost of net revenues:
Developed technology	$147	$1,420	$1,567
Amortization of acquired intangibles:
Customer relationships / trademarks	$311	$1,815	$2,126

(8)	Elimination of $1.0 million of amortization of historical intangibles of DigiCore during the DigiCore Pre-Acquisition Period.

(9)	Elimination of non-cash change in acquisition-related escrow on assumption that the DigiCore transaction occurred on January 1, 2015.

(10)	Interest expense on convertible debt related to the financing of the DigiCore acquisition for the period of January 1, 2015 through June 10, 2015, the date the debt was issued.

(11)	Income tax benefit related to taxable DigiCore pro forma adjustments.

(12)

To reflect the RER Pre-Acquisition Period of the then obligation to issue approximately 3.2 million shares in March 2016 to former RER shareholders which is assumed to be outstanding for the entire year for the purpose of calculating earnings per share for the year ended December 31, 2015.

(13)

To reflect the RER Pre-Acquisition Period portion of the approximately 3.8 million shares issued in connection with the exercise of warrants by an Inseego shareholder in March 2015, the proceeds of which were used to partially fund the RER acquisition, which are assumed to be outstanding for the entire year for the purposes of calculating earnings per share for the year ended December 31, 2015.

UNAUDITED CONDENSED FINANCIAL STATEMENTS OF THE MIFI BUSINESS

The accompanying unaudited condensed financial statements of Inseego’s MiFi Business include only the assets and liabilities of the MiFi Business which are being acquired and assumed by Purchaser as a result of the Sale and the revenue and expenses which are related to those specific assets and liabilities.

The accompanying unaudited condensed financial statements have been prepared from Inseego’s historical accounting records and do not purport to reflect the revenue and expenses that would have resulted if the MiFi Business had been a separate, standalone business during the periods presented. Although management has estimated allocations of certain corporate administrative and public company costs to the MiFi Business, such allocations are not necessarily indicative of the actual costs that the MiFi Business would have incurred had it been a standalone entity.

As a product line of Inseego, the MiFi Business is dependent upon Inseego for all of its working capital and financing requirements.

The unaudited condensed financial statements of the MiFi Business consist of:

•	Unaudited Condensed Balance Sheet of September 30, 2016, December 31, 2015 and 2014;

•	Unaudited Condensed Statements of Operations for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014;

•	Unaudited Condensed Changes in Inseego’s Net Investment for the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014; and

•	Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014.

The unaudited financial statements of the MiFi Business should be read in conjunction with (i) the Unaudited Condensed Consolidated Financial Statements of Inseego, and the notes thereto, as of and for the nine months ending September 30, 2016, included in Inseego’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2016 and (ii) the Audited Consolidated Financial Statements of Inseego, and notes thereto, as of and for the years ended December 31, 2015 and 2014, included in Inseego’s Annual Report on Form 10-K filed with the SEC on March 14, 2016, which are incorporated herein by reference.

MiFi BUSINESS

Unaudited Condensed Balance Sheet

(in thousands)

	September 30,	December 31,
	2016	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Accounts receivable, net	12,899	8,203	16,648
Inventories	13,727	27,445	26,071
Prepaid expenses and other	10,140	3,418	5,816

Total current assets	36,766	39,066	48,535
Property, plant and equipment, net	1,513	2,548	4,532
Intangible assets, net	109	288	256
Other assets	18	180	467

Total assets	$38,406	$42,082	$53,790

LIABILITIES AND INSEEGO’S NET INVESTMENT
Current liabilities:
Accounts payable	21,071	21,189	27,806
Accrued expenses and other current liabilities	10,272	7,576	13,558

Total current liabilities	31,343	28,765	41,364
Long-term liabilities:
Other long-term liabilities	—	33	369

Total liabilities	31,343	28,798	41,733
Commitments and contingencies
Inseego’s net investment	7,063	13,284	12,057

Total liabilities and Inseego’s net investment	$38,406	$42,082	$53,790

See notes to these unaudited condensed financial statements

MiFi BUSINESS

Unaudited Condensed Statements of Operations

(in thousands)

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2016	2015	2014
Net revenues	$118,378	$152,362	$148,646
Cost of net revenues	86,299	113,922	118,798

Gross profit	32,079	38,440	29,848
Operating costs and expenses:
Research and development	14,185	22,095	22,094
Sales and marketing	3,885	6,958	6,730
General and administrative	10,466	12,790	8,443
Restructuring charges	574	2,442	6,398

Total operating costs and expenses	29,110	44,285	43,665

Operating income (loss)	2,969	(5,845)	(13,817)
Other expense:
Interest income, net	7	25	48
Other income (expense), net	(54)	191	37

Income (loss) before income taxes	2,922	(5,629)	(13,732)
Income tax benefit (provision)	(3)	4	(14)

Net income (loss)	$2,919	$(5,625)	$(13,746)

See notes to these unaudited condensed financial statements

MiFi BUSINESS

Unaudited Condensed Changes in Inseego’s Net Investment

(in thousands)

Balance at December 31, 2013	$26,098
Net loss	(13,746)
Share-based compensation expense	2,702
Net transfers to Inseego	(2,997)

Balance at December 31, 2014	12,057
Net loss	(5,625)
Share-based compensation expense	4,824
Net transfers from Inseego	2,028

Balance at December 31, 2015	13,284
Net income	2,919
Share-based compensation expense	2,786
Net transfers to Inseego	(11,926)

Balance at September 30, 2016	$7,063

See notes to these unaudited condensed financial statements

MiFi BUSINESS

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$2,919	$(5,625)	$(13,746)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,574	3,070	5,749
Provision for bad debts, net of recoveries	(92)	249	12
Provision for excess and obsolete inventory	2,694	528	1,676
Share-based compensation expense	2,786	4,824	2,702
Other	162	287	(191)
Changes in assets and liabilities:
Accounts receivable	(4,604)	8,196	16,070
Inventories	11,024	(1,902)	(9,399)
Prepaid expenses and other assets	(6,722)	2,398	(1,171)
Accounts payable	(118)	(6,617)	6,550
Accrued expenses, income taxes and other	2,663	(6,318)	(3,591)

Net cash provided by (used in) operating activities	12,286	(910)	4,661

Cash flows from investing activities:
Purchases of property, plant and equipment	(360)	(1,118)	(1,664)

Net cash used in investing activities	(360)	(1,118)	(1,664)

Cash flows from financing activities:
Transfers from (to) Inseego	(11,926)	2,028	(2,997)

Net cash provided by (used in) financing activities	(11,926)	2,028	(2,997)

Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

See notes to these unaudited condensed financial statements

THE MIFI BUSINESS

Notes to Unaudited Condensed Financial Statements

Note 1. Business

The MiFi Business consists of substantially all of the assets and liabilities related to or used in connection with Novatel Wireless, Inc.’s (“NWI”) mobile broadband business, including its related MiFi branded hotspots and USB modem product lines, and related liabilities. NWI is owned by Inseego Corp. (“Inseego”).

Basis of Presentation

The accompanying unaudited condensed financial statements (the “Unaudited Financial Statements”) have been prepared in connection with the pending sale of the MiFi Business as described elsewhere in this proxy statement. They have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. The term “carve-out” as used herein applies to general purpose financial statements of an operating unit which are derived or carved-out of those of a larger corporate entity. These financial statements, which are presented in a condensed format, do not include all of the information and footnotes required by GAAP, reflect the historical financial position, results of operations and cash flows of the MiFi Business for the periods presented, and includes only the assets, liabilities and operating activities of the MiFi Business. The carrying value of those assets less the carrying value of those liabilities on each of the balance sheet dates represents Inseego’s net investment in the MiFi Business at that date. The historical financial statements have been derived from the consolidated financial statements of Inseego, and include the revenue, costs of revenue, operating and other expenses associated with the MiFi Business. Certain assumptions and allocations have been made in the preparation of these Unaudited Financial Statements to depict the MiFi Business on a standalone basis for the periods presented. As a result, the Unaudited Financial Statements may not be indicative of the financial position, results of operations or cash flows that would have been presented if the MiFi Business had been a standalone entity.

Due to existing functions and facilities shared among Inseego’s other businesses, certain operating expenses, including general corporate overhead expenses, have been allocated to the MiFi Business. Where specific identification of expenses was not practicable, a reasonable method of allocation was applied using underlying activity drivers of such expenses as a basis of allocation, including management’s estimates of the portion of shared employees’ time spent supporting the MiFi Business and the corresponding application of such percentages to compensation and other applicable shared costs. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the MiFi Business had it been operating as a standalone entity for the periods presented or the amounts that will be incurred in the future. See Note 2 for further information regarding general corporate overhead expense allocations.

Operating results for the nine months ended September 30, 2016 and the years ended December 31, 2015 and 2014 may not be indicative of the results that may be experienced in any future period. In the opinion of management, the Unaudited Financial Statements include all adjustments necessary to present fairly the financial position and operating results of the MiFi Business for the periods presented. The sale of the MiFi Business is subject to approval of Inseego’s stockholders and other closing conditions set forth in the Purchase Agreement.

Note 2. Related Party Funding and Expense Allocation

Inseego has a centralized cash management function which funds its business unit operations as needed. The MiFi Business’s aggregate cash flows from its operating, investing and financing activities are deemed to have been net transfers from or to Inseego. Such transfers have also been reported as a component of the change in Inseego’s net investment in the MiFi Business.

These Unaudited Financial Statements reflect allocated general corporate expenses associated with centralized support functions including, but not limited to, corporate executive management, tax, accounting and finance, information technology, human resources and legal. These costs generally include all payroll and benefit costs as well as overhead costs related to the support functions. Inseego also allocates costs associated with public company costs, office facilities, corporate insurance coverage and medical and other health plan costs for employees participating in Inseego’s sponsored plans. The allocations are based on a combination of factors, including headcount and estimated time spent on each business unit or business line of Inseego.

Note 3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent liabilities. Actual results could differ materially from these estimates. Significant estimates include allowance for doubtful accounts receivable, provision for excess and obsolete inventory, valuation of intangible and long-lived assets, royalty costs, provisions relating to litigation and restructuring, provision for warranty costs, income taxes and share-based compensation expense.

Cash and Cash Equivalents

Cash and cash equivalents of the MiFi Business are deemed to have been regularly settled with Inseego and have therefore been included in Inseego’s net investment in the MiFi Business.

Allowance for Doubtful Accounts Receivable

The MiFi Business provides an allowance for its accounts receivable for estimated losses that may result from its customers’ inability to pay. The MiFi Business determines the amount of the allowance by analyzing known uncollectible accounts, aged receivables, economic conditions, historical losses, and changes in customer payment cycles and a customer’s credit-worthiness. Amounts later determined and specifically identified to be uncollectible are charged or written off against this allowance. To minimize the likelihood of uncollectibility, the MiFi Business reviews its customers’ credit-worthiness periodically based on credit scores generated by independent credit reporting services, its experience with its customers and the economic condition of its customers’ industries. Material differences may result in the amount and timing of expense for any period if the MiFi Business were to make different judgments or utilize different estimates.

Inventories and Provision for Excess and Obsolete Inventory

Inventories are stated at the lower of cost or market. Shipping and handling costs are classified as a component of cost of net revenues. The MiFi Business reviews the components of its inventory and inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances or new product introductions by the MiFi Business or its customers that vary from its current expectations. Whenever inventory is written down, a new cost basis is established and the inventory is not subsequently written up if market conditions improve.

The MiFi Business believes that, when made, the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory. If customer demand for the MiFi Business’s inventory is substantially less than its estimates, inventory write-downs may be required, which could have a material adverse effect on its Unaudited Financial Statements.

Property, Plant and Equipment

Property, plant and equipment are initially stated at cost and depreciated using the straight-line method. Test equipment, computer equipment and purchased software, product tooling and furniture and fixtures are depreciated over lives ranging from eighteen months to six years. Leasehold improvements are depreciated over the shorter of the related remaining lease period or useful life.

Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals and betterments that extend the useful lives of existing property, plant and equipment are capitalized and depreciated over the remaining useful life. Upon retirement or disposition of property, plant and equipment, any resulting gain or loss is recognized in other income (expense), net, in the MiFi Business’s statements of operations.

Intangible Assets

Intangible assets include the costs of non-exclusive and perpetual worldwide software technology licenses. These costs are amortized on an accelerated or straight-line basis, depending on the anticipated utilization of the assets, over their estimated useful lives of the assets.

Long-Lived Assets

The MiFi Business periodically evaluates the carrying value of the unamortized balances of its long-lived assets, including property, plant and equipment and intangible assets, to determine whether impairment of these assets has occurred or whether a revision to the related depreciation and amortization periods should be made. When the carrying value of an asset exceeds the associated undiscounted expected future cash flows, the asset is considered to be impaired and is written down to fair value. Fair value is determined based on an evaluation of the assets associated undiscounted future cash flows or appraised value. This evaluation is based on management’s projections of the undiscounted future cash flows associated with each class of asset. If management’s evaluation indicates that the carrying values of these assets are impaired, such impairment is recognized by a reduction of the applicable asset’s carrying value to its estimated fair value and the impairment is expensed as a part of continuing operations. No impairment charges related to the MiFi Business’s long-lived assets were recognized during the nine months ended September 30, 2016, or the years ended December 31, 2015 and 2014.

Revenue Recognition

The MiFi Business generates the majority of its revenue from the sale of wireless modems to wireless operators, OEM customers and value added resellers and distributors. Revenue is generally recognized upon the delivery of the product to the customer. The MiFi Business has granted price protection to certain customers in accordance with the provisions of the respective contracts. The MiFi Business tracks pricing and other terms offered to customers buying similar products to assess compliance with these provisions. The MiFi Business estimates the amount of price protection for current period product sales utilizing historical experience and information regarding customer inventory levels. To date, the MiFi Business has not incurred material price protection obligations. Revenues from sales to certain customers are subject to cooperative advertising allowances. Cooperative advertising allowances are recorded as an operating expense to the extent that the advertising benefit is separable from the revenue transaction and the fair value of that advertising benefit is determinable. To the extent that such allowances either do not provide a separable benefit to the MiFi Business, or the fair value of the advertising benefit cannot be reliably estimated, such amounts are recorded as a reduction of revenue. The MiFi Business establishes a reserve for estimated product returns in the period in which revenue is recognized. In estimating future product returns, the MiFi Business considers various factors, including its stated return policies and practices and historical trends.

Warranty Costs

The MiFi Business accrues warranty costs based on estimates of future warranty related replacement, repairs or rework of products. The MiFi Business’s warranty policy generally provides one to three years of coverage for products following the date of purchase. The MiFi Business’s policy is to accrue the estimated cost of warranty coverage as a component of cost of net revenues in its statements of operations at the time revenue is recognized. In estimating its future warranty obligations, the MiFi Business considers various factors, including the historical frequency and volume of claims and cost to replace or repair products under warranty. The warranty provision for the MiFi Business’s products is determined by using a financial model to estimate future warranty costs. The MiFi Business’s financial model takes into consideration actual product failure rates, estimated replacement, repair or rework expenses, and potential risks associated with its different products. The risk levels, warranty cost information and failure rates used within this financial model are reviewed throughout the year and updated if and when these inputs change.

Income Taxes

For purposes of the Unaudited Financial Statements, income tax was calculated at statutory rates adjusted for applicable permanent differences, as if the MiFi Business was a separate taxpayer utilizing the “Separate Return Method,” even though it has been included in the consolidated tax return of Inseego.

The MiFi Business utilizes a more-likely-than-not recognition threshold, based on the technical merits of the tax position taken, when it considers the need for a provision related to an uncertain tax provision. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of the tax benefits, determined on a cumulative probability basis, which is more likely than not to be realized upon ultimate settlement in the financial statements. The MiFi Business recognizes interest and penalties related to income tax matters in income tax expense.

Since the MiFi Business has been included in Inseego’s consolidated tax return and has a history of net losses for both financial reporting and tax purposes, and because any net operating loss carryforward attributable to the MiFi Business is not included in the Sale, no deferred tax assets or deferred tax liabilities are reflected in the unaudited condensed balance sheets.

Share-Based Compensation

Inseego has granted stock options and restricted stock units to certain employees of the MiFi Business. Inseego also has an employee stock purchase plan (“ESPP”) for eligible employees of the MiFi Business. Compensation cost associated with all share-based payments is measured based on grant date fair values. The fair value of each employee stock option and employee stock purchase right is estimated on the date of grant using an option pricing model that meets certain requirements. The Black-Scholes option pricing model is used to estimate the fair value of its stock options and stock purchase rights. The Black-Scholes model is considered an acceptable model under GAAP but the fair values generated by it may not be indicative of the actual fair values of the equity awards as it does not consider certain factors important to those equity awards to employees, such as continued employment and periodic vesting requirements, as well as limited transferability. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by Inseego’s stock price and a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends.

For grants of stock options, Inseego uses a blend of historical and implied volatility for traded options on its stock in order to estimate the expected volatility assumption required in the Black-Scholes model. Inseego’s use of a blended volatility estimate in computing the expected volatility assumption for stock options is based on its belief that while the implied volatility is representative of expected future volatility, the historical volatility over the expected term of the equity award is also an indicator of expected future volatility. Due to the short duration of stock purchase rights under the ESPP, Inseego utilizes historical volatility in order to estimate the expected volatility assumption of the Black-Scholes model.

The expected term of stock options granted is estimated using Inseego’s historical experience. The risk-free interest rate assumption is based on observed interest rates appropriate for the expected terms of the equity awards. The dividend yield assumption is based on Inseego’s history and expectation of no dividend payouts. Inseego estimates forfeitures at the time of grant and revises these estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Inseego estimates its forfeiture rate assumption for all types of share-based compensation awards based on historical forfeiture rates related to each category of award.

Compensation cost associated with grants of restricted stock units are measured at fair value, which has historically been the closing price of Inseego’s stock on the date of grant.

The MiFi Business recognizes share-based compensation expense over the requisite service period of each individual equity award, which generally equals the vesting period, using the straight-line method for equity awards that contain only service conditions. For equity awards that contain performance conditions, the MiFi Business recognizes the share-based compensation expense on a straight-line basis for each vesting tranche.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”), which are adopted by the MiFi Business as of the specified date. Unless otherwise discussed, management believes the impact of recently issued standards, which are not yet effective, will not have a material impact on its Unaudited Financial Statements upon adoption.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. The new standard will require revenue recognized to represent the transfer of promised goods or services to customers in an amount that reflects the consideration in which a business expects to receive in exchange for those goods or services. The standard also requires new, expanded disclosures regarding revenue recognition. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of Effective Date. The standard defers the effective date of adoption of ASU 2014-09 to interim and annual reporting periods beginning after December 15, 2017. Early adoption is permitted but not before the original effective date of December 15, 2016. The MiFi Business is currently assessing the impact of this guidance.

In April 2015, the FASB issued ASU 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Under this standard, if a cloud computing arrangement includes a software license, the software license element of the arrangement should be accounted for consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the arrangement should be accounted for as a service contract. The MiFi Business implemented this guidance during the first quarter of 2016. This guidance did not have a material impact on the MiFi Business’s unaudited condensed consolidated financial statements upon adoption.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. Under this standard, inventory will be measured at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The standard defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” No other changes were made to the current guidance on inventory measurement. The MiFi Business elected to early adopt this guidance during the fourth quarter of 2015.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. This guidance results in a more faithful representation of the rights and obligations arising from operating and capital leases by requiring lessees to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. This guidance is effective prospectively for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The MiFi Business is currently assessing the impact of this guidance.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which affects entities that issue share-based payment awards to their employees. The guidance is designed to identify areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance is effective prospectively for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. The MiFi Business is currently assessing the impact of this guidance.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how companies present and classify certain cash receipts and cash payments in the statement of cash flows. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The MiFi Business is currently assessing the impact of this guidance.

Note 4. Financial Statement Details

Accounts Receivable

Accounts receivable consist of the following (in thousands):

	September 30,	December 31,
	2016	2015	2014
Trade receivables	$13,232	$8,506	$16,710
Less: allowance for doubtful accounts	(333)	(303)	(62)

	$12,899	$8,203	$16,648

Inventories

Inventories consist of the following (in thousands):

	September 30,	December 31,
	2016	2015	2014
Finished goods	$11,199	$21,989	$24,143
Raw materials and components	2,528	5,456	1,928

	$13,727	$27,445	$26,071

Property, Plant and Equipment

Property, plant and equipment consists of the following (in thousands):

	September 30,	December 31,
	2016	2015	2014
Test equipment	$46,302	$46,415	$51,837
Computer equipment and purchased software	8,850	8,690	10,043
Product tooling	3,398	3,398	3,242
Furniture and fixtures	1,140	1,140	1,756
Leasehold improvements	3,854	3,583	4,007

Total assets	63,544	63,226	70,885
Less: accumulated depreciation and amortization	(62,031)	(60,678)	(66,353)

	$1,513	$2,548	$4,532

Depreciation and amortization expense relating to property, plant and equipment was $1.5 million, $2.9 million and $5.6 million for the nine months ended September 30, 2016, and for the years ended December 31, 2015 and 2014, respectively.

Intangible Assets

At September 30, 2016, December 31, 2015 and December 31, 2014, the MiFi Business had net acquired software licenses and other intangibles of $0.1 million, $0.3 million and $0.3 million, respectively. The acquired software licenses represent rights to use certain software necessary for the development and commercial sale of the MiFi Business’s products.

Amortization expense relating to acquired software licenses and other intangibles was $0.1 million, $0.2 million and $0.1 million for the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014, respectively. Amortization expense related to licenses obtained for research purposes is included in research and development expense in the unaudited condensed statements of operations. Amortization expense related to licenses obtained for commercial products is recorded in cost of net revenues in the unaudited condensed statements of operations. At September 30, 2016, the weighted-average remaining useful life of the MiFi Business’s acquired software licenses and other intangibles was 1.3 years.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30,	December 31,
	2016	2015	2014
Royalties	$4,010	$1,644	$3,199
Payroll and related expenses	2,510	1,843	5,107
Warranty obligations	249	317	827
Market development funds and price protection	2,513	2,781	2,502
Professional fees	279	61	52
Deferred revenue	—	22	387
Other	711	908	1,484

	$10,272	$7,576	$13,558

Accrued Warranty Obligations

Accrued warranty obligations consist of the following (in thousands):

	September 30,	December 31,
	2016	2015	2014
Warranty liability at beginning of period	$317	$827	$1,905
Additions charged to operations	337	643	939
Deductions from liability	(405)	(1,153)	(2,017)

Warranty liability at end of period	$249	$317	$827

Note 5. Income Taxes

The MiFi Business has a sustained history of net losses. For tax purposes, the MiFi Business has been included in Inseego’s consolidated federal income tax return. The provision for income taxes for the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014 is comprised solely of state income and franchise taxes.

Note 6. Share-based Compensation

Certain employees of the MiFi Business have been granted awards under Inseego’s various incentive compensation and employee stock purchase plans (the “Plans”). The compensation committee of Inseego’s Board of Directors (the “Compensation Committee”) administers the Plans.

The MiFi Business included the following amounts for share-based compensation expense in the unaudited condensed statements of operations for the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014 (in thousands):

	Nine Months Ended	Years Ended
	September 30,	December 31,
	2016	2015	2014
Cost of revenues	$127	$199	$4
Research and development	468	678	379
Sales and marketing	401	371	111
General and administrative	1,790	2,602	1,029
Restructuring charges	—	974	1,179

	$2,786	$4,824	$2,702

Note 7. Commitments and Contingencies

Operating Leases

The MiFi Business leases its office space and certain equipment under non-cancellable operating leases with various terms through 2020. The minimum annual rent on the MiFi Business’s office space is subject to increases based on stated rental adjustment terms, property taxes and operating costs and contains rent concessions. For financial reporting purposes, rent expense is recognized on a straight-line basis over the term of the lease. Accordingly, rent expense recognized in excess of rent paid is reflected as deferred rent. Rent expense under operating leases for the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014 was $1.6 million, $2.0 million and $2.0 million, respectively. The MiFi Business’s office space lease contains incentives in the form of reimbursement from the landlord for a portion of the costs of leasehold improvements incurred by the MiFi Business which are recorded to rent expense on a straight-line basis over the term of the lease.

The future minimum payments under non-cancellable operating leases were as follows at September 30, 2016 (in thousands):

2016 (quarter ended December 31, 2016)	$321
2017	987
2018	870
2019	857
2020	97

Total	$3,132

The future minimum payments above have not been reduced by minimum sublease rental income of $0.1 million due in the future under noncancellable subleases.

Employee Retention Matters

In connection with the MiFi Business’s turnaround efforts, and to retain and encourage employees to assist the MiFi Business with its efforts, the Compensation Committee approved an all-employee retention bonus plan in 2014 (“Retention Bonus Plan”) based on achieving certain financial and cash targets. The financial metrics had to be met for two consecutive quarter periods during the three quarter periods ending March 31, 2015. At December 31, 2014, the MiFi Business accrued approximately $3.4 million of the maximum total target bonus expense based on the MiFi Business’s financial results for the quarter ended December 31, 2014 and the assessment of the probability of the achievement of the remaining metrics in March 31, 2015. The total Retention Bonus Plan expense of approximately $6.8 million was recognized over the requisite service period, $3.4 million of which was recognized during the year ended December 31, 2015. In the third quarter of 2015, the MiFi Business paid U.S. employees their bonuses with shares of Inseego’s common stock.

Legal

The MiFi Business is, from time to time, party to various legal proceedings arising in the ordinary course of business. The MiFi Business records a loss when information indicates that a loss is both probable and estimable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the MiFi Business records the minimum estimated liability related to the claim. As additional information becomes available, the MiFi Business assesses the potential liability related to the MiFi Business’s pending litigation and revises its estimates, if necessary. The MiFi Business expenses litigation costs as incurred.

The MiFi Business is currently named as a defendant or co-defendant in some patent infringement lawsuits in the U.S. and is indirectly participating in other U.S. patent infringement actions pursuant to its contractual indemnification obligations to certain customers. Based on an evaluation of these matters and discussions with the MiFi Business’s intellectual property litigation counsel, the MiFi Business believes that liabilities arising from or sums paid in settlement of these existing matters would not have a material adverse effect on its results of operations or financial condition.

Note 8. Concentrations of Risk

Concentrations of Risk

Substantially all of the MiFi Business’s net revenues are derived from sales of wireless access products. Any significant decline in market acceptance of the MiFi Business’s products or in the financial condition of the MiFi Business’s customers would have an adverse effect on the MiFi Business’s results of operations and financial condition.

A significant portion of the MiFi Business’s net revenues comes from a small number of customers. For the nine months ended September 30, 2016 and for the years ended December 31, 2015 and 2014, sales to the MiFi Business’s largest customer accounted for approximately 88%, 78% and 64% of net revenues, respectively.

A significant portion of the MiFi Business’s accounts receivables comes from a small number of customers. At September 30, 2016 and December 31, 2015 and 2014, the MiFi Business had one customer who accounted for approximately 80%, 38% and 67% of total accounts receivable, respectively.

The MiFi Business outsources its manufacturing to several third-party manufacturers. If these third-party manufacturers were to experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, product shipments to the MiFi Business’s customers could be delayed or the MiFi Business’s customers could consequently elect to cancel their underlying orders, which would negatively impact the MiFi Business’s net revenues and results of operations.

Note 9. Retirement Savings Plans

Inseego has a defined contribution 401(k) retirement savings plan (the “Plan”). Substantially all of the MiFi Business’s U.S. employees are eligible to participate in the Plan after meeting certain minimum age and service requirements. Inseego suspended the employer matching portion of the Plan on August 1, 2014. Effective January 1, 2016 Inseego reinstated the employer matching portion of the Plan and on that date the MiFi Business began matching 50% of the first 6% of an employee’s designated deferral of their eligible compensation. Employees may make discretionary contributions to the Plan subject to Internal Revenue Service limitations. Employer matching contributions under the Plan amounted to approximately $0.4 million for the nine months ended September 30, 2016 and $0.5 million for the year ended December 31, 2014. There were no employer matching contributions under the Plan during the year ended December 31, 2015. Employer matching contributions vested over a two-year period prior to January 1, 2016 and vest immediately beginning January 1, 2016.

Note 10. Restructuring

In September 2013, the MiFi Business commenced certain restructuring initiatives including the closure of the MiFi Business’s development site in Calgary, Canada, and the consolidation of certain supply chain management activities (the “2013 Initiatives”). The 2013 Initiatives are expected to be completed in December 2016.

In June 2014, the MiFi Business commenced certain restructuring initiatives relating to the reorganization of executive level management (the “2014 Initiatives”), which included, among other actions, the replacement of the former Chief Executive Officer. The 2014 Initiatives were completed during the first quarter of 2015.

On August 3, 2015, the MiFi Business approved a restructuring initiative to better position the MiFi Business to operate in current market conditions and more closely align operating expenses with revenues, which included employee severance costs, which were paid in full during the third quarter of 2015. In the fourth quarter of 2015, the MiFi Business commenced certain initiatives relating to the reorganization of executive level management, which included, among other actions, the replacement of Inseego’s former Chief Executive Officer (collectively, the “2015 Initiatives”). The 2015 Initiatives are expected to be completed in October 2017.

During the year ended December 31, 2015, the MiFi Business recorded reductions in restructuring related charges resulting from a re-evaluation in the first quarter of 2015 of its expected remaining restructuring accrual for facility exit related costs and employment contract costs related to the 2013 Initiatives and 2014 Initiatives, respectively.

In July 2016, the MiFi Business commenced certain restructuring initiatives intended to improve its strategic focus on its most profitable business lines while de-prioritizing certain hardware-only product lines to non-carrier customers, including a reduction-in-force (the “2016 Initiatives”). The 2016 Initiatives are expected to cost a total of approximately $0.3 million and were completed in September 2016.

The MiFi Business accounts for facility exit costs in accordance with ASC 420, Exit or Disposal Cost Obligations, which requires that a liability for such costs be recognized and measured initially at fair value on the cease-use date based on remaining lease rentals, adjusted for the effects of any prepaid or deferred items recognized, reduced by the estimated sublease rentals that could be reasonably obtained even if the MiFi Business does not intend to sublease the facilities.

The MiFi Business is required to estimate future sublease income and future net operating expenses of the facilities, among other expenses. The most significant of these estimates relate to the timing and extent of future sublease income which reduce lease obligations, and the probability that such sublease income will be realized. The MiFi Business based estimates of sublease income, in part, on information from third party real estate experts, current market conditions and rental rates, an assessment of the time period over which reasonable estimates could be made, and the location of the respective facility, among other factors. Further adjustments to the facility exit liability accrual will be required in future periods if actual exit costs or sublease income differ from current estimates. Exit costs recorded by the MiFi Business under these provisions are neither associated with, nor do they benefit, continuing activities.

PROPOSAL NO. 2: THE NWI CHARTER AMENDMENT PROPOSAL

Overview

The Inseego Board has unanimously approved the NWI Charter Amendment Proposal to eliminate the provision of NWI’s current amended and restated certificate of incorporation that requires Inseego stockholders (in addition to NWI’s stockholders) to approve certain actions that are taken by NWI, including actions taken after the completion of the Sale. If retained, such provision would have the effect of inhibiting Purchaser’s ability to operate the MiFi Business following the completion of the Sale and would undermine the parties’ intent of the Purchase Agreement. The text of the form of proposed amendment to the NWI amended and restated certificate of incorporation is attached to this proxy statement as Annex C.

Reasons for the Amendment

As discussed elsewhere in this proxy statement, on November 8, 2016, NWI completed the Reorganization pursuant to Section 251(g) of the DGCL. In connection with the Reorganization and pursuant to Section 251(g) of the DGCL, NWI was required to amend its then existing amended and restated certification of incorporation to provide that any act or transaction by or involving NWI, other than the election or removal of directors of NWI, that requires for its adoption under the DGCL or NWI’s organizational documents the approval of NWI’s stockholders, also be approved by the Inseego stockholders. In other words, after the completion of the Reorganization and even after the completion of the Sale, the approval of both the NWI stockholders and the Inseego stockholders would be required in order for NWI to take certain corporate actions.

We undertook the Reorganization for the purpose of facilitating the sale of the MiFi Business to Purchasers and relied on Section 251(g) of the DGCL to conduct the Reorganization because such provision does not require stockholder approval, and thus was the fastest, most efficient option available. However, following the closing of the Sale, the Restrictive Voting Provision would inhibit Purchaser’s ability to operate the MiFi Business and would undermine the parties’ intent of the Purchase Agreement.

In addition, the deletion of the Restrictive Voting Provision will put Inseego in the same position as substantially all other public companies that operate through multiple subsidiaries. It is uncommon in business organizations that operate in a holding company structure for the stockholders of the holding company to have direct voting rights as to matters that affect only subsidiaries of the holding company. By lifting this requirement, Inseego will gain the flexibility and efficiency currently realized by nearly all other companies who operate under the same, or similar, holding company and subsidiary structure.

Specifically, the proposed amendment would eliminate the following section (i.e., the Restrictive Voting Provision) from NWI’s amended and restated certificate of incorporation:

“Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this Certificate of Incorporation the approval of the stockholders of the Corporation shall, in accordance with Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Inseego Corp. (or any successor thereto by merger), by the same vote as is required by the General Corporation Law of the State of Delaware and/or this Certificate of Incorporation.”

The Inseego Board believes that the proposed amendment to NWI’s amended and restated certificate of incorporation is in the best interests of Inseego and its stockholders based on the factors and considerations listed above, including the ability to effect the Sale.

Impact on Rights of Inseego Stockholders

The proposed amendment would have no effect on the right of Inseego stockholders to vote on matters relating to Inseego, such as a merger or consolidation of Inseego, a sale of all or substantially all of Inseego’s assets, amendments to Inseego’s certificate of incorporation, or any other acts or transactions requiring the approval of Inseego’s stockholders under applicable law.

Required Vote; Recommendation of the Inseego Board

Approval of this NWI Charter Amendment Proposal requires the affirmative vote of the holders of a majority of Inseego common stock outstanding and entitled to vote on the matter at the special meeting. If Inseego’s stockholders approve the NWI Charter Amendment Proposal, NWI will promptly file the amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to delete the Restrictive Voting Provision. For purposes of the vote on this NWI Charter Amendment Proposal, an abstention, a “broker non-vote,” or a failure to submit a proxy card or vote at the special meeting will have the same effect as voting “AGAINST” this NWI Charter Amendment Proposal.

THE INSEEGO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NWI CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 3: THE SALE-RELATED COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale, including the agreements and understandings pursuant to which such compensation may be paid or become payable. As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to certain of Inseego’s named executive officers in connection with the Sale and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table entitled “Golden Parachute Compensation” in the section entitled “Proposal No. 1: The Sale Proposal—Interests of Certain Persons in the Sale,” including the associated narrative discussion and footnotes, is hereby APPROVED.”

Stockholders should note that this non-binding proposal regarding certain Sale-related executive compensation arrangements is merely an advisory vote which will not be binding on Inseego, the Inseego Board or Purchaser. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Sale is completed and other conditions are satisfied, certain of our named executive officers will be eligible to receive the various payments in accordance with the terms or conditions applicable to those payments.

Required Vote; Recommendation of the Inseego Board

Approval of the Sale-Related Compensation Proposal requires the affirmative vote of the holders of a majority of Inseego common stock present in person or by proxy and entitled to vote on the matter at the special meeting. For purposes of the vote on this this Sale-Related Compensation Proposal, an abstention will have the same effect as voting “AGAINST” the Sale-Related Compensation Proposal, but the failure to sign and return your proxy card or vote by telephone, over the Internet or in person at the special meeting will have no effect on the outcome of the proposal. Broker non-votes will also have no effect on the outcome of the proposal.

THE INSEEGO BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SALE-RELATED COMPENSATION PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The tables below provide information regarding the beneficial ownership of Inseego’s common stock as of November 18, 2016 by: (i) each of Inseego’s directors; (ii) Inseego’s named executive officers; (iii) all of Inseego’s current directors and executive officers as a group; and (iv) each beneficial owner of more than five percent of Inseego’s common stock.

Beneficial ownership is determined in accordance with SEC rules and regulations, and generally includes voting power or investment power with respect to securities held. Unless otherwise indicated and subject to applicable community property laws, we believe that each of the Inseego stockholders named in the table below has sole voting and investment power with respect to the shares shown as beneficially owned. Securities that may be beneficially acquired within 60 days after November 18, 2016 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person.

The tables below list the number and percentage of shares beneficially owned based on 54,356,715 shares of Inseego common stock outstanding as of November 18, 2016.

Directors and Named Executive Officers

Name of Beneficial Owner	Directly or Indirectly Held (#)	Option Awards (#)(1)	Stock Awards (#)(2)	Total Shares of Inseego Common Stock Beneficially Owned (#)	Percentage

Sue Swenson	73,852	515,424	—	589,276	1.08%
Michael Newman	181,795	203,730	—	385,525	*
Stephen Sek	82,809	59,167	—	141,976	*
Lance Bridges	31,666	55,555	—	87,221	*
James Ledwith	131,815	38,746	—	170,561	*
Philip Falcone	38,589	—	—	38,589	*
Robert Pons	38,589	—	—	38,589	*
David Werner	138,783	38,746	—	177,529	*
Alex Mashinsky(3)	885,973	—	—	885,973	*
Slim Souissi(4)	525,466	—	—	525,466	*
John Carney(5)	96,000	—	—	96,000	*
All current directors and executive officers as a group of 8 persons	717,898	911,368	—	1,629,266	3.00%

*	Less than 1%.
(1)	Represents shares of Inseego common stock that may be acquired pursuant to stock options that are or will become exercisable within 60 days after November 18, 2016.
(2)	Represents shares of Inseego common stock to be issued upon the vesting of restricted stock units within 60 days after November 18, 2016.
(3)

Mr. Mashinsky was terminated from his position as Chief Executive Officer effective as of October 27, 2015. According to the Form 4 filed with the SEC by Mr. Mashinsky on September 16, 2015, Mr. Mashinsky has sole voting power and sole dispositive power with respect to 885,973 shares of Inseego common stock.

(4)

Dr. Souissi resigned from his position as President and Chief Operations Officer effective as of June 11, 2015. According to the Form 4 filed with the SEC by Dr. Souissi on June 3, 2015, Dr. Souissi has sole voting and sole dispositive power with respect to 525,466 shares of Inseego common stock.

(5)

Mr. Carney resigned from his position as Executive Vice President, Sales and Marketing, effective as of December 1, 2015. According to the Form 4 filed with the SEC by Mr. Carney on April 22, 2015, Mr. Carney has sole voting power and sole dispositive power over 96,000 shares of Inseego common stock.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of Inseego common stock held by all persons and entities known by us to beneficially own five percent or more of our outstanding common stock. The information regarding beneficial ownership of the persons and entities identified below is included in reliance on reports filed by the persons and entities with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by such person or entity in such report and the number of shares of Inseego common stock outstanding on November 18, 2016.

Name and Address of Beneficial Owner	Shares of Inseego Common Stock Beneficially Owned (#)	Percentage

HC2 Holdings 2, Inc.(1) 505 Huntmar Park Drive, Suite 325 Herndon, VA 20170	13,067,382	24.04%

Bruce A. Karsh(2) 333 S. Grand Ave., Suite 2800 Los Angeles, CA 90071	4,590,945	8.45%

Timothy Maguire(3) 1819 Ocean Way Laguna Beach, CA 92651	3,154,922	5.80%

North Sound Management, Inc. (4) North Sound Trading, LP 115 East Putnam Avenue Greenwich, CT 06830	3,808,296	7.01%

(1)

According to a Schedule 13D/A filed by HC2 Holdings 2, Inc. with the SEC on March 22, 2016, HC2 Holdings 2, Inc. has shared voting power and shared dispositive power with respect to 13,067,382 shares of Inseego common stock, the Continental Insurance Group, Ltd. and the Continental Insurance, Inc. have shared voting power and shared dispositive power with respect to 11,473,799 shares of Inseego common stock, the United Teacher Associates Insurance Company has shared voting power and shared dispositive power with respect to 8,338,270 shares of Inseego common stock and the Continental General Insurance Company has shared voting power and shared dispositive power with respect to 3,135,529 shares of Inseego common stock.

(2)

According to a Schedule 13D/A filed by Bruce A. Karsh with the SEC on February 26, 2015, Mr. Karsh has sole voting power and sole dispositive power with respect to 3,264,945 shares of Inseego common stock, and shared voting power and shared dispositive power with respect to 1,326,000 shares of Inseego common stock. The 1,326,000 shares of Inseego common stock with shared voting and shared dispositive power are also beneficially owned by The Karsh Family Foundation, the trustees of which are Mr. Karsh and his wife Martha L. Karsh.

(3)

According to a Schedule 13D/A filed by Timothy Maguire, Maguire Asset Management, LLC, Maguire Financial, LP, the Timothy Maguire Foundation, and the Timothy J. and Julia Maguire 2015 Family Trust (the “Maguire Reporting Group”) with the SEC on October 19, 2016, the Maguire Group beneficially owns 3,154,922 shares of Inseego common stock. Maguire Asset Management, LLC, Maguire Financial, LP and Mr. Maguire have the sole power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by Maguire Financial, LP. The Timothy Maguire Foundation and Mr. Maguire have the sole power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by the Timothy Maguire Foundation. The Timothy J. and Julia Maguire 2015 Family Trust and Mr. Maguire have the sole power to vote or direct the vote of and to dispose or direct the disposition of the shares owned by The Timothy J. and Julia Maguire 2015 Family Trust.

(4)

According to a Schedule 13D filed by North Sound Management, Inc. and North Sound Trading, LP with the SEC on September 15, 2016, North Sound Management, Inc. and North Sound Trading, LP have shared voting power and share dispositive power with respect to 3,808,296 shares of Inseego common stock.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals for Inclusion in the 2017 Proxy Statement. In order to be included in Inseego’s proxy materials for its 2017 annual meeting of Inseego’s stockholders, a stockholder proposal or information about a proposed director candidate must be timely received in writing by Inseego at Inseego Corp., Attention: Secretary, 9645 Scranton Road, Suite 205, San Diego, California 92121, by December 30, 2016, and otherwise comply with all requirements of the SEC, the DGCL and Inseego’s bylaws.

Stockholder Proposals to be presented at the 2017 Annual Meeting of Inseego Stockholders. If you do not wish to submit a proposal or information about a proposed director candidate for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2017 annual meeting of Inseego stockholders, you must give timely written notice of the proposal to Inseego’s Secretary. To be timely, the notice must be received no earlier than February 16, 2017 and no later than March 18, 2017. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by Inseego’s bylaws, a copy of which is available upon request from Inseego’s Secretary at the above address.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Inseego stockholders will be “householding” Inseego’s proxy materials. A single proxy statement will be delivered to multiple Inseego stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Inseego Corp., 9645 Scranton Road, Suite 205, San Diego, California 92121, Attn: Secretary, or contact Inseego’s Secretary by telephone at (858) 812-3400 and we will promptly deliver such separate copy. Inseego stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, upon written or oral request to the address or telephone number set forth above, we will promptly deliver a separate copy of the proxy materials to any Inseego stockholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Inseego files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or (202) 942-8088 for further information regarding the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including Inseego, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.inseego.com. The web addresses of the SEC and Inseego have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about Inseego and its financial condition.

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 14, 2016;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016 filed with the SEC on May 10, 2016, August 5, 2016 and November 7, 2016, respectively; and

•

our Current Reports on Form 8-K (including amended Current Reports on Form 8-K/A) filed with the SEC on December 17, 2015, January 11, 2016, February 18, 2016, February 22, 2016, April 13, 2016, May 9, 2016, June 20, 2016, August 3, 2016, September 22, 2016, November 3, 2016, and November 9, 2016.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by Inseego, such information or exhibit is specifically not incorporated by reference.

In addition, Inseego incorporates by reference any future filings it may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of Inseego listed above from the SEC, through the SEC’s website at the address described above, or from us directly by requesting them in writing or by telephone at the following address and telephone number:

Inseego Corp.

9645 Scranton Road, Suite 205

San Diego, California 92121

(858) 812-3400

If you are an Inseego stockholder and would like to request documents, please do so by 5:00 p.m. Eastern Time on [●], 2017 to receive them before the special meeting.

These documents are available from Inseego, without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement forms a part. You can also find information about Inseego at its website at www.inseego.com. Information contained on this website is specifically not incorporated by reference into this proxy statement.

This document is a proxy statement of Inseego for the special meeting. We have not authorized anyone to give any information or make any representation about the Sale, Inseego or NWI that is different from, or in addition to, the information or representations contained in this proxy statement or in any of the materials that we have incorporated by reference into this proxy statement. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

MISCELLANEOUS AND OTHER MATTERS

The Inseego Board knows of no other matters to be presented for Inseego stockholder action at the special meeting. However, if other matters do properly come before the special meeting or any adjournment or postponements thereof, the Inseego Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors,

Lance Bridges

Senior Vice President, General Counsel and Secretary

San Diego, California

[●], 2016

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. THANK YOU FOR YOUR ATTENTION IN THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

Annex A

STOCK PURCHASE AGREEMENT

among

Vanilla Technologies, Inc.,

Novatel Wireless, Inc.,

T.C.L. Industries Holdings (H.K.) Limited

and

Jade Ocean Global Limited

dated as of

September 21, 2016

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of September 21, 2016, is entered into among Vanilla Technologies, Inc., a Delaware corporation (“Seller”), Novatel Wireless, Inc., a Delaware corporation (the “Company”, and together the Seller, the “Seller Parties”), T.C.L. Industries Holdings (H.K.) Limited, a limited liability company formed under the laws of Hong Kong (“Purchaser Parent”), and Jade Ocean Global Limited, a BVI Business Company formed under the laws of the British Virgin Islands (“Purchaser,” and together with Purchaser Parent, “Purchasers”).

RECITALS

WHEREAS, upon completion of the Restructuring (as defined below), Seller will own all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company;

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of the Company, Seller, Purchaser and Purchaser Parent have approved this Agreement and the transactions contemplated hereby and deem it advisable and in the best interest of their respective stockholders to consummate the transactions contemplated hereby; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Purchasers and Seller are concurrently herewith entering into (i) that certain Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), (ii) that certain IP Cross License Agreement attached hereto as Exhibit B (the “IP Cross License”), which will become effective only upon the Closing, and (iii) that certain Transition Services Agreement attached hereto as Exhibit C (the “TSA”), which will become effective only upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Firm” has the meaning set forth in Section 2.03(d).

“Acquired Companies” means the Company and the Subsidiaries of the Company listed on Section 1.1 of the Disclosure Schedules.

“Acquisition Proposal” means any offer, proposal or inquiry (other than an offer, proposal or inquiry by Purchasers) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than any of the following actions taken in connection with the Restructuring or any other transactions contemplated by this Agreement) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company or of Seller, or (ii) the Company or the Seller issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company or of Seller;

(b) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Acquired Companies, consolidated net income of the Acquired Companies or consolidated book value of the Acquired Companies, or (ii) 15% or more of the fair market value of the assets of the Acquired Companies;

(c) any liquidation or dissolution of the Company or the Seller; or

(d) any combination of the foregoing.

“Action” means any action, cause of action, lawsuit, audit, citation, summons, subpoena, investigation, administrative enforcement, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing or other proceeding in each case commenced, brought, or heard by or before any Governmental Authority, whether at law or in equity.

“Adjusted Closing Date Payment” has the meaning set forth in Section 2.03(a)(ii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the TSA, the IP Cross License and the Escrow Agreement.

“Assumed Action” has the meaning set forth in Section 5.16(b).

“Balance Sheet” has the meaning set forth in Section 3.09.

“Balance Sheet Date” has the meaning set forth in Section 3.09.

“Basket” has the meaning set forth in Section 7.05(a).

“Benefit Plan” means any material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar material agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA that are subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any material liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any material liability, contingent or otherwise.

“Business” means, as conducted by any of the Company and its Affiliates as of the date of this Agreement and as of Closing, the design, development, manufacture, marketing and sale of: (i) Mobile Hotspot Devices, (ii) USB modems for mobile computing applications, (iii) broadband routers for home use, (iv) software, services and equipment relating to MiFi Labs; and (v) the following devices and related technologies currently in development: (1) the Mobile Hotspot Device codenamed “Rooney”, (2) the USB modem codenamed “Franco”, and (3) the 4G LTE voice and data product for home use codenamed “New Zealand”. For purposes of clarification, the “Business” shall not include the Excluded Devices or any devices, software or services designed, developed, manufactured, marketed or sold exclusively (as among the Company and its Affiliates) by R.E.R. Enterprises, Inc. or DigiCore Holdings Limited or their respective Subsidiaries.

“Business Assets” has the meaning set forth in Section 3.08(b).

“Business Day” means any day other than a Saturday or Sunday or other day on which banks in New York, New York and in Hong Kong are authorized or required to be closed.

“Business Liabilities” means the liabilities of the Acquired Companies other than the Excluded Liabilities.

“Business Products” means, collectively, the products of the Business that are marketed, promoted and sold by any of the Company and its Affiliates as of the Closing other than (i) Excluded Devices, and (ii) any devices, software or services designed, developed, manufactured, marketed or sold exclusively (as among the Company and its Affiliates) by R.E.R. Enterprises, Inc. or DigiCore Holdings Limited or their respective Subsidiaries.

“Cash on Hand” means all cash and cash equivalents of the Company and its Subsidiaries as of 12:01 a.m. on the Closing Date (without giving effect to any of the transactions contemplated hereby), as computed in accordance with GAAP. For the avoidance of doubt, Cash on Hand will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit.

“CERCLA” means Superfund or Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means a written notice received by Seller and Purchasers from CFIUS stating in effect that: (i) CFIUS has concluded that the transactions contemplated by this Agreement is not a “covered transaction” and not subject to review under applicable Law; (ii) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Seller and Purchasers and either (A) the period under the Defense Production Act of 1950 during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (B) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“CFIUS Conditions” has the meaning set forth in Section 5.09(b).

“Change in the Company Board Approval” has the meaning set forth in Section 5.19(d).

“Change in the Seller Board Recommendation” has the meaning set forth in Section 5.19(d).

“Claimed Amount” has the meaning set forth in Section 7.03(a).

“Claim Notice” has the meaning set forth in Section 7.03(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.02(a).

“Closing Worksheet” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Acquisition Agreement” means any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

“Company Board” means the board of directors of the Company.

“Company Board Approval” has the meaning set forth in Section 3.02(b).

“Company Charter Amendment” has the meaning set forth in Section 3.01(b).

“Company Group” has the meaning set forth in Section 9.10.

“Company Party” has the meaning set forth in Section 3.18(c).

“Company Registered IP” has the meaning set forth in Section 3.15(a).

“Company Termination Fee” means an amount, in cash, equal to $4,000,000.

“Competing Activities” has the meaning set forth in Section 5.15(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 1, 2016, between TCT Mobile (US) Inc. and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controlling Party” has the meaning set forth in Section 7.03(c).

“Covered Contracts” has the meaning set forth in Section 3.08(b)(vi).

“Covered Employees” has the meaning set forth in Section 3.08(c).

“Covered Intellectual Property” has the meaning set forth in Section 3.08(b)(ix).

“Covered IP Licenses” has the meaning set forth in Section 3.08(b)(x).

“Covered Inventory” has the meaning set forth in Section 3.08(b)(xviii).

“Covered Patents” has the meaning set forth in Section 3.08(b)(vii).

“Covered R&D” has the meaning set forth in Section 3.08(b)(xi).

“Covered Trademarks” has the meaning set forth in Section 3.08(b)(viii).

“Data Room” means the electronic documentation site established by R.R. Donnelley & Sons Company on behalf of Seller.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Purchasers concurrently with the execution and delivery of this Agreement.

“Dispute Findings” has the meaning set forth in Section 2.03(f).

“DPAS” has the meaning set forth in Section 3.25(b)(iii).

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” has the meaning set forth in Section 5.14.

“Escrow Agreement” has the meaning set forth in the recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 3.08(d).

“Excluded Businesses” mean all businesses operated by Seller and its Subsidiaries as of the date hereof other than the Business.

“Excluded Devices” means, to the extent designed, developed, manufactured, marketed or sold by any of the Company and its Affiliates: (i) existing and planned Telematics Devices and Tracking Devices (together with any software and technology solely related thereto), and (ii) the Company’s SA 2100 device and any existing or planned derivatives, modifications or improvements (together with any software and technology solely related thereto).

“Excluded Liabilities” has the meaning set forth in Section 3.08(e).

“Exon-Florio” means 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170.

“Facilities” has the meaning set forth in Section 3.08(b)(i).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Files” means any studies, reports, records (including personnel records), books of account, invoices, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Financial Information” has the meaning set forth in Section 3.09.

“Fundamental Representations Cap” has the meaning set forth in Section 7.05(c).

“GAAP” means United States generally accepted accounting principles, as amended and in effect from time to time, consistently applied.

“General Cap” has the meaning set forth in Section 7.05(b).

“Governmental Authority” means the government of the United States or any foreign country (including China) or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Governmental Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations of such Person with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP and any other applicable accounting principles, (d) notes payable and drafts accepted representing extensions of credit to such Person, (e) any obligation of such Person owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six (6) months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Party” has the meaning set forth in Section 7.03(a).

“Indemnifying Party” has the meaning set forth in Section 7.03(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means, on a worldwide basis: (a) all inventions and ideas (whether or not patentable) and all patents, patent applications, industrial designs, and design patents, (b) all registered and unregistered trademarks, service marks, and protectable trade dress, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor, (c) all registered and unregistered copyrights in both published and unpublished works, and applications for registration thereof, (d) all computer software, data and documentation, (e) all internet domain names, and (f) all trade secrets and confidential business information, whether patentable or unpatentable, including know-how, drawings and technical plans, schematics, prototypes, designs, models, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information.

“Intervening Event” means a material event or circumstance (other than an event or circumstance relating to an Acquisition Proposal) that was not known to the Seller Board on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by the Seller Board as of the date of this Agreement), which event or circumstance, or any material consequences thereof, becomes known to the Seller Board prior to the time at which Seller receives the Required Stockholder Vote.

“IP Cross License” has the meaning set forth in the recitals.

“ITAR” has the meaning set forth in Section 3.25(c).

“Knowledge” means, with respect to Seller, the actual knowledge of the Key Individuals.

“Key Individual” means Sue Swenson, Michael Newman, Michael Sklansky and Lance Bridges.

“Law” means any law, statute, code, regulation, ordinance, rule, common law, Governmental Order or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority.

“Leases” has the meaning set forth in Section 3.13(b).

“Lien” means any mortgage, lien (statutory or other), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any Third Party, easement, encroachment, encumbrance or lien or other charges or rights of others of any kind or nature, except non-exclusive licenses of Intellectual Property.

“Losses” means any losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include consequential, incidental or punitive damages, except in the case of fraud or to the extent actually paid to a Governmental Authority or other Third Party, provided that the Indemnified Party has fully complied with the procedures set forth in Section 7.03.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security (including those of Seller) or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or contemplated by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchasers; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Business; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Merger Sub” means a Delaware corporation to be incorporated by Seller as a direct, wholly-owned subsidiary for the sole purpose of merging with and into the Company, such that the Company becomes a wholly-owned subsidiary of Seller.

“MiFi OS v1 Software” means that software included among the Covered Intellectual Property as of the Closing Date after giving effect to the Restructuring that constitutes the latest modem and application software used in Seller’s SA2100 device.

“MiFi OS v2 Software” means that software included among the Covered Intellectual Property as of the Closing Date after giving effect to the Restructuring that constitutes the latest modem and application software for the Company’s Mobile Hotspot Device codenamed “Rooney”.

“Mobile Hotspot Device” means a battery-enabled, portable cellular communications device whose primary function is to create an area of Wi-Fi coverage to serve as a link between nearby Wi-Fi-enabled devices and a cellular data network.

“Non-Compete Period” has the meaning set forth in Section 5.15(a).

“Non-Controlling Party” has the meaning set forth in Section 7.03(c).

“Non-Covered Employees” means the employees of the Seller Parties other than the Covered Employees.

“Notes” has the meaning set forth in Section 6.03(c).

“Objection Notice” has the meaning set forth in Section 7.03(b).

“OFAC” has the meaning set forth in Section 3.24.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Liens” means: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property; (d) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; and (e) other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, unincorporated entity or organization of any kind, Governmental Authority or other entity of any kind.

“Post-Closing Working Capital Statement” has the meaning set forth in Section 2.03(a).

“Pre-Closing Taxes” mean without duplication, (a) all Taxes of the Acquired Companies or otherwise relating to the Business for any Pre-Closing Tax Period, (b) all Taxes of Seller and

the Retained Subsidiaries for any taxable period, (c) all Taxes of any Person for which any Acquired Company becomes liable (i) as a result of being a member of an Affiliated Group on or prior to the Closing Date or (ii) as a transferee or successor, or by Contract, to the extent such Taxes described in this subclause (ii) relate to an event or transaction occurring before the Closing and (d) all Taxes (including Transfer Taxes) applicable to the Restructuring.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Working Capital” has the meaning set forth in Section 2.02(b)(i).

“Prior Representation” has the meaning set forth in Section 9.10.

“Privileged Communications” has the meaning set forth in Section 9.10.

“Products” has the meaning set forth in Section 3.25(a).

“Proprietary MiFi OS Software” means collectively the MiFi OS v2 Software and the MiFi OS v1 Software, except for those portions of such software that are device drivers that have been added to the Linux kernel.

“Proxy Statement” has the meaning set forth in Section 5.18(a).

“Public Company” means (i) prior to the Restructuring, the Company, and (ii) following the Restructuring, Seller.

“Public Company Board” means (i) prior to the Restructuring, the Company Board, and (ii) following the Restructuring, the Seller Board.

“Public Software” means any software (whether source code, object code, or firmware) that (i) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or (ii) requires as a condition of its use, modification or distribution that it be disclosed or distributed in source code form or made available at no charge. Public Software includes without limitation software licensed under or distributed pursuant to the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the Artistic License (e.g. PERL), the BSD License, the OpenSSL License, and the Apache License, or any license or distribution model similar to any of the foregoing.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnitees” has the meaning set forth in Section 7.01.

“Purchaser Parent” has the meaning set forth in the preamble.

“Purchaser Termination Fee” means an amount equal to $4,000,000.

“Purchasers” has the meaning set forth in the preamble.

“Purchasers Fundamental Representations” has the meaning set forth in Section 7.04(d).

“Real Property” means the real property owned, leased or subleased by the Company with respect to the Business, together with all buildings, structures and facilities located thereon.

“Recommendation Change Notice” has the meaning set forth in Section 5.19(e).

“Registrations” means the authorizations, registrations, approvals, clearances, licenses, certificates or exemptions issued by any Governmental Authorities of any applicable jurisdiction, product re-certifications, manufacturing approvals and authorizations, pricing and reimbursement approvals and labeling approvals used in the Business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, stockholders, managers, members, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholder Vote” has the meaning set forth in Section 3.22.

“Response” has the meaning set forth in Section 7.03(b).

“Restructuring” means such steps required to allocate the assets and liabilities of the Company between the Company and Seller to effect the outcome provided for in Section 3.08.

“Retained Brands” means only those set forth on Section 1.2 of the Disclosure Schedules.

“Retained Employee Liabilities” means (i) all liabilities of the Seller Parties related to the transfer of Non-Covered Employees from the Company to Seller in connection with the Restructuring and (ii) all liabilities for accrued and unpaid compensation of the Covered Employees for periods prior to the Closing Date.

“Retained Facilities” has the meaning set forth in Section 3.08(d)(i).

“Retained IP Liabilities” means all Losses arising out of any Third Party Intellectual Property infringement Action against the Business related to the Business Products, including any customer indemnification Action against the Business related to a Third Party Intellectual Property infringement Action against the customer, in all cases where either (a) the Business Products were sold prior to the Closing, or (b) the Business Products were sold after the Closing; provided that in the case of clause (b), “Retained IP Liabilities” shall not include liability for infringement of the types set forth on Section 1.3 of the Disclosure Schedule.

“Retained Subsidiaries” means DigiCore Holdings Ltd and its direct and indirect Subsidiaries, R.E.R. Enterprises, Inc. and its direct and indirect Subsidiaries, Novatel Wireless Solutions, Inc., Novatel Wireless (Italy) S.r.l., Novatel Wireless (UK) Ltd, Novatel Wireless (Australia) Pty Ltd, Novatel Wireless Asia Ltd, Novatel Wireless (Shanghai) Co. Ltd. and Enfora Comercio de Eletronicos LTDA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

“Schedule Supplement” has the meaning set forth in Section 5.04.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.07(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.21(a).

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in Section 3.01(b).

“Seller Board Recommendation” has the meaning set forth in Section 3.01(b).

“Seller Common Stock” means the common stock of Seller, par value $0.001 per share.

“Seller Fundamental Representations” has the meaning set forth in Section 7.04(d).

“Seller Group” has the meaning set forth in Section 9.10.

“Seller Indemnitees” has the meaning set forth in Section 7.02.

“Seller Organizational Documents” means the certificate of incorporation, certificates of designation and bylaws of Seller, including all amendments, modifications and restatements thereof.

“Seller Parties” has the meaning set forth in the preamble.

“Seller Prepared Tax Return” has the meaning set forth in Section 5.20(b)(i).

“Seller Stockholder Meeting” has the meaning set forth in Section 5.18(a).

“Shares” has the meaning set forth in the recitals.

“Significant Transactions” means each and any of the following transactions or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing outstanding shares of any class of voting or equity securities of any Acquired Company;

(b) any liquidation or dissolution of Seller or any Acquired Company; or

(c) any combination of the foregoing.

“Site Contracts” has the meaning set forth in Section 3.08(b)(v).

“Straddle Period” means any taxable period including and ending after the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 5.20(b)(i).

“Subsidiaries” means any corporation, limited liability company, partnership, association, joint venture or other business entity of which a party owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date of this Agreement in circumstances not involving a material breach of Section 5.19 by Seller Parties for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the Public Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (a) to be reasonably likely to be consummated if accepted on the terms proposed and (b) to be more favorable to the Public Company and its stockholders from a financial point of view than the transactions contemplated in this Agreement, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Purchasers in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Superior Proposal Notice” has the meaning set forth in Section 5.19(e).

“Target Working Capital” means $5.7 million.

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign or other taxes, charges, fees, duties (including custom duties), levies, or similar assessments, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), escheat or unclaimed property, gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, disability, severance, withholding, unemployment, or other taxes, however denominated or computed, assessed by any Governmental Authority, including any interest, penalties, or additions to tax attributable thereto., whether disputed or not, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, or by Contract to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Allocation” has the meaning set forth in Section 5.21(c).

“Tax Claim” has the meaning set forth in Section 5.20(d).

“Tax Refund” has the meaning set forth in Section 5.20(e).

“Tax Representations” has the meaning set forth in Section 7.04(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes (including any information return required under Section 6055 or Section 6056 of the Code), including any schedule or attachment thereto, and including any amendment thereof.

“Telematics Device” means a device capable of sending and receiving wireless communications (data-only or data-and-voice, but not voice-only) that is configured for use with motorized vehicles or other rolling stock and which is not capable of performing its intended function unless it is physically connected to the vehicle or other rolling stock (e.g., by wire, plug, cradle, mounting bracket, etc.).

“Telemetry Device” means a device capable of sending and receiving wireless communications (data-only or data-and-voice, but not voice-only) that is configured for automated communications processes by which measurements and other data are collected and transmitted to receiving equipment for monitoring or processing.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Purchasers or any of their respective Affiliates or Seller and any of its Affiliates, and the Representatives of such Person.

“Tracking Device” means a device configured for automatically sending and receiving wireless data communications (and which may include data-only or data-and-voice capabilities, but not voice-only) to a remote server or cloud-based application infrastructure for the purpose of tracking or monitoring high-value assets or other goods in which the device is located or to which it is physically connected.

“Transaction Expenses” means the out-of-pocket expenses and fees incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Restructuring and the transactions contemplated hereby, including all legal fees and expenses incurred by the Company in connection with the transactions contemplated hereby.

“Transferred FSAs” has the meaning set forth in Section 5.22.

“Triggering Event” shall be deemed to have occurred if: (a) the Seller Board shall have effected a Change in the Seller Board Recommendation; (b) Seller shall have failed to include in the Proxy Statement the Seller Board Recommendation; (c) the Public Company Board or any committee thereof shall have publicly adopted, approved, endorsed or recommended any Acquisition Proposal; (d) the Seller Board fails to reaffirm (publicly, if so requested by Purchasers) the Seller Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Acquisition Proposal; (e) the Company Board shall have effected a Change in the Company Board Approval; or (f) the Seller Parties shall have materially breached their respective obligations under Section 5.19.

“TSA” has the meaning set forth in the recitals.

“Unpaid Loss Amount” has the meaning set forth in Section 7.03(e).

“U.S. Government” has the meaning set forth in Section 3.25(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the aggregate value of the current assets of the Acquired Companies in the categories set forth on Section 2.03(b) of the Disclosure Schedules (excluding,

for the avoidance of doubt, Cash on Hand and any Tax assets) less the aggregate value of the current liabilities of the Acquired Companies in the categories set forth on Section 2.03(b) of the Disclosure Schedules (excluding, for the avoidance of doubt, Tax liabilities), in each case determined as of 12:01 a.m. Eastern Time on the Closing Date and calculated in accordance with GAAP consistent with past practices consistently applied.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be $50,000,000, subject to and as may be reduced by any applicable adjustments as follows (the “Purchase Price”):

(a) At Closing, the Purchase Price of $50,000,000 shall be adjusted in the following manner:

(i) either (A) an increase by the amount, if any, by which the Preliminary Working Capital (as determined in accordance with Section 2.02(b)(i)) is greater than the Target Working Capital, or (B) a decrease by the amount, if any, by which the Preliminary Working Capital is less than the Target Working Capital;

(ii) an increase by the amount of any Cash on Hand of the Company as of the Closing;

(iii) a decrease by an amount equal to all Indebtedness of the Company as of the Closing; and

(iv) a decrease by the amount of all Transaction Expenses paid at Closing by Purchasers on behalf of the Company as provided in Section 2.04(a)(ii)(B);

and the net amount after giving effect to such additions and deductions above is the “Closing Date Payment”.

(b) At least three (3), but no more than ten (10), Business Days prior to the Closing, Seller shall cause the Company to prepare and deliver to Purchasers a statement (the “Closing Worksheet”) containing the following:

(i) the amount of the estimated Working Capital of the Company as of 12:01 a.m. Eastern Time on the Closing Date (the “Preliminary Working Capital”), together with a reasonably detailed supporting calculation thereof; and

(ii) a list that sets forth, by payee, the aggregate amount of, and wire transfer instructions for, (A) the estimated Indebtedness of the Company as of the Closing Date that will be paid at Closing in accordance with Section 2.04(a)(ii)(A), (B) the estimated Cash on Hand at Closing, and (C) any Transaction Expenses that will be unpaid immediately prior to the Closing.

Section 2.03 Post-Closing Purchase Price Adjustment.

(a) Within sixty (60) days following the Closing, Purchasers shall cause the Company to prepare and deliver to Seller a statement (the “Post-Closing Working Capital Statement”) containing the following:

(i) the actual amounts of Working Capital, Cash on Hand and Indebtedness of the Company, in each case as of 12:01 a.m. Eastern Time on the Closing Date; and

(ii) a calculation of any adjustments to the Closing Date Payment based on the results of the calculations in sub-clause (i) (the result of such calculation being the “Adjusted Closing Date Payment”).

(b) The calculation of Working Capital in the Post-Closing Working Capital Statement will be determined in accordance with GAAP consistent with past practices consistently applied and in a manner consistent with the determination of the Preliminary Working Capital, without deviation from the methodologies and/or actuarial analyses set forth on Section 2.03(b) of the Disclosure Schedules.

(c) If Seller disagrees with any of the amounts set forth in the Post-Closing Working Capital Statement, Seller shall notify Purchasers no later than thirty (30) Business Days after the date on which Purchasers deliver to Seller the Post-Closing Working Capital Statement. The deadline for a payment that is in dispute will be automatically postponed to the date that is ten (10) Business Days after the date of the Dispute Findings and the date on which the parties reach a settlement, whichever is earlier.

(d) Purchasers and Seller shall attempt to resolve any such disagreements. If Purchasers and Seller are unable to resolve all such disagreements on or before the date that is thirty (30) days following notification by Seller of any such disagreements, Seller and Purchasers shall retain a nationally recognized independent public accounting firm upon whom Seller and Purchasers mutually agree, or if no such accounting firm is willing to serve as the Accounting Firm, then such other qualified Person upon whom Seller and Purchasers mutually agree (such accounting firm or other Person being referred to as the “Accounting Firm”), to resolve all such disagreements, which Accounting Firm shall adjudicate only those items set forth in the Post-Closing Working Capital Statement that remain in dispute.

(e) The Accounting Firm shall offer Seller, on the one hand, and Purchasers, on the other hand, the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Accounting Firm, if at all, no later than fourteen (14) days after the date of referral of the disputed matters to the Accounting Firm. Notwithstanding the foregoing, with regard to any disputed item, Purchasers will be entitled only to submit to the Accounting Firm a value for such disputed item that is equal to that value set forth on the Post-Closing Working Capital Statement delivered to Seller pursuant to this Article II. The determination of the Accounting Firm will be based solely on such written submissions by Seller, on the one hand, and Purchasers, on the other hand, and their respective representatives and may not be by independent review.

(f) The Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after Seller and Purchasers submit in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. In preparing its report, the Accounting Firm shall not assign a value to any disputed amount greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case, as presented to the Accounting Firm. The determination of the Accounting Firm (the “Dispute Findings”) with respect to each matter in dispute will be final and binding on the parties.

(g) The fees, costs and expenses of the Accounting Firm will be borne by Purchasers, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.

(h) The Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and may not be disclosed to third parties. The parties hereto agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(i) Seller will be entitled to have reasonable access to the books and records of the Company and the work papers of Purchasers prepared specifically in connection with the Post-Closing Working Capital Statement and, upon reasonable prior notice and to discuss such books and records and work papers with Purchasers and those persons responsible for the preparation thereof.

(j) Purchasers and Seller acknowledge and agree that the adjustment provisions set forth in this Section 2.03 are the sole and exclusive remedy of Seller with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Article II (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Purchase Price (in lieu of indemnification claims); provided, however, that, in the case of fraud, the foregoing adjustment provisions will not be exclusive, but will be in addition to any other rights or remedies to which Seller or its assigns, as the case may be, may be entitled at law or in equity.

(k) The Working Capital adjustment shall be settled as follows:

(i) If the Adjusted Closing Date Payment as finally determined pursuant to this Section 2.03 is greater than the Closing Date Payment, then Purchasers shall pay an amount equal to the difference between the Adjusted Closing Date Payment and the Closing Date Payment in cash by wire transfer of immediately available funds on or before the date that is ten (10) Business Days after the date of the Post-Closing Working Capital Statement.

(ii) If the Adjusted Closing Date Payment as finally determined pursuant to this Section 2.03 is less than the Closing Date Payment, then Purchasers shall deliver a written notice to Seller which instructs Seller to pay an amount equal to the difference between the Closing Date Payment and the Adjusted Closing Date Payment in cash by wire transfer of immediately available funds on or before the date that is five (5) Business Days after the date of that notice.

Section 2.04 Transactions to be Effected at the Closing.

(a) At the Closing, Purchasers shall:

(i) pay to Seller the Closing Date Payment by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Purchasers;

(ii) pay, on behalf of the Company, the following amounts:

(A)	Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Worksheet; and

(B)	any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Worksheet.

(iii) deliver to the Escrow Agent an original copy of the Joint Instructions stipulated in section 1.3(a) of the Escrow Agreement, duly executed by an authorized representative of the Purchasers; and

(iv) deliver to Seller all agreements, documents, instruments or certificates required to be delivered by Purchasers at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b) At the Closing, Seller shall deliver to:

(i) Purchaser, a stock certificate evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer Tax stamps affixed thereto, if any;

(ii) Purchaser, a certification of Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b), signed under penalties of perjury, substantially in the form attached hereto as Exhibit D;

(iii) Purchaser, properly completed and executed Internal Revenue Service Form 8023 and any other forms and documents necessary to make the Section 338(h)(10) Election for the Company;

(iv) Escrow Agent, an original copy of the Joint Instructions stipulated in section 1.3(a) of the Escrow Agreement, duly executed by an authorized representative of the Seller Parties; and

(v) Purchaser, all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. Pacific Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Paul Hastings LLP, 4747 Executive Drive, Suite 1200, in San Diego, California, or at such other time or on such other date or at such other place as Seller and Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Purchasers that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 3.01 Organization and Authority of Seller.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b) The board of directors of Seller (the “Seller Board”) has duly adopted resolutions by which the Seller Board has: (i) determined that the sale of the Shares and this Agreement and the other transactions contemplated hereby, including without limitation an amendment to the Company’s certificate of incorporation substantially in the form attached hereto as Exhibit E (the “Company Charter Amendment”), are advisable and fair to and in the best interests of Seller and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement (including the sale of the Shares) by Seller; and (iii) resolved to recommend the authorization of the sale of the Shares pursuant to the terms of this Agreement and the Company Charter Amendment by Seller’s stockholders (such recommendation, the “Seller Board Recommendation”) at the Seller Stockholder Meeting.

(c) The execution and delivery of this Agreement by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of each of the Seller Parties, and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only to the receipt of the Required Stockholder Vote and the approval of the Company Charter Amendment by Seller as the sole stockholder of the Company following the Restructuring.

(d) This Agreement has been duly executed and delivered by each of the Seller Parties, and (assuming due authorization, execution and delivery by Purchasers and receipt of the Required Stockholder Vote and the approval of the Company Charter Amendment by Seller as the sole stockholder of the Company following the Restructuring) this Agreement constitutes a valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The Company is duly licensed or qualified to do business and is (to the extent applicable) in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

(b) The Company Board has duly adopted resolutions by which the Company Board has: (i) determined that this Agreement and the transactions contemplated hereby, including without limitation the Company Charter Amendment, are advisable, fair to and in the best interests of Company and its stockholders; (ii) authorized and approved the execution, delivery and performance of this Agreement; and (iii) resolved to recommend the adoption of the Company Charter Amendment by the Company’s stockholders to the Company’s stockholders (collectively, the “Company Board Approval”).

Section 3.03 Capitalization.

(a) Following the Restructuring, the authorized capital stock of the Company will consist of one hundred (100) shares of common stock, par value $0.001 (“Common Stock”), of which ten (10) shares will be issued and outstanding and constitute the Shares. Following the Restructuring, all of the Shares will have been duly authorized, validly issued, fully paid and non-assessable, and will be owned of record and beneficially by Seller, free and clear of all Liens.

(b) Following the Restructuring, the Company will not have any issued, outstanding or authorized shares of capital stock other than the Shares. Following the Restructuring, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. Following the Restructuring, the Company will not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Following the Restructuring, there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. Section 3.04 of the Disclosure Schedules sets forth a correct and complete list of each of the Company’s Subsidiaries as of the Closing, showing as to each such Subsidiary: (a) its name, (b) the jurisdiction of its formation, (c) a list of its shareholders or other owners, and (d) the number of outstanding shares or other ownership interests (or percentage of outstanding shares or other ownership interests) owned by each such shareholder or owner. All the outstanding equity interests in each of the Company’s Subsidiaries that is an Acquired Company have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.04 of the Disclosure Schedules, are owned by the Company, by one or more other Subsidiaries of the Company or by the Company and one or more other Subsidiaries of the Company, free and clear of all Liens. Each of the Company’s Subsidiaries that is an Acquired Company is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction in which it is organized and has full corporate or other power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted. Except for its interests in the Subsidiaries listed in Section 3.04 of the Disclosure Schedules, as of the Closing the Company will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.05 No Conflicts; Consents.

(a) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby, do not and will not, assuming compliance with the matters and requirements referred to in Section 3.05(b) and Section 3.05 of the Disclosure Schedules (including receipt of the Required Stockholder Vote): (i) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (iii) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for such filings and approvals as may be required under Exon-Florio (including the CFIUS Approval), the Securities Act or the Exchange Act (including the clearance with the SEC of the Proxy Statement relating to the Required Stockholder Vote), the filing with the Delaware Secretary of State of a certificate of merger to give effect to the merger of Merger Sub with and into the Company, such filings as may be required under the laws of the State of Delaware to give effect to the Company Charter Amendment, and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 Takeover Statutes. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 4.04, (a) the Seller Parties have taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the sale of the Shares and the Restructuring, and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is, or at the time of the Restructuring or the sale of the Shares will be, applicable to the consummation of the transactions contemplated by this Agreement.

Section 3.07 SEC Matters.

(a) As of the Closing, Seller, as “successor registrant” of the Company, will have timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since the completion of the Restructuring (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”). As of its filing date or, if amended, as of the date of the last such amendment, each SEC Document (other than any registration statement filed pursuant to the requirements of the Securities Act) complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its effective date or, if amended, as of the date of the last such amendment, each SEC Document that is a registration statement filed pursuant to the requirements of the Securities Act complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such SEC Document and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Seller has timely responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the SEC Documents is, to the Knowledge of Seller, the subject of ongoing SEC review.

Section 3.08 Restructuring.

(a) Section 3.08(a) of the Disclosure Schedules sets forth the corporate structure of Seller before and after the Restructuring. Other than as set forth on Section 3.08(a) of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the Restructuring, except for such filings as may be required under the Securities Act or the Exchange Act, the filing with the Delaware Secretary of State of a certificate of merger to give effect to the merger of Merger Sub with and into the Company, such filings as may be required under the laws of the State of Delaware to give effect to the Company Charter Amendment, and such other consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

(b) Upon completion of the Restructuring and at the Closing, the Company will have good and valid title, or rights of use (either by license, lease or otherwise), to all of the following assets of the Business (other than assets that are specifically designated as Excluded Assets under Section 3.08(d)) (such assets being collectively referred to hereinafter as “Business Assets”):

(i) the facilities set forth in Section 3.08(b)(i) of the Disclosure Schedules (the “Facilities”);

(ii) all tangible personal property, including machinery, office equipment, mechanical and spare parts, supplies, tools, furniture and fixtures, in each case that is primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(b)(ii) of the Disclosure Schedules;

(iii) all computing hardware, file servers, printers and networking and other information technology equipment that is primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(b)(iii) of the Disclosure Schedules;

(iv) all motor vehicles, laptops, tablets, mobile phones and similar assets provided to the Covered Employees for use primarily in the Business;

(v) contracts (other than Covered IP Licenses) relating to the leasing, maintenance, outfitting or other operation of the Facilities, including for the avoidance of doubt the items listed on Section 3.08(b)(v) of the Disclosure Schedules (other than contracts that primarily relate to or are necessary or essential to conduct any activities of the Excluded Businesses conducted at any such location) (the “Site Contracts”);

(vi) contracts that are primarily used by or necessary or essential to the Business or primarily relate to, or are necessary or essential to the operation of, the Business Assets (other than the Site Contracts and Covered IP Licenses), including for the avoidance of doubt the items listed on Section 3.08(b)(vi) of the Disclosure Schedules (the “Covered Contracts”);

(vii) subject to rights to be granted by Purchasers under the IP Cross License, the patents and patent applications set forth in Section 3.08(b)(vii) of the Disclosure Schedules (the “Covered Patents”);

(viii) the trademarks and service marks, including any goodwill associated therewith, held by the Company, Seller, or their Affiliates prior to the Restructuring, that (a) are used in or relate to the Business, or (b) that relate to any currently planned future activities of the Business, including but not limited to those issued by or filed with a Governmental Authority (other than the Retained Brands), details of which are set forth in Section 3.08(b)(viii) of the Disclosure Schedules (the “Covered Trademarks”);

(ix) all Intellectual Property (other than patents, patent applications, trademarks, and service marks) that is primarily related, necessary or essential to (a) the Business, (b) any currently planned future activities of the Business, or (c) the Covered R&D, that was owned by the Company, Seller or their Affiliates prior to the Restructuring (together with the Covered Patents and Covered Trademarks, the “Covered Intellectual Property”);

(x) licenses under which Covered Intellectual Property is licensed to or from any other Person (the “Covered IP Licenses”);

(xi) any development program related to any of the Business Products as such program exists as of the Closing and any rights in and to any development program (the “Covered R&D”);

(xii) the Registrations used in the operations of the Business conducted at the Facilities, including copies of all related applications, technical files, manufacturing, packaging and labeling specifications, validation documentation, quality control standards and other documentation, files and correspondence with Governmental Authorities and quality reports;

(xiii) the Registrations (including pending applications for Registrations) used in (and pending applications for Registrations to be used in) distributing, marketing, promoting, selling or offering for sale the Business Products, including copies of related data, records and correspondence under the possession of Seller or its Affiliates evidencing such Registrations, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

(xiv) all rights of the Company arising under this Agreement and the Ancillary Agreements from the consummation of the transactions contemplated hereby or thereby;

(xv) labeling, advertising, marketing and promotional materials, sales training materials and all other similar materials, in each case relating to the Business Products;

(xvi) receivables of the Business;

(xvii) all claims (including under any express or implied warranties, guarantees or indemnities), causes of action, choses in action, rights of recovery and rights of set-off of any kind, in each case to the extent arising from or related to the Business or any Business Asset, and all rights to sue and recover for past infringements or misappropriations of Covered Intellectual Property except for trade secret and breach of confidentiality claims that are primarily related to the Excluded Business or Excluded Assets;

(xviii) all chipsets, raw materials, supplies, samples, packaging and other materials, works in process, semi-finished and finished Business Products (A) held at, or in transit to (only to the extent owned as per the terms of supply), the Facilities or facilities of the contract manufacturers of the Business or (B) owned by Seller Group before the Restructuring and allocable to the Business in a manner consistent with the preparation of the Financial Information, (C) finished Business Products that are in transit to (only to the extent owned as per the terms of supply) Seller Group, customers or distributors of the Business, or any third party and designated by for sale or distribution to customers or distributors of the Business, and (D) finished Business Products that are located at the Facilities or any other premises under the control of Seller Group (collectively the “Covered Inventory”);

(xix) to the extent transferable in accordance with applicable Law, all Files to the extent related to or used in the Business or to the extent related to or used in connection with any other Business Asset;

(xx) to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits held by Seller Group and primarily used in or necessary or essential to the operations of the Business conducted at the Facilities;

(xxi) copies of Tax Returns that relate to the Business and all related Files (including accounting records); provided, however, that Seller shall not be required to provide such Tax Returns (and related Files) that were filed by Seller Group; provided, further, that Seller Group may redact any information to the extent related to the Excluded Assets or used in the Excluded Businesses from such Tax Returns and Files; provided, further, that such redaction shall not materially prejudice any information related to the Business contained in such Tax Returns and Files; and

(xxii) all goodwill of the Business as a going concern.

(c) In connection with the Restructuring, the employment of each employee of the Acquired Companies other than the Covered Employees will be (i) transferred to Seller or one of the Retained Subsidiaries or (ii) terminated. “Covered Employee” means the employees of the Business listed on Section 3.08(c) of the Disclosure Schedules, as such list may be amended in accordance with the terms of Section 5.02(b).

(d) Upon completion of the Restructuring and at Closing, Seller and/or the Retained Subsidiaries will have all right, title and interest in and to the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(i) the facilities set forth in Section 3.08(d)(i) of the Disclosure Schedules (the “Retained Facilities”);

(ii) all tangible personal property, including machinery, office equipment, mechanical and spare parts, supplies, tools, furniture and fixtures, in each case that is not primarily used by or necessary or essential to conduct the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(ii) of the Disclosure Schedules;

(iii) all computing hardware, file servers, printers and networking and other information technology equipment that is not primarily used by or necessary or essential to conduct the Business the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(iii) of the Disclosure Schedules;

(iv) all motor vehicles, laptops, tablets, mobile phones and similar assets provided by Seller to persons who are not Covered Employees primarily for use in the Excluded Businesses; and

(v) the contracts set forth on Section 3.08(d)(v) of the Disclosure Schedules and all other contracts of Seller Group except for the Site Contracts, the Covered Contracts and the Covered IP Licenses;

(vi) all Intellectual Property of Seller Group other than (i) the Covered Intellectual Property and (ii) the licenses to be granted by Purchasers under the IP Cross License, including for the avoidance of doubt the Intellectual Property listed on Section 3.08(d)(vi) of the Disclosure Schedules;

(vii) any development program primarily related to the Excluded Businesses, including for the avoidance of doubt the development programs listed on Section 3.08(d)(vii) of the Disclosure Schedules;

(viii) the Registrations not primarily used in, essential to or necessary to the Business, including copies of all related applications, technical files, manufacturing, packaging and labeling specifications, validation documentation, quality control standards and other documentation, files and correspondence with Governmental Authorities and quality reports; including for the avoidance of doubt the Registrations set forth on Section 3.08(d)(viii) of the Disclosure Schedules;

(ix) all rights of Seller and the Retained Subsidiaries arising under this Agreement or any ancillary agreements from the consummation of the transactions contemplated hereby or thereby;

(x) all inventory and receivables of the Excluded Businesses;

(xi) all claims (including under any express or implied warranties, guarantees or indemnities), causes of action, choses in action, rights of recovery and rights of set-off of any kind, in each case to the extent arising from or related to the Excluded Businesses or any Excluded Asset or Excluded Liability, but excluding the right to sue and recover for infringements or misappropriations of the Covered Intellectual Property, except that the right to sue and recover for past infringements or misappropriations of trade secrets or confidential information of the Covered Intellectual Property that are primarily related to the Excluded Businesses or Excluded Assets are not so excluded;

(xii) to the extent transferable in accordance with applicable Law, all Files to the extent used in the Excluded Businesses or to the extent related to any other Excluded Asset;

(xiii) to the extent transferable in accordance with applicable Law, all right, title and interest in and to all Permits held by Seller Group and not primarily used in, essential to or necessary to the Business;

(xiv) copies of Tax Returns that relate to the Excluded Businesses and all related Files (including accounting records);

(xv) all cash and cash equivalents, securities (other than the Shares) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(xvi) all intercompany accounts between Seller and any of the Retained Subsidiaries, or between any of the Retained Subsidiaries;

(xvii) all insurance policies;

(xviii) the Benefit Plans listed on Section 3.08(d)(xix) of the Disclosure Schedules;

(xix) all assets of any employee or independent contractor compensation or benefit plan, program or arrangement maintained or contributed to by Seller or the Retained Subsidiaries;

(xx) all of the outstanding capital stock and any other equity interests in each of the Retained Subsidiaries; and

(xxi) all of the other assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, not primarily used in, essential to or necessary to the Business, including for the avoidance of doubt the items listed on Section 3.08(d)(xxi) of the Disclosure Schedules.

(e) Upon completion of the Restructuring and at the Closing, Seller and/or the Retained Subsidiaries will have assumed the liabilities set forth below, such that the Company will not assume or be obligated to pay, perform or otherwise discharge any of the following liabilities, except to the extent that any such liabilities are reflected in the in the final Post-Closing Working Capital Statement following the procedures set forth in Section 2.03 (all such liabilities not being assumed being herein called the “Excluded Liabilities”):

(i) all liabilities of the Company and its Subsidiaries to the extent arising out of, related to or incurred in connection with any of (1) the ownership or operation of the Business, or (2) the ownership, operation or use of the Business Assets, in each case, prior to the Closing;

(ii) (A) all liabilities of the Company and its Subsidiaries to the extent arising out of, related to or incurred in connection with (1) the ownership and operation of the Excluded Businesses or (2) the ownership, operation or use of the Excluded Assets (including the Retained Facilities), and (B) all liabilities arising from Actions brought by any Governmental Authority or any derivative Action by any stockholder of Seller relating to the Restructuring, in each case, irrespective of whether these liabilities arise prior to, at or after the Closing;

(iii) all Retained Employee Liabilities;

(iv) all financial indebtedness of Seller and the Retained Subsidiaries;

(v) all intercompany accounts between Seller and any of the Retained Subsidiaries, or between any the Retained Subsidiaries;

(vi) all Retained IP Liabilities; and

(vii) the liabilities and obligations set forth on Section 3.08(e)(vii) of the Disclosure Schedules.

Section 3.09 Financial Information. Section 3.09 of the Disclosure Schedules sets forth certain unaudited financial information related to the Business as of June 30, 2016 (with respect to balance sheet information) and for the six (6) months ended June 30, 2016 (with respect to income statement information) (collectively, the “Financial Information”). The Financial Information: (a) was prepared from the books and records of Seller and the Company, (b) was derived from financial statements prepared in accordance with GAAP, (c) was prepared based upon the knowledge of, and in good faith by, the management and Representatives of Seller and the Company in connection with the transactions contemplated by this Agreement, and (d) fairly presents, in all material respects, the specific financial information of the Business as of June 30, 2016 and for the six (6) months ended June 30, 2016. The balance sheet of the Company as of June 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.10 Undisclosed Liabilities. As of the Balance Sheet Date, the Company had no liabilities, obligations or commitments related to the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.11 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.11 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Business has operated in all material respects in the ordinary course of business consistent with past practice and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, certificate of incorporation, by-laws or other organizational document of the Company;

(c) split, combination or reclassification of any shares of the Company’s capital stock;

(d) issuance, sale or other disposition of any of the Company’s capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company’s capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of the Company’s capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law, each which required change is listed and described in Section 3.11 of the Disclosure Schedules;

(g) change in the Company’s cash management practices (including, without limitation, any change in accounting for or presenting in financial statements the Company’s cash assets) and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any Indebtedness in an aggregate amount exceeding $3,000,000, except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the Business Assets, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Covered Intellectual Property or Covered IP Licenses;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) other than in the ordinary course of business, (i) the grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(q) other than in the ordinary course of business, adoption, modification or termination of any: (i) severance or retention agreement with any Covered Employee, or (ii) collective bargaining or other agreement with a union with respect to the Covered Employees, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(s) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of (in the case of a lease, per annum) $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) action by any Acquired Company to make, change or rescind any Tax election or amend any Tax Return with respect to the Business;

(x) settlement of any material legal proceeding with respect to the Business including any waiver, consent or agreement in relation to Xiaomi’s opposition to the Company’s application to register some of the Covered Trademarks under the laws of the People’s Republic of China; or

(y) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company with respect to the Business as of the date of this Agreement (together with all Leases listed in Section 3.13(b) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) each agreement of the Company involving aggregate consideration in excess of $500,000 or requiring performance by any party more than one year from the date of this Agreement, which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $500,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000;

(iv) except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $500,000;

(v) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party; and

(vi) the agreements listed in Section 3.15(d)(i) of the Disclosure Schedules.

(b) Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except (i) to the extent that any Material Contract expires in accordance with its terms, and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, or to the Knowledge of Seller, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries) under any Material Contract to which it is a party or by which it or any of its properties, rights or assets is bound, and (ii) no other party to any such Material Contract has, to the Knowledge of Seller, alleged that the Company or any Subsidiary is in violation or breach of, or in default under, any such Material Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of, or not to renew, any such Material Contract.

Section 3.13 Title to and Sufficiency of Assets; Real Property.

(a) The Company has good and valid title to, or a valid leasehold or sub-leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Information or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens. Except as set forth on Section 3.13(a) of the Disclosure Schedules, as of the Closing Date, the tangible assets and property to which the Acquired Companies will have good and marketable title, or a valid right to use, constitute all of the tangible assets and property owned and primarily used by, essential to or necessary to the Company in the conduct of the Business as such Business is being conducted by the Company.

(b) Section 3.13(b) of the Disclosure Schedules includes a list, as of the date of this Agreement, of all leases and/or subleases for each parcel of Real Property leased or subleased by the Company with respect to the Business (collectively, “Leases”), including the identification of the lessee and lessor thereunder and the address thereof. Neither the Company nor, to Seller’s Knowledge, any other party to any Lease, is in default under any of the Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. Seller has made available to Purchasers complete and accurate copies of all Leases.

Section 3.14 Environmental Matters.

(a) The Company is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, other than, in the case of clauses (i) and (ii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has obtained and is in compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the Business. All Environmental Permits obtained by the Company are listed and described in Section 3.14 of the Disclosure Schedules. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Company and Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently conducted. With respect to any such Environmental Permits, Seller and Company have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and each of Company and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor has any of Company and Seller received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the Business or any Real Property currently owned, operated or leased by the Company with respect to the Business, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company.

(e) The Company does not own or operate and has never owned or operated any active or abandoned aboveground or underground storage tanks.

(f) Section 3.14(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of Company and Seller and any predecessors as to which any of Company and Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and each of Company and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of Company and Seller.

(g) Each of Company and Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided to Purchasers and listed in Section 3.14(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Company or Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Each of Company and Seller is not aware of and does not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently conducted.

(j) Each of the Business Products does not contain and is not manufactured using any ozone depleting substances subject to any of the Montreal Protocol on Substances that Deplete the Ozone Layer, the U.S. Clean Air Act, Title VI, Stratospheric Ozone Protection, and U.S. Environmental Protection Agency regulations.

(k) The representations and warranties set forth above in this Section 3.14 are Seller’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws, Environmental Permits and Hazardous Materials.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for trademark registration, copyright registrations and pending applications for copyright registration, and internet domain name registrations, in all cases that will be owned by the Company upon completion of the Restructuring (the “Company Registered IP”). To Seller’s Knowledge, the Company Registered IP is valid, subsisting, and enforceable. The Company is the owner of the entire right, title and interest in the Company Registered IP, free from any Liens other than Permitted Liens.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company owns or has the right to use all Intellectual Property necessary to conduct the Business as currently conducted.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company’s conduct of the Business as currently conducted (including the manufacture and sale of the Business Products)

does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company. Section 3.15(c) of the Disclosure Schedules identifies each letter or other written notice that has been received by the Company in the two (2) years immediately prior to the date of this Agreement regarding any actual or alleged infringement, misappropriation, or violation of any Intellectual Property of any other Person. This Section 3.15(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

(d) Section 3.15(d)(i) of the Disclosure Schedules sets forth a list of all material contracts entered into by the Company pursuant to which any Intellectual Property material to the conduct of the Business as currently conducted is licensed to the Company, other than (i) contracts for the licensing of off-the-shelf software, commercial software generally available on standard terms, or open source software, (ii) contracts entered into with employees, consultants, contractors, agents, vendors, and suppliers in the ordinary course of business of the Company, and (iii) non-disclosure and confidentiality agreements. Section 3.15(d)(ii) of the Disclosure Schedules sets forth a list of all material contracts entered into by the Company pursuant to which any Intellectual Property owned by and material to the Company is licensed to any other Person, other than (i) contracts entered into with employees, consultants, contractors, agents, vendors, suppliers, and customers in the ordinary course of business of the Company, and (ii) non-disclosure and confidentiality agreements.

(e) The Company has a policy requiring each employee, consultant, and contractor who develops material Intellectual Property for the Company to assign such Intellectual Property to the Company and, to Seller’s Knowledge, all such employees, consultants, and contractors have done so.

(f) The Company is not and has not been a member of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company to grant or offer to any other Person any license or right to any material Intellectual Property owned by the Company.

(g) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect its rights in all trade secrets owned by the Company and used in the Business.

(h) The Company was not previously or is not currently a member of any standards body that has a fair, reasonable and non-discriminatory terms (FRAND) or similar patent licensing requirements.

(i) When installed on the Business Products in the ordinary course of business consistent with the past practices of the Company, the Proprietary MiFi OS Software interfaces with the Linux kernel using only standard application programming interface (API) calls.

Assuming that an API call to the Linux kernel is not deemed to (i) form a work based on any Public Software (ii) result in a modification to any Public Software, or (iii) create a derivative or collective work based on any Public Software, then the Proprietary MiFi OS Software has not been used, sold, licensed, or otherwise distributed in whole or in part, and is not being used, sold, or licensed, otherwise distributed in whole or in part, in conjunction with any Public Software, in a manner which would require the Proprietary MiFi OS Software to be disclosed or distributed in source code form or made available for free.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage, in each case with respect to the Business (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of the properties or assets of the Business, which if determined adversely to the Company would result in a Material Adverse Effect.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company is in compliance with all Laws applicable to the Business, except where the failure to be in compliance would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication in the three (3) years prior to the date of this Agreement from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any applicable Law with respect to its operation of the Business.

(b) All Permits required for the Company to conduct the Business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) None of Company, Seller and their respective Subsidiaries and, to Seller’s Knowledge, none of any of their respective directors, managers, officers, agents, employees and Affiliates and any person acting on behalf of any of them (each, a “Company Party”), has (i) made, offered or promised to make, or authorized the making of, any unlawful payment, bribe, rebate, payoff, influence payment or kickback to any Person, or received and retained any funds in violation of any law, rule or regulation, (ii) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any Person, (iii) violated any provision of the FCPA, and any rules, regulations and guidance promulgated thereunder, or any other Law that prohibits corruption or bribery, (iv) directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (1) influencing any official act or decision of such official, party or candidate, (2) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (3) securing any improper advantage, in the case of (1), (2) and (3) above in order to assist any Company Party in obtaining or retaining business for or with, or directing business to, any Person. Seller and Company respectively have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA and all applicable anti-bribery, anti-corruption and anti-money laundering laws. None of Company, Seller and their respective Subsidiaries and, to Seller’s Knowledge, no Company Party, is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any of the FCPA or any applicable anti-bribery, anti-corruption and anti-money laundering laws.

(d) None of the representations and warranties contained in this Section 3.18 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employment matters (which are governed by Section 3.19) or tax matters (which are governed by Section 3.20).

Section 3.19 Employment Matters.

(a) The Company is not a party to any employment agreements with the Covered Employees other than any offer letters and proprietary information and inventions agreements or similar agreements. Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Covered Employees. Except as set forth in Section 3.19(a) of the Disclosure Schedules, within the three (3) years prior to the date of this Agreement, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Covered Employees,

except to the extent non-compliance would not result in a Material Adverse Effect. Except as set forth in Section 3.19(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c) The representations and warranties set forth in this Section 3.19 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.20 Taxes.

(a) Except as set forth in Section 3.20 of the Disclosure Schedules:

(i) Each Acquired Company has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by each such Acquired Company. Such Tax Returns are true, complete and correct in all material respects. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing prior to the Closing Date by each Acquired Company (whether or not shown or required to be shown on any Tax Return of such Acquired Company) have been, or will be, timely paid to the appropriate Governmental Authority. No claim has been made by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any such Acquired Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Acquired Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings relating to Taxes by any Governmental Authority against any Acquired Company.

(iv) None of the Acquired Companies is a party to any Tax allocation, sharing, reimbursement or similar agreement.

(v) All material Taxes which each Acquired Company is obligated to withhold from amounts paid or owing to any employee, independent, contractor, customer, creditor, stockholder or Third Party have been withheld and paid or accrued by the applicable Acquired Company.

(vi) No Acquired Company has been a member of an Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Seller or the Company). None of the Acquired Companies has Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(vii) None of the Acquired Companies is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(viii) None of the Acquired Companies is subject to Tax in any jurisdiction other than the jurisdiction in which each such Acquired Company is organized (or is otherwise considered a tax resident) as a result of having a permanent establishment outside of such jurisdiction.

(ix) None of the Acquired Companies has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (A) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4 or (B) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder.

(x) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.

(b) The representations and warranties set forth in this Section 3.20 and Section 3.27 are Seller’s sole and exclusive representations and warranties regarding Tax Returns and Taxes. Notwithstanding anything in this Agreement to the contrary, the Company and Seller make no representations or warranties as to, and Seller shall have no direct or indirect indemnity obligations hereunder for, (i) the Tax liability of any Acquired Company for any taxable period after the Closing Date, or (ii) the amount, value, or condition of, or any limitations on, any Tax asset or attribute of any Acquired Company, including but not limited to net operating losses, or the ability of Purchasers or any of their Affiliates (including the Acquired Companies) to utilize such Tax asset or attribute after the Closing Date.

Section 3.21 Brokers. Except as set forth in Section 3.21 of the Disclosure Schedules, the Company is not required to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

Section 3.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Seller Common Stock outstanding on the record date for the Seller Stockholder Meeting and entitled to vote thereon (the “Required Stockholder Vote”) and the approval of Seller as the sole stockholder of the Company following the Restructuring are the only votes or consents of the holders of any class or series of Seller’s or the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the sale of the Shares and the authorization of the Company Charter Amendment.

Section 3.23 Significant Transactions.

(a) Except as set forth in Section 3.23 of the Disclosure Schedules, during the five (5) year period ending on the date of this Agreement, each of Seller, the Company and their respective Affiliates and Subsidiaries has not entered into, has not executed and delivered any agreements with respect to, has not consummated and has not otherwise become a party to any Significant Transaction.

(b) Section 3.23 of the Disclosure Schedules lists and describes for each Significant Transaction that any of Seller, the Company and their respective Affiliates and Subsidiaries has entered into, has executed and delivered any agreements with respect to, has consummated or has otherwise become a party to during the five (5) year period ending on the date of this Agreement, the name and type of entity of each Person that was a party to such Significant Transaction, the caption and date of each agreement containing material terms and conditions applicable to such Significant Transaction.

(c) No Significant Transaction has caused or resulted in any event, occurrence, fact, condition or change that is materially adverse to: (i) the business, results of operations, financial condition or assets of the Business, or (ii) the ability of Seller to consummate the transactions contemplated hereby.

Section 3.24 Compliance with OFAC; No Blocked Persons. None of Company and Seller and, to Seller’s Knowledge, none of the Company Parties, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and no funds of or used by any Company Party were obtained from any Person subject to any U.S. sanctions administered by OFAC. None of Company and Seller and, to Seller’s Knowledge, none of the Company Parties:

(a) appears on the Specially Designated Nationals and Blocked Persons List of OFAC or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation;

(b) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (i) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (ii) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (iii) the United States Trading with the Enemy Act of 1917, as amended; (iv) the United States International Emergency Economic Powers Act of 1977, as amended or (v) the foreign asset control regulations of the United States Department of the Treasury;

(c) has been convicted of or charged with a felony relating to money laundering; or

(d) is under investigation by any Governmental Authority for money laundering.

Section 3.25 No Regulatory Restrictions.

(a) The Company does not directly supply, and has not directly supplied at any time, any products, technology, commodities, hardware or software (collectively, “Products”) or services (including research and development) to any agency of the federal government of the United States of America (“U.S. Government”).

(b) The Company:

(i) is not and has not been at any time a single qualified source of any Products or services (including research and development) to any agency of the U.S. Government;

(ii) is not and has not been at any time a sole source of any Products or services (including research and development) to any agency of the U.S. Government;

(iii) has not received at any time from any person any priority rated contracts or orders under the U.S. Defense Priorities and Allocations System (“DPAS”) regulations; and

(iv) has not placed at any time with any person or entity any priority rated contracts or orders under the DPAS regulations.

(c) The Company’s Products are not and have not at any time been specifically designed, developed, modified, configured, or adapted for military applications. The Company is not and has not at any time been registered with the Directorate of Defense Trade Controls, U.S. Department of State in accordance with the International Traffic in Arms Regulations

(“ITAR”). The Company does not manufacture and/or export and has not at any time manufactured and/or exported defense articles or related technical data controlled under the ITAR. The Company does not provide and has not at any time provided defense services controlled under the ITAR.

(d) The Company does not produce or trade in and has not at any time produced or traded in any products subject to export authorization administered by the U.S. Department of Energy or the U.S. Nuclear Regulatory Commission. The Company’s Products do not include or contain and have not at any time included or contained any agents or toxins administered by the U.S. Department of Energy or the U.S. Nuclear Regulatory Commission.

(e) The Company has conducted its export transactions with respect to the Business in all material respects in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable export controls of other countries with which the Business operates.

(f) None of the Company Parties possesses a security clearance issued by the U.S. Government for use in the Business, and the Company has not used information classified by the U.S. Government in the development of Company’s Products.

Section 3.26 Inventory. All inventory of the Company that relates to the Business, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all encumbrances, and no inventory is held on a consignment basis.

Section 3.27 Employee Benefit Matters.

(a) Section 3.27 of the Disclosure Schedules contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, Sellers have provided to Buyer true and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue

Service, a copy of the two most recently filed Form 5500, with schedules and financial statements attached and the most recent nondiscrimination tests performed under the Code; and (vi) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or other Governmental Authority relating to the Benefit Plan received within the twenty-four (24) month period immediately prior to the date of this Agreement.

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, to the Seller’s Knowledge, so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor and, to the Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, such Laws and accounting principles.

(c) The Company has no commitment or obligation to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(d) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree medical, dental, or vision benefits to any individual for any reason, and the Company has no Liability to provide post-termination or retiree welfare benefits to any individual.

(e) The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(f) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any Acquired Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Acquired Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(g) Following Closing, the Company will not be liable for any liability related to any Benefit Plan arising before or after Closing other than liabilities arising after Closing with respect to the continued employment of the Covered Employees by the Company other than such Benefit Plans as may be adopted by or at the direction of Purchasers or their Affiliates.

Section 3.28 Books and Records. The minute books of the Company are complete and correct and have been maintained in accordance with sound business practices applicable to the business of the Company as currently conducted. The minute books of the Company contain accurate and complete records of all meetings at which actions of the directors or of the stockholders were taken and of all actions taken by written consent of the directors or of the stockholders.

Section 3.29 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchasers and their Representatives (including the Confidential Information Memorandum and other materials prepared by Houlihan Lokey, Inc. and any information, documents or material made available to Purchasers in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser jointly and severally represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 4.01 Organization and Authority of Purchasers. Purchaser is a BVI Business Company duly organized and validly existing under the Laws of the British Virgin Islands. Purchaser Parent is a limited liability company duly organized and validly existing under the Laws of Hong Kong. All of the outstanding equity interests in Purchaser have been validly issued and are fully paid and non-assessable and are owned by Purchaser Parent. Neither Purchaser nor Purchaser Parent is a state-owned enterprise, and neither Purchaser nor Purchaser Parent operates under the supervision of the State-owned Assets Supervision and Administration Commission of the State Council of the People’s Republic of China. Each Purchaser has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by each Purchaser of its obligations hereunder and thereunder and the consummation by each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement has been duly executed and delivered by each Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents.

(a) The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, assuming compliance with the matters and requirements referred to in Section 4.02(b): (a) result in a violation or breach of any provision of the memorandum and articles of association of either Purchaser; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to either Purchaser; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which either Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on either Purchaser’s ability to consummate the transactions contemplated hereby.

(b) No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, except for such filings and approvals as may be required under Exon-Florio (including the CFIUS Approval).

Section 4.03 Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchasers acknowledge that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchasers are able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of the investment.

Purchaser Parent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 4.04 Not Interested Stockholder. Neither of Purchasers, nor any of their respective Affiliates, owns any shares of the capital stock of the Company. Neither of Purchasers is an “interested stockholder” (as defined in Section 203(c)(5) of the DGCL) of the Company.

Section 4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers.

Section 4.06 Sufficiency of Funds. Purchasers have sufficient cash on hand or other sources of immediately available funds, all of which is held in bank accounts in Hong Kong and is considered to be offshore from the perspective of the People’s Republic of China, to enable them to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.07 Legal Proceeding. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchasers’ knowledge, threatened against or by Purchasers or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.08 Independent Investigation. Each Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Each Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing.

(a) From the date of this Agreement until the Closing, except as otherwise expressly provided in this Agreement, as set forth on Section 5.01 of the Disclosure Schedules, or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to: (i) conduct the Business in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of the Covered Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b) From the date of this Agreement until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not and shall not cause or permit the Company to take any actions with respect to the Business that would result in or constitute a breach or inaccuracy of any Seller’s representations and warranties contained in Section 3.11 of this Agreement (Absence of Certain Changes, Events and Conditions).

(c) From the date of this Agreement until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not and shall not cause or permit the Company to:

(i) sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any Covered Intellectual Property;

(ii) grant any license or sublicense to any Covered Intellectual Property Intellectual Property, other than pursuant to non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(iii) abandon, allow to lapse, disclaim or dedicate to the public, or fail to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect of any Company Registered IP material to the Business; or

(iv) knowingly fail to take or maintain reasonable measures to protect the confidentiality of any material trade secrets or other nonpublic Intellectual Property included in the Covered Intellectual Property.

(d) From the date of this Agreement until the Closing Date, if Seller or the Company becomes aware of (i) the termination by any material customer or supplier of the Business of its relationship with the Business or loss of a group of Covered Employees as a result of active discussions with the Seller Parties’ management regarding mass resignations or similar actions that interferes with the normal function of a division or department of the Business, in either case, effective prior to the Closing, (ii) a communication in writing from any material customer or supplier of the Business threatening to terminate its relationship with the Business or otherwise materially reduce the scope of its relationship with the Business, or (iii) a communication in writing from a group of Covered Employees in active discussions with the Seller Parties’ management regarding possible mass resignations or similar actions that would, if taken, interfere with the normal function of a division or department of the Business, then, in the case of each of clauses (i), (ii) and (iii), Seller shall promptly notify Purchaser in writing of such occurrence, and Seller shall use commercially reasonable efforts to cooperate with Purchasers to formulate a mutually agreeable approach to communicate with such customer, supplier or group of Covered Employees in order to attempt to preserve such relationship. In furtherance of the foregoing, Seller shall use commercially reasonable efforts to take the following actions: (A) introducing Purchasers to the representatives of such customer, supplier or group of Covered Employees, (B) facilitating the coordination of meetings or telephone calls among Seller, Purchasers and such customer, supplier or group of Covered Employees, and (C) making the appropriate personnel of Seller available for such meetings or telephone calls. Regardless of the outcome of any such meetings or other actions taken in accordance with this Section 5.01(d), including the loss of any customer, supplier or group of employees, nothing set forth herein shall relieve Purchasers of their respective obligations to consummate the transactions contemplated by this agreement, including the purchase of the Shares from Seller.

Section 5.02 The Restructuring; Employee Interviews.

(a) Seller and the Company shall effect the Restructuring in accordance with the agreements, documents, instruments and certificates attached hereto as Exhibit F.

(b) Within fifteen (15) days following the date of this Agreement, the Seller Parties shall permit the Purchasers to conduct interviews with any of the Covered Employees. Seller Parties shall cooperate with Purchasers to schedule such interviews during such fifteen (15) day period. Purchaser shall be permitted to amend Section 3.08(c) of the Disclosure Schedules to remove any of the individuals originally listed thereon (other than the removal of any individuals designated with an asterisk on section 3.08(c) of the Disclosure Schedule) by providing written notice of such changes to Seller during such fifteen (15) day period. All individuals removed from the list set forth in Section 3.08(c) of the Disclosure Schedules pursuant to the terms of this Section 5.02(b) shall be deemed to be Non-Covered Employees.

(c) Seller shall, with respect to each Non-Covered Employee, (i) extend to such employee an offer of employment with Seller or one of the Retained Subsidiaries or terminate such employee, and (ii) terminate the employment of such employee if any such offer is not accepted.

(d) Prior to the Closing Date, Purchaser shall, or shall cause one of its Subsidiaries to, make an offer of employment, effective as of the Closing, to each of the Covered Employees that is employed by Novatel Wireless (Shanghai) Co. Ltd. Each such Covered Employee who accepts his or her offer shall be transferred to Purchaser or its applicable Subsidiary as of the Closing.

Section 5.03 Access to Information; Cooperation. From the date of this Agreement until the Closing, Seller shall, and shall cause the Company to: (a) afford Purchasers and their Representatives reasonable access to and the right to inspect all of the properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Business; (b) furnish Purchasers and their Representatives with such financial, operating and other data and information related to the Business as Purchasers or any of their Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Purchasers in their investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business. All requests by Purchasers for access pursuant to this Section 5.03 shall be submitted or directed exclusively to Michael Newman or Lance Bridges or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Purchasers if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchasers shall not contact any suppliers to, or customers of, the Company. Purchasers shall, and shall cause their Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.03. From the date of this Agreement to the Closing, Seller and Purchasers shall cooperate, as and to the extent reasonably requested by the other party, in connection with matters related to this Agreement and the transactions contemplated hereby, including the preparation of financial statements of the Company. Purchasers or Seller, as applicable, shall pay the expenses of the entities that provide such cooperation and of their respective officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the entities providing such cooperation for their time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the entities providing such cooperation to their respective officers, directors, employees or agents while assisting in the foregoing.

Section 5.04 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied.

Section 5.05 Resignations. Seller shall deliver to Purchasers written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules.

Section 5.06 Plant Closings and Mass Layoffs. Purchasers shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability.

Section 5.07 Director and Officer Indemnification and Insurance.

(a) Purchasers agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement and disclosed in Section 5.07(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) The Company shall, and Purchasers shall cause the Company to: (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date of this Agreement), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that the Company shall not be required to pay an annual premium for the insurance policies in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement.

(c) The obligations of Purchasers and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d) In the event Purchasers, the Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Purchasers or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07.

Section 5.08 Confidentiality. Each Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to either Purchaser pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect.

Section 5.09 Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Purchasers and Seller shall engage in the pre-notice consultation process with CFIUS and jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby as soon as reasonably practicable and in any event no later than ten (10) Business Days after the date of this Agreement, and as soon as reasonably practicable after notification from CFIUS that the draft filing meets all requirements of 31 C.F.R. § 800.402 of the regulations and is, accordingly, complete, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a). Purchasers and Seller shall exercise best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain the CFIUS Approval as soon as practicable. Purchasers and Seller shall (i) promptly and, in all events, consistent with any deadline imposed under CFIUS or other applicable Law, comply with any request received by either of them or any of their respective Subsidiaries from any Governmental Authority for any certification, additional information, documents or other materials in respect of such notice or such transactions (ii) ensure that any information furnished in respect of this Section 5.09(b) is true, complete and correct in all material respects and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under Exon-Florio with respect to any such filing or any such transaction. Subject to applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under Exon-Florio. At the request of Seller and for the purpose of obtaining the CFIUS Approval, each Purchaser shall take such actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS (“CFIUS Conditions”) in connection with, or as a condition of, the granting of the CFIUS Approval, including entering into mitigation agreements with a member agency of CFIUS as requested by such member agency; provided, however, that the foregoing obligation will not require the Purchasers to agree to CFIUS Conditions that would, individually or in the aggregate, have one or more of the following effects:

(i) the disposition by Purchaser Parent of a material portion of its business, intellectual properties or product lines with an aggregate value in excess of US$50 million;

(ii) a change in the form or nature of the legal or beneficial ownership of Purchaser in the Company that materially prevents Purchaser from (A) asserting its voting rights with respect to the Shares, (B) selling or otherwise disposing of the Shares or (C) receiving dividends or distributions with respect to the Shares;

(iii) a change in the scope or nature of the Business or the Business Assets that would have a Material Adverse Effect; or

(iv) a change in any of the controlling persons of Purchaser Parent.

(c) Without limiting the generality of the Purchasers’ undertaking pursuant to this Section 5.09, each Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation or other Law or Governmental Order that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, each of Seller and Purchasers shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Seller and Purchasers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all Third Parties that are described in Section 3.05 of the Disclosure Schedules; provided, however, that Seller and Purchasers shall not be obligated to pay any consideration therefor to any Third Party from whom consent or approval is requested.

Section 5.10 Closing Conditions. From the date of this Agreement until the Closing, each party, Seller and Purchaser shall cause their respective Subsidiaries to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.11 Public Announcements. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release, to be agreed upon by Purchasers and Seller, and shall not be issued or otherwise made publicly available until approved for such release by Purchasers and Seller. Except as provided in the immediately preceding sentence, prior to the Closing Date, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party hereto or such party’s Affiliates or Representatives without the prior written consent of the other parties hereto, except: (a) any release or announcement required by Law; or (b) any release or announcement determined by Purchasers or Seller, upon advice of their respective counsel, to be reasonably necessary in light of such party’s public company status, provided that each party shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Purchasers when due, except that any such Taxes and fees incurred in connection with the Restructuring shall be borne and paid by Seller when due. The party responsible for any such Taxes shall, at its own expense, timely file any Tax

Return or other document with respect to such Taxes or fees (and the other parties hereto shall cooperate with respect thereto as necessary).

Section 5.13 No Cash Dividends, Share Repurchases and Prepayment of Indebtedness. Seller shall not, for a period of fifteen (15) months following the Closing, (i) declare, set aside or pay to its stockholders any dividend or other cash distribution; (ii) effect any repurchases, redemptions or buybacks of any of its outstanding capital stock; or (iii) make any prepayments with respect to the Notes; provided that Seller shall be permitted to make payments in connection with obtaining consent of the holders of the Notes.

Section 5.14 Escrow of Purchaser Termination Fee. Purchaser shall use its best efforts to deposit with SunTrust Bank (the “Escrow Agent”) by 11:59 p.m EDT on September 23, 2016, and in any event no later than 11:59 p.m EDT on September 28, 2016, an amount of cash equal to the Purchaser Termination Fee as collateral and security for the payment of the Purchaser Termination Fee, which amount will be held by the Escrow Agent in accordance with the Escrow Agreement.

Section 5.15 Competition.

(a) For a period of three (3) years from and after the Closing Date (the “Non-Compete Period”), Seller shall not, directly or indirectly, design, develop, manufacture, market or sell (i) any Mobile Hotspot Device, (ii) any USB modem, or (iii) any device intended primarily for home use providing voice-over-LTE functionality; provided, however, that the foregoing prohibition shall not apply if such device or modem is either (a) a Telematics Device, (b) a Telemetry Device (including versions or derivatives of the SA 2100 device), or (c) a Tracking Device; provided, further, that the foregoing prohibition shall not apply to the marketing and sale by Seller or its Affiliates of third-party devices or modems that are bundled with Sellers’ or its Affiliates’ hardware, software and/or services; provided, further, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation will not be deemed to be engaged solely by reason thereof in any of such business (the “Competing Activities”); and provided, further, that the covenant contained in this Section 5.15(a) shall not apply to or be binding on any acquirer of the Excluded Businesses through an acquisition of securities of Seller or all or substantially all of the assets of the Excluded Businesses by a Third Party, or to any Third Party successor of Seller by merger, consolidation, share exchange or other business combination (in each case, other than a Third Party set forth on Section 5.15(a) of the Disclosure Schedules). If the acquirer of an Excluded Business is a Third Party set forth on Section 5.15(a) of the Disclosure Schedules, Seller shall, as a condition of such sale of that Excluded Business, require that Third Party to undertake in writing not to conduct, directly or indirectly, the Competing Activities before the end of the Non-Compete Period and give the Company the right to enforce the undertaking against that Third Party as a third-party beneficiary thereunder.

(b) For a period of three (3) years from and after the Closing Date, Seller shall not, directly or indirectly, solicit or hire any Covered Employee, even if such Covered Employee is terminated by his or her employer. For a period of three (3) years from and after the Closing Date, neither Purchasers, the Company nor any of their respective Affiliates shall directly or indirectly solicit or hire any employee listed in Section 5.15(b) of the Disclosure Schedules, even if such employee is terminated by his or her employer.

Section 5.16 Litigation Matters.

(a) Cooperation to Litigation. For a period of three (3) years from and after the Closing Date, (i) Seller shall, and shall cause the Retained Subsidiaries to, cooperate with Purchasers and the Company in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by the Company relating to or arising out of the conduct of the Business prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement); (ii) Purchasers shall, and shall cause the Acquired Companies to, cooperate with Seller in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by the Seller relating to or arising out of the conduct of the Business or the Excluded Businesses prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement); and (iii) Purchasers and Seller shall, and shall cause their respective Subsidiaries to, retain all records relating to the conduct of the Business and the Excluded Businesses in accordance with their respective document retention policies. Purchasers or Seller, as applicable, shall pay the expenses (including reasonable legal fees and disbursements) of the entities that provide such cooperation and of their respective officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the entities providing such cooperation for their time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the entities providing such cooperation to their respective officers, directors, employees or agents while assisting in the defense or prosecution of any such litigation or proceeding.

(b) Assumption of Defense. Notwithstanding anything to the contrary under this Agreement, Seller and Purchasers shall cooperate with each other to manage the defense of the legal proceedings identified in Section 5.16(b)(i) to the Disclosure Schedules (the “Existing Actions”) and the Actions that may arise from the patent infringement allegations made against the Company in the letters identified in Section 5.16(b)(ii) to the Disclosure Schedules (the “Prospective Actions”, and together with the Existing Actions, the “Covered Actions”) on behalf of each of the Acquired Companies that is named as a defendant (each, a “Company Defendant”) on the following terms:

(i) Seller shall manage the defense of all of the Existing Actions after Closing on behalf of the Company as follows:

(A)	Seller shall manage the defense in substantially the same manner as the conduct of such defense by the Company prior to Closing;

(B)	Seller shall have the right, after consulting with Purchasers and the Company in good faith, to continue, or amend, its choice of counsel for the Company and instruct counsel on all matters relating to the Existing Actions on behalf of the Company;

(C)	Seller shall have the obligation to keep the other parties reasonably advised of the status of each Existing Action on a regular basis; and

(D)	the Company may participate in any of the Existing Actions at its own expense at any time.

(ii) The Company shall assume the defense of all of the Prospective Actions (if any) with the support of Seller as follows:

(A)	Seller shall offer the Company all necessary support, including giving the Company reasonable access to its records, files and employees, so that the Company Defendant can conduct the defense in an efficient and effective manner;

(B)	the Company shall have the obligation to keep the other parties reasonably advised of the status of that Prospective Actions on a regular basis; and

(C)	Seller may participate in any of the Prospective Actions at its own expense at any time.

(iii) Seller shall pay the Company (x) 100% of the costs and expenses payable by the Company Defendant to third parties, including but not limited to fees and costs of counsel and expert witnesses, court charges and travel expenses (the “Upfront Costs”), during the course of its defense of each of the Existing Actions; and (y) 66.7% of the Upfront Costs, and the Company shall be solely responsible for the remaining 33.3% of the Upfront Costs during the course of its defense of each of the Prospective Actions; provided, however, in each case of (x) and (y), Seller will not be responsible for any Upfront Costs arising from Seller’s participation in any of the Covered Actions;

(iv) neither Seller (on the Company’s behalf) nor the Company shall agree to any settlement of, or the entry of any judgment arising from, any Covered Action without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed;

(v) Seller and the Company shall share the Litigation Losses of each Covered Action in accordance with the procedures set forth in Section 5.16(c) as follows: (A) Seller shall be liable for the portion of such Litigation Losses that relates to Business Products that were sold prior to the Closing, and (B) the Company shall be liable for the portion of such Litigation Losses that relates to Business Products that were, or to be, sold after the Closing, including any royalties for future sales of products covered by the settlement, license or similar agreement, or court order (the “Loss Allocation Principles”); for purposes of this Agreement, “Litigation

Losses” of a Covered Action includes three components: (1) Upfront Costs; (2) amounts paid or payable to plaintiff in the form of settlement or damage awards, including royalties for past product sales (the “Remedial Payments”); and (3) the discounted present value of all the royalties payable by the Company Defendant for the future sale of products under the terms of a settlement, license or similar agreement, or court order (the “Royalty Payments”); and

(vi) unless Seller is in breach of its obligations under this Section 5.16(b) or Section 5.16(d) in connection with that Covered Action, Purchasers shall not be entitled to assert any rights to indemnification under Section 7.01 in relation to Losses arising thereunder.

(c) Procedures for Payment. The parties shall follow the procedures below in each Covered Action:

(i) upon the receipt of a litigation document from the plaintiff in the Action, the Company shall forward copies of the litigation document to Seller and Purchasers. If the Covered Action constitutes a Prospective Action and the court document is the first document of its kind that the Company receives in connection with the Covered Action, the Company shall also deliver a statement identifying the corresponding letters in Section 5.16(b)(ii) to the Disclosure Schedules to which the Covered Action relates (an “Initial Notice”);

(ii) at Purchasers’ request, Seller shall attend a meeting with Purchasers and the Company as soon as practicable to discuss and share with each other the facts then known to each party that constitute the basis of the Covered Action;

(iii) the Company will be entitled to require, from time to time, Seller to pay the Upfront Costs for which Seller is responsible under Section 5.16(b)(iii); upon the receipt of a payment request, which shall be accompanied by copies of the relevant invoices, from the Company, Seller shall make the required payments to the third party service providers specified in the payment request within ten (10) Business Days of the receipt of such request.

(iv) within thirty (30) days following the conclusion of the Covered Action, as evidenced by the signing of a settlement agreement or the receipt of non-appealable adjudication on all the claims under that Covered Action, the Company shall prepare and deliver to Seller a statement (a “Litigation Loss Statement”) setting forth (1) the aggregate amount of Litigation Losses and (2) the respective amounts that the Company has allocated between Seller and the Company under the Loss Allocation Principles; and

(v) unless Seller invokes the procedure under Section 5.16(d), Seller and the Company shall make the payments set forth in the Litigation Loss Statement within 30 days.

(d) Dispute over Litigation Losses. If Seller disagrees with any amount contained in a Litigation Loss Statement issued by the Company in relation to a Covered Case:

(i) Purchasers and Seller shall attempt to resolve any such disagreements;

(ii) if Purchasers and Seller are unable to resolve all such disagreements on or before the date that is thirty (30) days following notification by Seller of any such disagreements, Seller and Purchasers shall retain a nationally recognized independent valuation expert (such

Person being referred to as the “Valuer”) to resolve all such disagreements, which Valuer will adjudicate only those amounts set forth in the Litigation Loss Statement that remain in dispute.

(iii) the fees, costs and expenses of the Valuer will be borne by Purchasers, on the one hand, and Seller, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Valuer, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Valuer at the time the determination of such firm is rendered on the merits of the matters submitted;

(iv) Seller will be entitled to have reasonable access to the books and records of the Company and the work papers of Purchasers prepared specifically in connection with the Litigation Loss Statement and, upon reasonable prior notice and to discuss such books and records and work papers with Purchasers and those persons responsible for the preparation thereof; and

(v) the parties acknowledge and agree that the mechanism set forth in this Section 5.16(d) are the sole and exclusive remedy of Seller with respect to (i) determining whether or not any adjustment would be made to the payments required by the Company under Section 5.16(c) provided, however, that, in the case of fraud, the foregoing adjustment provisions will not be exclusive, but will be in addition to any other rights or remedies to which Seller or its assigns, as the case may be, may be entitled at law or in equity.

Section 5.17 Omitted Assets or Liabilities. Following the Closing, if the parties identify any Business Assets or Business Liabilities that were inadvertently assigned to Seller or any of the Retained Subsidiaries in the Restructuring, Seller and Purchasers shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Seller to transfer to the Company and for the Company to accept and assume such Business Assets or Business Liabilities within ten (10) Business Days of receiving notice thereof. Following the Closing, if the parties identify any Excluded Assets or Excluded Liabilities that were inadvertently retained by the Company or any other Acquired Company in the Restructuring, Seller and Purchasers shall, and, if applicable, shall cause their respective Affiliates to, for no additional consideration, execute and deliver any contracts and perform all other lawful acts reasonably necessary for Purchasers or the Company to transfer to Seller and for Seller to accept and assume such Excluded Assets or Excluded Liabilities within ten (10) Business Days of receiving notice thereof. If any such assets cannot be so transferred from a legal or commercial perspective, the party that otherwise would have received such assets pursuant to the terms of this Section 5.17 shall, for no additional consideration, use its best efforts to procure other assets that would minimize the losses arising from the absence of such assets.

Section 5.18 Seller Stockholder Meeting.

(a) As soon as practicable after the date of this Agreement, Seller shall prepare and file with the SEC a proxy statement (collectively, as amended or supplemented, the “Proxy

Statement”) that will be provided to Seller’s stockholders in connection with solicitation of proxies for use at the meeting of Seller’s stockholders called to vote upon the authorization of the sale of the Shares pursuant to the terms of this Agreement and to vote upon the authorization of the Company Charter Amendment (the “Seller Stockholder Meeting”). Purchasers shall timely furnish all information concerning Purchasers and their respective Affiliates as Seller may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, Seller shall use reasonable best efforts to cause the Proxy Statement to be disseminated to Seller’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Seller and each Purchaser shall promptly correct any information provided by it or any of its respective Representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein, or to the extent necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to Seller’s stockholders, in each case as and to the extent required by applicable Law. Seller shall provide Purchasers and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and Seller shall give reasonable and good faith consideration to any comments made by Purchasers and its counsel (it being understood that Purchasers and their counsel shall provide any comments thereon as soon as reasonably practicable). Seller shall provide in writing to Purchasers and their counsel any comments or other communications, whether written or oral, Seller or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and Seller shall provide Purchasers and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and Seller shall give reasonable and good faith consideration to any comments made by Purchasers and their counsel (it being understood that Purchasers and their counsel shall provide any comments thereon as soon as reasonably practicable). Seller shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

(b) Seller shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law and the Seller Organizational Documents, duly call, give notice of, set a single record date for, and convene and hold the Seller Stockholder Meeting. Seller shall ensure that all proxies solicited in connection with the Seller Stockholder Meeting are solicited in accordance with applicable Law. Unless a Change in the Seller Board Recommendation shall have occurred, Seller shall (i) use its reasonable best efforts to solicit from Seller’s stockholders proxies in favor of (A) the authorization of the sale of the Shares pursuant to the terms of this Agreement, and (B) the Company Charter Amendment, and (ii) take any other reasonable measures to secure the Required Stockholder Vote. Once the Seller Stockholder Meeting has been noticed and called, Seller shall not postpone or adjourn the Seller Stockholder Meeting without the prior written consent of the Purchasers (other than (i) in order to obtain a quorum of its stockholders or (ii) as reasonably determined by Seller, in good faith, to comply with applicable Law). The foregoing sentence notwithstanding, if on a date for which the Seller Stockholder Meeting is scheduled, Seller has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Vote, whether or not a quorum is present, Seller may make one or more successive postponements or adjournments of the Seller Stockholder Meeting; provided that Seller Stockholder Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is forty-five (45) days after the date for which the Seller Stockholder Meeting was originally scheduled and (y) twenty (20) Business Days prior to the Outside Date. Unless this Agreement is validly terminated in accordance with Section 8.01, Seller shall submit this Agreement and the Company Charter Amendment to its stockholders at the Seller Stockholder Meeting even if the Seller Board shall have effected a Change in the Seller Board Recommendation.

Section 5.19 No Solicitation; Other Offers.

(a) Promptly following the execution of this Agreement, the Seller Parties shall, and shall cause their respective Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. Subject to Section 5.19(b), from the date of this Agreement until the Closing or, if earlier, the date on which this Agreement is terminated pursuant to Section 8.01, Seller Parties shall not, nor shall they authorize or permit any of their respective Subsidiaries or any of their respective Representatives to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly facilitate or take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations with any Third Party regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; (iii) furnish any non-public information regarding the Business to any Person or afford any Person access to the business, property, assets, books or records of Seller Parties or any of their respective Subsidiaries in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (iv) approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other contract contemplating an Acquisition Proposal or requiring Seller Parties to abandon or terminate their obligations under this Agreement; (v) waive, terminate, modify or release any Person (other than Purchasers or their respective affiliates) from any provision of or grant any permission, waiver or request under, or fail to enforce, any “standstill” or similar agreement or obligation; (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the DGCL; or (vii) resolve or agree to do any of the foregoing. Seller Parties shall, and shall cause their Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. Seller Parties shall promptly deny access to any data room

(whether virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party. Without limiting the foregoing, Seller Parties understand, acknowledge and agree that any breach of the obligations set forth in the preceding sentence by any of the Seller Parties’ Subsidiaries, officers, directors, employees, agents, financial advisors or legal advisors shall be deemed to be a breach of this Section 5.19(a) by Seller Parties.

(b) Notwithstanding anything in this Section 5.19 to the contrary, at any time before the Required Stockholder Vote is obtained, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement in circumstances not involving a material breach of this Agreement that the Public Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Public Company may, upon a good faith determination by the Public Company Board (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the Public Company Board’s fiduciary duties under applicable Law:

(i) provide access to the business, properties, assets, books and records and furnish information (including by providing access to a data room, whether virtual or actual) with respect to Seller Parties and their respective Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that all such information shall have been previously provided to Purchasers or is made available to Purchasers at substantially the same time that it is provided by the Seller Parties to such Person; and

(ii) participate in discussions or negotiations with the Person (and its Representatives) making such Acquisition Proposal;

and provided further, that, prior to taking any of the actions described in clauses (i) or (ii) above, Seller Parties and such Person enter into a confidentiality agreement in customary form that is no less favorable in the aggregate to Seller than the Confidentiality Agreement.

(c) Seller Parties shall promptly (and in any event within forty-eight (48) hours) notify Purchasers of the receipt of any Acquisition Proposal. In such notice, Seller Parties shall identify the third party making, and a summary of the material terms and conditions of, any such Acquisition Proposal, indication or request and thereafter shall keep Purchasers reasonably informed, on a current basis as practicable, of the status and material terms of any such Acquisition Proposal, indication, or request, including any material amendments or proposed amendments as to price and other material terms thereof.

(d) Except as otherwise permitted by clauses (A) through (C) of this Section 5.19(d) and Sections 5.19(e) and 5.19(f):

(i) the Seller Board shall not fail to make the Seller Board Recommendation to Seller’s stockholders (including through any failure to include the Seller Board Recommendation in the Proxy Statement);

(ii) the Seller Board shall not withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, the Seller Board Recommendation;

(iii) the Seller Board shall not adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal;

(iv) the Seller Board shall not make any public statement inconsistent with the Seller Board Recommendation; or

(v) the Seller Board shall not resolve to take any such actions (each such foregoing action or failure to act in clauses “(i)” through “(v)” being referred to as a “Change in the Seller Board Recommendation”);

(vi) the Company Board shall not withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Purchasers, the Company Board Approval;

(vii) the Company Board shall not adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal;

(viii) the Company Board shall not make any public statement inconsistent with the Company Board Approval; or

(ix) the Company Board shall not resolve to take any such actions (each such foregoing action or failure to act in clauses “(vi)” through “(ix)” being referred to as a “Change in the Company Board Approval”).

Notwithstanding the foregoing, the Seller Board or the Company Board, as applicable, may at any time before the Required Stockholder Vote is obtained, take any of the actions set forth in sub-clauses (A), (B) and (C) below; provided, however, that prior to taking any such action Seller Parties comply with Section 5.19(e) of this Agreement:

(A) effect a Change in the Seller Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn if the Seller Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Seller Board concludes in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal;

(B) effect a Change in the Seller Board Recommendation in response to an Intervening Event if the Seller Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; and

(C) terminate this Agreement pursuant to Section 8.01(h), but only if the Public Company receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn that the Public Company Board concludes in good faith, after consultation with outside legal counsel and the Public Company’s financial advisor, constitutes a Superior Proposal and the Public Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties under applicable Law.

(e) The Seller Board or the Company Board, as applicable, shall not be entitled to: (i) make a Change in the Seller Board Recommendation pursuant to Section 5.19(d)(A) or Section 5.19(d)(B); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 5.19(d)(C), unless: (A) Seller Parties shall have first provided three (3) days’ prior written notice to Purchasers that they are prepared to (1) make a Change in the Seller Board Recommendation (a “Recommendation Change Notice”) or (2) terminate this Agreement pursuant to Section 8.01(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, (I) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal, contain a copy of the Superior Proposal, and contain a copy of any proposed agreements for such Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to Seller Parties or any of their respective Representatives, a written summary of the terms thereof and the identity of the Person making Superior Proposal) (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in the Seller Board Recommendation), or (II) if relating to an Intervening Event, describe such Intervening Event and the reasons for the proposed Change in the Seller Board Recommendation, (B) if the notice is in response to a Superior Proposal, during such three (3) day period, (y) Seller Parties shall negotiate, and cause their respective Representatives to negotiate, with Purchasers and their Representatives in good faith to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Seller Board to make a Change in the Seller Board Recommendation, and (z) the Public Company Board shall have considered in good faith any changes to this Agreement suggested by Purchasers and shall not have determined (after consultation with its outside legal and financial advisors) that the Acquisition Proposal previously constituting a Superior Proposal no longer constitutes a Superior Proposal if such changes proposed by

Purchasers were to be given effect (it being understood that Seller Parties shall not take any action with respect to the Superior Proposal during such three (3) Business Day period); provided that any material amendment to the financial terms or other material terms of such Superior Proposal occurring prior to Seller’s effecting a Change in the Seller Board Recommendation shall require a new written notification from Seller Parties and an additional three (3) day period that satisfies this Section 5.19(e), and (C) if the notice is in response to an Intervening Event, during such three (3) day period, if requested by Purchasers, Seller Parties shall engage in good faith negotiations with Purchasers to amend this Agreement in such a manner that obviates the need for a Change in the Seller Board Recommendation as a result of the Intervening Event.

(f) Nothing contained in this Section 5.19 or elsewhere in this Agreement shall prohibit Seller or the Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Public Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.19(f) shall not affect the obligations of Seller and the Seller Board not to make a Change in Seller Board Recommendation except in compliance with Sections 5.19(d) and 5.19(e) of this Agreement (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in the Seller Board Recommendation).

Section 5.20 Tax Matters.

(a) Tax Indemnity. Seller shall pay, reimburse and indemnify each Acquired Company, Purchasers and Affiliates of the foregoing and hold them harmless from and against Losses resulting from or attributable to (i) Pre-Closing Taxes and (ii) Taxes described in Section 5.20(d). The indemnification under this Section 5.20(a) shall not be subject to the indemnification deductible and limit set forth in Section 7.05 or elsewhere in this Agreement. Notwithstanding anything herein to the contrary, Seller shall pay Purchasers for any Taxes that are the responsibility of Seller pursuant to this Section 5.20 at least five (5) Business Days prior to payment of such amounts by Purchasers or any Acquired Company.

(b) Tax Returns.

(i) Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed all Tax Returns of each Acquired Company for any taxable period ending on or before the Closing Date which are first due after the Closing Date (each such return, a “Seller Prepared Tax Return”). Purchasers shall prepare or cause to be prepared, and timely file or cause to be timely filed all Tax Returns of each Acquired Company for any Straddle Period (each such return, a “Straddle Period Tax Return”). In the case of a Seller Prepared Tax Return or a Straddle Period Tax Return, (1) any such Tax Return shall be prepared or cause to be prepared in a manner consistent with each Acquired Company’s past practice; (2) the preparing party shall deliver a draft of any such return to the other party for its review and approval at least thirty (30) days prior to the due date thereof (taking into account valid extensions); and (3) any reasonable changes or comments that such other party submits shall be incorporated no less than ten (10) Business Days prior to the due date for such Tax Return. The parties agree that the taxable year of each Acquired Company will end as of the end of the day of the Closing Date for federal income Tax purposes and state income Tax purposes to the extent a unitary or consolidated Tax Return is filed and except where otherwise required by Law.

(ii) For purposes of this Agreement, in the case of any Straddle Period, (1) any real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (2) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the Closing Date. In the case of clause (2), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

(c) Cooperation on Tax Matters. Seller and Purchasers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Tax proceeding relating thereto. Specifically, Seller and Purchasers shall (and shall cause their respective Affiliates to):

(i) provide timely written notices to the other parties hereto of any pending or threatened audits or other Tax proceedings relating to any Acquired Company for taxable periods for which any other party hereto may have a responsibility under this Section 5.20 or otherwise; and

(ii) furnish the other parties hereto with copies of all correspondence received from any Governmental Authority in connection with any audit or other Tax proceeding or information request with respect to any taxable period for which any other party hereto may have a responsibility under this Section 5.20(c) or otherwise.

(d) Tax Claims. Seller shall have the right to assume the defense and conduct of any audit or other Tax proceeding relating to Taxes of any Acquired Company for a Pre-Closing Tax Period (a “Tax Claim”); provided, however, that each Purchaser shall have the right to participate in any such Tax Claim (at its sole expense) and Seller shall not effect any settlement or compromise of a Tax Claim if doing so would increase the Tax liability of any Acquired Company for any taxable period beginning after the Closing Date without obtaining Purchasers’

consent thereto, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between this Section 5.20(d) and Section 7.03 with respect to any Tax Claim, this Section 5.20(d) shall control.

(e) Refunds. Any repayment, refund, credit or similar benefit of Tax relating to a Pre-Closing Tax Period of any Acquired Company or otherwise to Taxes borne directly or indirectly by Seller (a “Tax Refund”) shall be for the sole benefit of Seller. To the extent that either Purchaser or any of its respective Affiliates (including any Acquired Company) receives any Tax Refund relating to a Pre-Closing Tax Period, the applicable Purchaser shall pay to Seller such Tax Refund within ten (10) Business Days of receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable) as the case may be. The parties hereto agree that Tax Refunds for the portion of a Straddle Period that is attributable to a Pre-Closing Tax Period shall be determined using the methodologies set forth in Section 5.20(b)(ii). Each Purchaser and its respective Affiliates shall, and shall cause the applicable Acquired Company to promptly take all reasonable actions (including those actions reasonably requested by Seller) to file for and obtain any Tax Refund. Purchasers shall, upon request, permit Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of Seller.

(f) Limitations. Other than as explicitly provided in this Agreement, without the prior written consent of Seller, Purchasers shall not (and shall not permit any Acquired Company to) make or change any Tax election, change an accounting period or method, file an amended Tax Return, enter into a closing agreement, settle a Tax claim or assessment, initiate any voluntary disclosure or similar process, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action, relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the Tax liability of any Acquired Company for a Pre-Closing Tax Period. For the avoidance of doubt, nothing contained in this Section 5.20(f) shall prohibit Purchasers from (i) making an election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local Tax Law) for the Company and (ii) making an election under Section 338(g) of the Code (and any comparable provisions of applicable state or local Tax Law) for each non-U.S. Acquired Company.

Section 5.21 Section 338(h)(10) Elections.

(a) Seller and Purchasers shall jointly make an election under Section 338(h)(10) of the Code (and any comparable provisions of applicable state or local Tax Law) with respect to the purchase of the Shares by Purchasers (the “Section 338(h)(10) Election”). Seller and Purchasers shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve timely Section 338(h)(10) Elections, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law) and to mutually agree upon the allocation of the Purchase Price, including the allocation set forth on Section 5.21(a) of the Disclosure Schedule.

(b) Purchasers shall prepare and deliver to Seller such documents or statements and other forms that are required to be submitted to any federal, state or local Governmental Authority in connection with each Section 338(h)(10) Election, including IRS Form 8023 or any successor form (together with any schedules or attachments thereto) that are required pursuant to Section 338 of the Code and the applicable Treasury Regulations (or comparable provisions of state or local Law) and Seller shall timely execute and deliver to Purchasers all such documents or statement and other forms. In the event that any such IRS Form 8023 (or similar forms or schedules required under provisions of state or local Tax Law) is disputed by any Governmental Authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

(c) Seller and Purchasers agree that the Purchase Price and the liabilities attributable to each Acquired Company (plus other relevant items) shall be allocated among the assets of each Acquired Company making a Section 338(h)(10) Election for purposes of this Agreement and Section 338 of the Code and the Treasury Regulations thereunder (the “Tax Allocation”). Thirty (30) days after the Closing Date, Seller will deliver to Purchaser a draft Tax Allocation of the Purchase Price among the assets of the applicable Acquired Company for the parties to discuss and ultimately agree upon. Seller and Purchasers further agree to modify the Tax Allocation for any adjustments to the Purchase Price and the liabilities of the applicable Acquired Company (plus other relevant items) in a manner consistent with the Tax Allocation and Section 338 of the Code and the Treasury Regulations thereunder, as set forth in this Section 5.21(c). Seller and Purchasers further agree to file all Tax Returns and any other filings required by Section 338 of the Code and the Treasury Regulations thereunder (including Form 8883 (or successor form)), and any comparable state or local Tax filings, in a manner consistent with the Tax Allocation; provided, however, that nothing contained herein shall require Seller or Purchasers to contest or litigate in any forum any proposed Tax deficiency or adjustment by any Governmental Authority which may challenge the Tax Allocation.

(d) Sellers shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Elections on its Tax Returns to the extent required by applicable Law. Seller shall also pay any Taxes imposed on the applicable Acquired Company attributable to making each such Section 338(h)(10) Election, including any state or local Tax imposed on such Acquired Company’s gain, and Seller shall indemnify and pay Purchaser and such Acquired Company for any such Taxes.

Section 5.22 Transferred FSAs. As of the Closing Date, Purchasers shall assume from the Seller all of Seller’s obligations with respect to the medical care and dependent care flexible spending accounts of Covered Employees (the “Transferred FSAs”) under any cafeteria plan maintained by Seller pursuant to Section 125 of the Code, including Seller’s obligation to reimburse eligible expenses. All elections of Covered Employees with respect to the Transferred FSAs shall remain in effect immediately after the Closing Date, except to the extent otherwise permitted by applicable law. As soon as reasonably practicable after the Closing Date, Seller shall determine the Aggregate Balance of the Transferred FSAs and notify Purchasers of the amount of such Aggregate Balance in writing. For purposes of this Section 5.22, the term “Aggregate Balance” shall mean, as of the Closing Date, the aggregate amount of contributions that have been made to the Transferred FSAs by Covered Employees for the plan year in which the Closing Date occurs minus the aggregate amount of reimbursements that have been made from the Transferred FSAs to Covered Employees for the plan year in which the Closing Date occurs. If the Aggregate Balance is a negative amount, Purchasers shall pay such negative amount to Seller as soon as practicable following Purchasers’ receipt of the written notice thereof. If the Aggregate Balance is a positive amount, Seller shall pay such positive amount to Purchasers as soon as practicable following Seller’s delivery to Purchasers of the written notice thereof. Nothing contained in this Section 5.22, express or implied, is intended to confer on any Covered Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any employee benefit plan, program or agreement maintained by Purchasers or the Company.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Required Stockholder Vote shall have been obtained.

(b) The filings of Purchasers and Seller required by the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d) Purchasers shall have obtained all consents, approvals and/or Governmental Orders of any Governmental Authority required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby.

(e) the CFIUS Approval shall have been obtained.

Section 6.02 Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchasers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Purchasers shall have received a legal opinion of counsel to the Company and Seller with respect to matters of Delaware and California law, substantially in the form attached hereto as Exhibit G, dated as of the Closing and addressed to Purchasers.

(d) Seller shall have delivered to Purchasers a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(e) Seller shall have delivered, or caused to be delivered, to Purchaser stock certificates evidencing the Shares, free and clear of Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(f) Seller shall have delivered to Purchasers the Closing Worksheet.

(g) The Seller Parties shall have consummated the Restructuring.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Purchasers contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchasers’ ability to consummate the transactions contemplated hereby.

(b) Each Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Company shall no longer be a borrower under the Indenture dated June 10, 2015 governing the Company’s 5.50% Convertible Senior Notes due 2020 the (“Notes”).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Purchaser, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(e) Each Purchaser shall have delivered to Seller cash in an amount equal to the Closing Date Payment by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by Seller in a written notice to Purchasers.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification By Seller. Subject to the provisions of this Article VII, Seller covenants and agrees to indemnify and hold harmless Purchasers and their respective Affiliates (which Affiliates after Closing shall include, without limitation, the Company), and each of their respective Representatives (collectively, the “Purchaser Indemnitees”), from and against any and all Losses incurred or suffered by any of Purchaser Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in Article III of this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c) any and all Excluded Liabilities, including, without limitation, any and all Retained IP Liabilities.

Seller hereby irrevocably waives any and all rights of contribution against and with respect to the Company. Seller and Company hereby agree that only prior to the Closing, the Company shall be jointly and severally obligated with Seller to perform each and all of Seller’s obligations pursuant to this Article VII, and that this Company obligation shall expire at the Closing.

Section 7.02 Indemnification By Purchasers. Subject to the provisions of this Article VII, the Purchasers covenant and agree to jointly and severally indemnify and hold harmless Seller and its Affiliates, and each of their respective Representatives (collectively, the “Seller

Indemnitees”) from and against any and all Losses incurred or suffered by any of Seller Indemnitees arising or resulting from any of the following:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchasers contained in Article IV of this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchasers pursuant to this Agreement.

Section 7.03 Claim Procedure/Notice of Claim.

(a) A party entitled or seeking to assert rights to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notification (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) which contains: (i) a description and the amount or estimation thereof (the “Claimed Amount”), if then known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party and (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor.

(b) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount or (ii) dispute that the Indemnified Party is entitled to receive any or all of the Claimed Amount and the basis for such dispute (in such an event, the Response shall be referred to as an “Objection Notice”). If no Response is delivered by the Indemnifying Party to the Indemnified Party within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed that an amount equal to the entire Claimed Amount shall be payable to the Indemnified Party and such Claimed Amount shall be promptly paid to Purchaser Indemnitees or Seller Indemnitees, as applicable.

(c) In the event that the Indemnified Party is entitled or is seeking to assert rights to indemnification under this Article VII relating to a third-party claim, the Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Action relating to such third-party claim. Such notification shall be given promptly after receipt by the Indemnified Party of notice of such Action, shall be accompanied by reasonable supporting documentation submitted by such third-party (to the extent then in the possession of the Indemnified Party) and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Action and the amount of the claimed Losses, if then known; provided, however, that no delay, deficiency or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party can demonstrate in writing that the defense of such Action has been materially prejudiced by such delay, deficiency or failure. Within thirty (30) days after delivery of such notification, the

Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that: (i) the Indemnifying Party may assume control of such defense only if it acknowledges in writing to the Indemnified Party that any Losses that may be assessed against the Indemnified Party in connection with such Action constitute Losses for which the Indemnified Party shall be indemnified pursuant to this Article VII, and (ii) the Indemnifying Party may not assume control of the defense of an Action (A) involving criminal liability; or (B) in which any relief other than monetary damages is sought against the Indemnified Party and the Indemnified Party reasonably determines that such non-monetary relief would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense at the Indemnified Party’s expense subject to reimbursement as a part of a Claimed Amount. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Action, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. In the event that some, but not all, of the Losses from the Action are indemnifiable, the costs and expenses (including reasonable legal fees and disbursements) of the Controlling Party incurred in connection with such defense shall be allocated between the Indemnifying Party and the Indemnified Party in proportion to the Losses for which each such party is ultimately responsible in connection with such claim, after giving effect to the provisions of this Article VII.

(d) At such time as a Loss is agreed to by the Indemnifying Party or is finally determined by non-appealable adjudication to be payable by the Indemnifying Party pursuant to this Article VII, in order to satisfy the Indemnifying Party’s obligations hereunder the Indemnifying Party shall pay to the Indemnified Party within ten (10) Business Days of such agreement or, as the case may be, of such adjudication, the entire amount of such Loss by wire transfer of immediately available cash funds to the Indemnified Party’s account designated by the Indemnified Party in separate written instructions provided by the Indemnified Party to the Indemnifying Party. In the event of a dispute between the parties over the amount or allocation of the Losses, the parties shall resolve the dispute using the mechanism set forth in Section 5.16(d).

(e) If an Indemnifying Party does not make timely full payment of any amount payable as provided in Section 7.03(d) (the “Unpaid Loss Amount”), the Indemnifying Party shall pay to the Indemnified Party, in addition to the amount of the Loss, with respect to which such Unpaid Loss Amount is payable, interest on the Unpaid Loss Amount accrued from and including the date on which the Unpaid Loss Amount is agreed to by the Indemnifying Party or is finally determined by non-appealable adjudication to be payable by the Indemnifying Party pursuant to this Article VII, to but excluding the date such Unpaid Loss Amount is paid at a rate per annum equal to 5.0%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.04 Survival of Representations, Warranties and Covenants; Determination of Losses.

(a) Except as set forth in Section 7.04(b) and Section 7.04(c), or otherwise specified therein, the representations and warranties of Seller and Purchasers contained in Article III and Article IV, respectively, of this Agreement and each Indemnified Party’s rights to indemnification under this Article VII relating to breach or inaccuracy of any of such representations and warranties shall survive for a period ending at 12:00 midnight Pacific Time on the date that is fifteen (15) months following the Closing Date, at which time such representations and warranties and such rights of each Indemnified Party shall expire, terminate and be of no further force or effect.

(b) The representations and warranties of Seller and Purchasers contained in Section 3.07, Section 3.10, Section 3.12, Section 3.13, Section 3.15, Section 3.18 and Section 3.23 shall survive for a period ending on the date that is twenty-four (24) months following the Closing Date, at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(c) The representations and warranties of Seller contained in Section 3.20 (the “Tax Representations”) and Section 3.14 shall survive until the date that is sixty (60) days after the expiration of the relevant statute of limitations (giving effect to any applicable extensions or waivers thereof, whether automatic or permissive), at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(d) The representations and warranties of (i) Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.08 and Section 3.21 (the “Seller Fundamental Representations”) and (ii) Purchasers contained in Section 4.01, Section 4.02 and Section 4.05 (the “Purchasers Fundamental Representations”) shall survive for five (5) years following the Closing Date, at which time such representations and warranties shall expire, terminate and be of no further force or effect.

(e) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of any claim brought by a third party, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

(f) The representations and warranties of Seller shall not be deemed waived by reason of any investigation made by or on behalf of Purchasers. The representations and warranties of Purchasers shall not be deemed waived by reason of any investigation made by or on behalf of Seller.

(g) Each covenant and agreement of Purchasers or Seller set forth herein shall survive the Closing indefinitely or, if applicable, for such shorter period expressly stated in the provision containing such covenant or agreement.

(h) Notwithstanding anything to the contrary in this Agreement, if Purchaser wishes to be indemnified for a breach of Section 3.08, Purchaser shall first send written notice of such breach to Seller, and Seller shall have the right to cure such breach in accordance with Section 5.17. If Seller does not cure such breach within ten (10) Business Days following the date of its receipt of the notice from Purchaser, then Purchaser shall be entitled to seek indemnification in accordance with Section 7.03.

(i) Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement, as the case may be, and such claims shall survive until finally resolved.

Section 7.05 Limitations on Indemnification Obligations.

(a) Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses described in Section 7.01(a) until the aggregate amount of all such Losses exceeds $500,000 (such amount, the “Basket”), in which case Seller will be liable for all Losses, subject to the other limitations in this Section 7.05; provided, however, that the Basket shall not apply to Losses arising from (i) fraud or willful misconduct by Seller or (ii) any breach or inaccuracy of the Tax Representations or the Seller Fundamental Representations.

(b) Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 7.01 in excess of twelve and one-half percent (12.5%) of the Purchase Price received (such amount, the “General Cap”); provided, however, that the General

Cap shall not apply to Losses arising from (i) fraud or willful misconduct by Seller or (ii) breaches or inaccuracies of the Tax Representations or the Seller Fundamental Representations.

(c) For Losses in connection with claims relating to a breach or inaccuracy of the Tax Representations or the Seller Fundamental Representations, Seller shall have no obligation to indemnify Purchaser Indemnitees with respect to Losses arising under Section 7.01 in excess of thirty-five percent (35%) of the Purchase Price received (such amount, the “Fundamental Representations Cap”); provided, however, that the Fundamental Representations Cap shall not apply to Losses arising from fraud or willful misconduct by Seller.

(d) Purchasers shall have no obligation to indemnify Seller Indemnitees with respect to Losses arising under Section 7.02(a) until the aggregate amount of all Losses arising thereunder exceeds the Basket, in which case Purchasers will be jointly and severally liable for all Losses, subject to the other limitations in this Section 7.05; provided, however, that the Basket shall not apply to Losses arising from (i) fraud or willful misconduct by Purchasers or (ii) breaches or inaccuracies of the Purchasers Fundamental Representations.

(e) Purchasers shall have no obligation to indemnify Seller Indemnitees under Section 7.02 with respect to Losses in excess of the General Cap.

(f) Notwithstanding anything to the contrary in this Agreement, (i) Purchaser Indemnitees’ rights to indemnification with respect to Losses based upon fraud or willful misconduct shall not be subject to the limitations set forth in Sections 7.05(a) and 7.05(b), and (ii) Seller Indemnitee’s rights to indemnification with respect to Losses based upon fraud or willful misconduct shall not be subject to the limitations set forth in Sections 7.05(c) and 7.05(d).

(g) The amount of any Losses for which indemnification is provided under this Article VII shall be net of any Tax benefit actually realized and received by the Indemnified Party (which term shall, for purposes of this paragraph, include the ultimate payer(s) of Taxes in the case of an Indemnified Party that is a branch or a disregarded entity or other pass-through entity for any Tax purpose) as a result of the circumstances giving rise to the Loss (determined on a “with and without” basis by computing the Indemnified Party’s Tax liability with and without taking the Losses and all related Tax consequences into account); provided, that if the Indemnified Party does not actually realize and receive any such reduction in Taxes at the time of such payment or indemnity by the Indemnifying Party, then (i) the Indemnifying Party shall pay the amount of such payment or indemnity without taking into account any such reduction in Taxes and (ii) the Indemnified Party shall remit to the Indemnifying Party the amount of any such reduction in Taxes actually realized and received by such person but only to the extent that such reduction in Taxes is actually realized and received no later than four (4) years after any such payment or indemnity is made. In determining the amount necessary to be subtracted from any payment or indemnity or to be remitted to the Indemnifying Party, as the case may be, in order to accomplish the foregoing, the Parties hereto agree (i) to treat all Taxes required to be paid by, and all reductions in Tax realized by any Indemnified Party, as if such Indemnified Party were subject to Tax at the actual marginal Tax rates (for both federal and state, as determined on a combined basis) applicable to such Indemnified Party and (ii) to treat any indemnification payments made to the Purchasers pursuant to this Agreement as a reduction to the final Purchase Price, unless either party receives a written opinion, reasonably satisfactory in form and substance to the other party, of a law firm with appropriate experience and expertise to the effect that it is not or is not likely to be permissible to treat such payments in that manner on a Tax Return.

(h) The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Exclusive Remedy. Subject to Sections 8.03, 8.04 and 9.08, except with respect to (a) Losses based on fraud or willful misconduct, (b) Tax Losses governed by Section 5.20(a); and (c) injunctive relief or other equitable relief (whether arising under this Agreement, by statute or under common law) to restrain or otherwise remedy a breach or threatened breach of this Agreement or to specifically enforce this Agreement, the indemnification provisions in this Article VII will be the exclusive remedy of Purchasers and Seller with respect to any and all monetary damages arising under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Purchasers and Seller;

(b) by either Purchasers, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or before the date that is seven (7) months following the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to have occurred on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Purchasers or Seller, if a U.S. Governmental Authority shall have issued a final and non-appealable Governmental Order that is enforced in a U.S. court of competent jurisdiction having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing from occurring; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to a party if the issuance of such final, non-appealable Governmental Order is directly caused by a failure of such party to perform or comply with any of its obligations or covenants under this Agreement; and provided further, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied with its obligations under Section 5.09 to prevent, oppose or remove such Governmental Order or other action;

(d) by Purchasers, if there has been a breach of any of the representations, warranties or covenants of Seller contained in this Agreement, which (i) would result in the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) is not capable of being cured prior to the Outside Date; provided, however, that Purchasers shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Purchasers have materially breached any of its covenants or agreements contained in this Agreement;

(e) by Seller, if there has been a breach of any of Purchasers’ representations, warranties or covenants contained in this Agreement, which (i) would result in the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing) and (ii) is not capable of being cured prior to the Outside Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Seller has materially breached any of its covenants or agreements contained in this Agreement;

(f) by either Purchasers, on the one hand, or Seller, on the other hand, upon written notice to the other party, if: (i) the Seller Stockholder Meeting (including any adjournments or postponements thereof) shall have been held and Seller’s stockholders shall have taken a vote on a proposal to authorize the sale of the Shares pursuant to the terms of this Agreement (subject to the limitations contained in Section 5.18); and (ii) the Required Stockholder Vote shall not have been obtained;

(g) by Purchasers, upon written notice to Seller (at any time before the Required Stockholder Vote is obtained) if a Triggering Event shall have occurred; and

(h) by Seller if, upon written notice to Purchasers, at any time prior to the Closing Date, the Public Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into a Company Acquisition Agreement and pay the Company Termination Fee; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if any of the Seller Parties has materially breached Section 5.19 prior to the date of termination.

Section 8.02 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement pursuant to Section 8.01, other than pursuant to Section 8.01(a), shall give written notice of such termination to the other party, specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the valid termination of this Agreement as provided in Section 8.01, except as provided in the next sentence of this Section 8.02, which shall survive the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto other than liability for any willful breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary contained herein, (a) the provisions of this Agreement contained in Section 5.08, this Article VIII and Article IX shall survive the termination of this Agreement and shall continue in full force and effect; and (b) no termination of this Agreement shall relieve any party from any liability or Losses resulting from fraud or willful misconduct prior to such termination by such party.

Section 8.03 Company Termination Fee.

(a) In the event that this Agreement is terminated by Purchasers pursuant to Section 8.01(g) or by Seller pursuant to Section 8.01(h), Seller shall pay to Purchasers the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 8.03(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 8.01(g) and concurrently with any termination pursuant to Section 8.01(h).

(b) In the event that: (i) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) or Section 8.01(f), (ii) at or prior to the Outside Date (in the case of termination pursuant to Section 8.01(b)) or the Seller Stockholder Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 8.01(f)), a Third Party or Seller shall have publicly disclosed that such Third Party has made, or is considering making, an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, or in the case of termination pursuant to Section 8.01(b), such Acquisition Proposal shall not have been publicly withdrawn at least ten (10) days prior to the Seller Stockholder Meeting), and (iii) if, within twelve (12) months after the date of termination of this Agreement, Seller or the Company consummates a transaction within the scope of the definition of “Acquisition Transaction” (provided that for purposes of this clause (iii), each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%), then Seller shall within three (3) Business Days after the consummation of such transaction, as applicable, cause to be paid to Purchasers, by wire transfer of immediately available funds, an amount equal to the Company Termination Fee.

(c) All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Purchasers.

(d) Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of this Agreement. Accordingly, if Seller fails to promptly pay the Company Termination Fee when due, Seller shall pay to Purchasers the Company Termination Fee and all of Purchasers’ costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the full amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(e) In the event that Purchasers shall receive the Company Termination Fee pursuant to this Section 8.03, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchasers or any of their Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither Purchasers nor any of their Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Seller or any of its Subsidiaries or any of their respective Affiliates arising out of this Agreement, the transactions contemplated by this Agreement or any matters forming the basis for such termination.

Section 8.04 Purchaser Termination Fee.

(a) Purchasers shall pay to Seller the Purchaser Termination Fee if (i) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) and (B) either Purchaser is in breach of any of its covenants set forth in Section 5.09 with respect to the CFIUS Approval; (ii) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b) and (B) any consent, approval or Governmental Order of any Governmental Authority required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, other than the CFIUS Approval, was not obtained prior to the Outside Date; or (iii) (A) this Agreement is terminated by Purchasers or Seller pursuant to Section 8.01(b), (B) all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied except for those conditions which, by their terms, are required to be satisfied or performed at Closing, each of which is capable of being satisfied at the Closing, and (C) Purchasers shall have failed to consummate the transactions contemplated by this Agreement by the Outside Date; provided, however, that in the case of clause (i), subject to Section 8.02 and Section 9.08, and except in the case of fraud or willful misconduct by Purchasers, payment of the Purchaser Termination Fee in accordance with this Section 8.04 will be the exclusive remedy of Seller with respect to any and all monetary damages arising under this Agreement. Nothing in this Section 8.04 shall inhibit Seller’s ability to seek specific performance pursuant to the terms of Section 9.08.

(b) Purchasers shall pay to Seller the Purchaser Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of termination of this Agreement. In order to satisfy the foregoing agreement of Purchasers, Purchasers shall issue to the Escrow Agent written instructions to wire to Seller the full amount of the Escrow Fund in accordance with the wire transfer instructions set forth in the Escrow Agreement. Each Purchaser acknowledges and agrees that the agreements contained in this Article VIII are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not have entered into this Agreement; accordingly, if Purchasers fail to promptly pay the Purchaser Termination Fee when due pursuant to this Section 8.04, and in order to obtain such payment Seller makes a claim against Purchasers that results in a Governmental Order against Purchasers, then in such case, Purchasers shall pay to Seller the Purchaser Termination Fee and all of Seller’s costs and expenses (including attorneys’ fees and expenses) in connection with such claim, together with interest on the full amount of the Purchaser Termination Fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendment and Modifications. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

Section 9.02 Waiver of Compliance; Consents. Any failure of Purchasers, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant or agreement herein may be waived by Seller (with respect to any failure by Purchasers), or by Purchasers (with respect to any failure by Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant or agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be deemed effective when given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.02.

Section 9.03 Notices.

(a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or e-mail or sent by reputable overnight delivery service and properly addressed as follows:

if to Purchasers:

Jade Ocean Global Limited

Room 1910-12A, Tower 3, China HK City,

33 Canton Road, Tsim Sha Tsui,

Kowloon, Hong Kong

Attention: Stanley Tang

E-mail: stanley.tang@tcl.com

with a copy to (which shall not constitute notice):

K&L Gates

44th Floor, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Virginia Tam

E-mail: virginia.tam@klgates.com

if to Seller:

Vanilla Technologies, Inc.

9645 Scranton Road, Suite 205

San Diego, California 92121

Attention: Michael Newman

E-mail: mnewman@nvtl.com

with a copy to (which shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive

Suite 1200

San Diego, California 92121

Attention: Carl Sanchez

E-mail: carlsanchez@paulhastings.com

(b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

(c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.03 if delivered personally or by courier, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

Section 9.04 Expenses. Except as otherwise set forth herein, Seller Parties agree that all fees and expenses incurred by Seller Parties in connection with this Agreement and all related documents and transactions shall be borne by Seller Parties, and Purchasers agree that all fees and expenses incurred by Purchasers in connection with this Agreement and all related documents and transactions shall be borne by Purchasers.

Section 9.05 Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that neither party shall be permitted to assign any rights under this Agreement or delegate to any Person such party’s performance obligations under this Agreement without the prior written consent of the other party.

Section 9.06 Third-Party Beneficiaries. Except as provided in Section 5.07 and Section 7.01, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07 Governing Law; Consent to Jurisdiction. This Agreement, and any Action arising out of, relating to, or in connection with this Agreement, shall be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction. In addition, each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event that any dispute arises out of this Agreement or the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby, in any court other than a state or federal court located in the State of Delaware.

Section 9.08 Specific Performance; Remedies. Purchasers, Seller and the Company agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 9.07 may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such Governmental Order. To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to the later of (x) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (y) such other time period established by the court presiding over such action, suit or proceeding.

Section 9.09 WAIVER OF JURY TRIAL. EACH OF PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10 Attorney Conflict Waiver; Privilege.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that (i) Paul Hastings LLP may serve as counsel to Seller and the Retained Subsidiaries (individually and collectively, the “Seller Group”), on the one hand, and the Company and the other Acquired Companies (individually and collectively, the “Company Group”), on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby (the “Prior Representation”), and that, following consummation of the transactions contemplated hereby, Paul Hastings LLP (or any successor) may serve and shall not by reason of such Prior Representation be disqualified from serving as counsel to Seller Group or any director, member, shareholder, partner, officer, employee or Affiliate of Seller Group who is not a director, member, shareholder, partner, officer, employee or Affiliate of the Company Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding such Prior Representation and (ii) Purchasers shall not, and shall cause the Company and its Subsidiaries not to, seek or have Paul Hastings LLP (or any successor) disqualified from any such representation. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any of its Affiliates to consent to or waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.10(a) are intended to be for the benefit of, and shall be enforceable by, Seller Group’s counsel and its legal representatives and shall not be deemed exclusive of any other rights to which Seller Group’s counsel is entitled whether pursuant to Law, contract or otherwise.

(b) In connection with any dispute that may arise between Seller and Purchasers, the Company or any of the Company’s Subsidiaries, Seller (and not Purchasers, the Company or any of the Company’s Subsidiaries) will have the right to decide whether or not to waive the attorney-client privilege that applies to communications between Seller, the Company or any of their respective Subsidiaries and Paul Hastings LLP that occurred before the Closing that are directly related to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby or thereby (the “Privileged Communications”). Purchasers understand and agree that any disclosure, other than and not including any disclosure by any of Seller Group and Company Group to Purchasers in response to Purchasers’ due diligence requests, of Privileged Communications will not prejudice or otherwise constitute a waiver of any claim of privilege if at all times up to such disclosure each of the Persons within the Seller Group and prior to Closing each of the Persons within the Company Group has used its respective reasonable best efforts not to disclose to Purchasers such Privileged Communications, if the disclosure is inadvertent and if Seller promptly takes reasonable steps to rectify the error; provided, however, that Seller understands and agrees that Seller shall not on the basis of any of Purchasers’ or Company’s or any of their respective legal counsel’s or Representatives’ receipt of, discovery of or knowledge of any Privileged Communications assert or claim any related conflict of interest or seek to disqualify any legal counsel from representing any of Purchasers and Company. Seller, Purchasers and the Company agree to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Seller, and prior to Closing, the Company, shall use their respective reasonable best efforts not to disclose to Purchasers Privileged Communications. Purchasers agree not to assert or use Privileged Communications for the purposes of asserting, prosecuting, or litigating any claim for losses against Seller; provided that, in the event Purchasers inadvertently assert or use Privileged Communications in violation of the foregoing clause, (i) Seller’s remedy shall be to take actions in its reasonable discretion to prevent Purchasers from asserting or using any such Privileged Communications, and (ii) Seller shall only be entitled to an injunction or other equitable relief to prevent Purchasers from asserting or using any such Privileged Communications.

(c) In the event that a dispute arises between Purchasers, the Company or any of their Affiliates and a Third Party after the Closing (a “Third Party Dispute”), the Company shall, at Seller’s request, assert the attorney-client privilege to prevent disclosure of Privileged Communications to such Third Party; provided, however, that to the extent such dispute relates in any way to the Prior Representation, the Company may not waive such privilege without the prior written consent of Seller. Nothing contained in this Section 9.10 shall be deemed to be a waiver by any party hereto or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any Third Party.

(d) For the avoidance of doubt, notwithstanding any other provision contained in this Section 9.10, (x) the Prior Representation does not include any representation of the Company by Paul Hastings LLP in other matters unrelated to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and (y) Privileged Communications do not include any communications or work product provided to or by any of the Company and the Acquired Companies regarding any matters that are wholly unrelated to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, and regarding any matters that are related to acts or omissions that constitute fraud or willful misconduct. To the extent that files or other materials maintained by Paul Hastings LLP (or any successor) by reason of the Prior Representation contain Privileged Communications and constitute property of its clients, only Seller shall hold such property rights and Paul Hastings LLP (or any successor) shall have no duty to reveal or disclose any such files or other materials or such Privileged Communications by reason of any Prior Representation attorney-client relationship between Paul Hastings LLP (and any successor) and the Company so long as such files or other materials would be by reason of the Prior Representation subject to attorney-client privilege protection if they were being requested in a Third Party Dispute proceeding, unless such privilege is waived consistent with Section 9.10(c) above. Purchasers agree that they will not, and that they will cause the Company not to, intentionally access the Privileged Communications, including by way of review of any electronic data, communications or other information.

Section 9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.12 Interpretation.

(a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

(c) All references in this Agreement to “Ancillary Agreements” will be deemed to be a reference to one or more Ancillary Agreements.

(d) Except as otherwise expressly indicated, all references in this Agreement to a “Section”, “Article”, “Preamble”, “Recitals” or “Exhibit” are intended to refer to a Section, Article, the Preamble, the Recitals or an Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule of the Disclosure Schedules.

(e) As used in this Agreement, the terms “hereof”, “hereunder”, “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision, Section, Exhibit or Schedule of this Agreement.

(f) All references to this Agreement herein or to the Disclosure Schedules shall be deemed to refer to this entire Agreement, including the Disclosure Schedules; provided, however, that information furnished in one Section of the Disclosure Schedules shall be deemed to be included in another Section of the Disclosure Schedules to the extent such disclosure is reasonably apparent on the face thereof to be relevant to such other section, whether or not a specific cross-reference appears.

(g) Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations among the parties hereto. Consequently, this Agreement will be interpreted without reference to any rule or precept of Law that states that any ambiguity in a document be construed against the drafter.

(h) Any reference in this Agreement to “$” or “dollars” will mean U.S. dollars.

(i) All references to any section of any law include any amendment of, and/or successor to, that section.

(j) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(k) All terms defined in this Agreement shall have such defined meanings when used in the Disclosure Schedules or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

Section 9.13 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Schedules), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein.

Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one (1) party and each of which shall be an original, but all such counterparts taken together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable document format (or similar format) shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable document format (or similar format) shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VANILLA TECHNOLOGIES, INC.

By:	/s/ Sue Swenson	/s/ Michael A. Newman

Name:	Sue Swenson	Michael A. Newman
Title:	Chief Executive Officer	Chief Financial Officer

NOVATEL WIRELESS, INC.

By:	/s/ Sue Swenson	/s/ Michael A. Newman

Name:	Sue Swenson	Michael A. Newman
Title:	Chief Executive Officer	Chief Financial Officer

T.C.L. INDUSTRIES HOLDINGS (H.K.)
LIMITED

By:	/s/ Nicolas Daniel Bernard Zibell
Name:	Nicolas Daniel Bernard Zibell
Title:	Authorized Signatory

JADE OCEAN GLOBAL LIMITED

By:	/s/ Stanley Tang
Name:	Stanley Tang
Title:	Authorized Signatory

Annex B

Opinion of Houlihan Lokey Capital, Inc.

September 19, 2016

The Board of Directors

Novatel Wireless, Inc.

9645 Scranton Road

San Diego, California 92121

Dear Board of Directors:

We understand that Novatel Wireless, Inc. (“Novatel”), Vanilla Technologies, Inc., a wholly owned subsidiary of Novatel (“VTI”), T.C.L. Industries Holdings (H.K.) Limited (“T.C.L.”) and Jade Ocean Global Limited, a wholly owned subsidiary of T.C.L. (“Jade”), propose to enter into the Agreement (defined below) pursuant to which, among other things, after giving effect to the Related Transactions (defined below), substantially all of Novatel’s assets comprising its Mifi business will be sold, and certain related liabilities will be transferred, to T.C.L. on a cash-free, debt-free basis through the sale by VTI of the outstanding shares of the common stock, par value $0.001 per share, of Novatel (“Novatel Common Stock”) to Jade (such sale, the “Transaction” and, such assets and liabilities pertaining to such business, the “Business”), for aggregate consideration of $50 million in cash (the “Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion).

We have been advised that, as contemplated by the Agreement, among other things, prior to consummation of the Transaction, Novatel will effect an internal reorganization pursuant to which (i) a newly formed, wholly owned subsidiary of VTI will merge with and into Novatel, with Novatel surviving such merger as a wholly owned subsidiary of VTI, and (ii) following such merger, Novatel will contribute to VTI the assets and liabilities of Novatel’s businesses to be retained by VTI in connection with the Transaction (the reorganization transactions described in clauses (i) and (ii), together with the other transactions contemplated by the Agreement (other than the Transaction), the “Related Transactions”). We also have been advised that, in connection with the Transaction, VTI, T.C.L. and Jade will enter into certain escrow, intellectual property cross license, transition services and other related agreements (such agreements, the “Related Agreements”). The terms and conditions of the Transaction and the Related Transactions are more fully set forth in the Agreement and the Related Agreements.

The Board of Directors of Novatel (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by VTI in the Transaction pursuant to the Agreement is fair to VTI from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

The Board of Directors

Novatel Wireless, Inc.

September 19, 2016

1.	reviewed a draft, dated September 15, 2016, of the Stock Purchase Agreement to be entered into among Novatel, VTI, T.C.L. and Jade (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Business that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Business made available to us by Novatel, including (i) financial projections and other estimates prepared by or discussed with the management of Novatel, which such management has advised us reflect the Business and its prospects as a continued operation (and with associated costs) of Novatel on a standalone basis for the fiscal years ending December 31, 2016 through December 31, 2020 (such standalone financial projections and other estimates, the “Projections”) and (ii) alternative financial projections and other estimates relating to the Business prepared by or discussed with the management of Novatel in connection with Novatel’s sale process for the Business, which such management has advised us reflect the Business and its prospects within the infrastructure (and acquisition-related cost savings) of potential buyers (such alternative financial projections and other estimates, the “Sale Case Projections”);

4.

spoken with certain members of the management of Novatel and certain of its representatives and advisors regarding the businesses, operations, financial condition and prospects of the Business, the Transaction, the Related Transactions and related matters;

5.	compared the financial and operating performance of the Business with that of public companies that we deemed to be relevant; and

6.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. As you are aware, based on the assessments of the management of Novatel and the Board regarding the Projections relative to the Sale Case Projections, at the direction of the Board, we have utilized and relied upon the Projections for purposes of our analyses and this Opinion. In addition, management of Novatel has advised us, and we have assumed, at the direction of the Board, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Business as a continued operation (and with associated costs) of Novatel on a standalone basis and the other matters covered thereby. We express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, that the Projections reflect all of the assets and liabilities to be sold and assumed in the Transaction and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have been advised by Novatel that there are no audited financial statements for the Business and, accordingly, we have relied upon and assumed, without independent verification, that there would be no information contained in any such financial statements, if available, not otherwise discussed with or reviewed by us that would be meaningful in any respect to our analyses or this Opinion. We also have relied upon, without independent verification, the assessments of the management of Novatel as to, among other things, (i) the Related

The Board of Directors

Novatel Wireless, Inc.

September 19, 2016

Transactions and the assets, liabilities and financial and other terms involved, (ii) the potential impact on the Business of certain market, competitive and other trends in and prospects for, and governmental and regulatory matters relating to, the mobile connectivity industry, including customer concentration, (iii) existing and future technology, products, product candidates, services and intellectual property of the Business and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property (including, without limitation, the validity and life of patents or other intellectual property, the timing and probability of successful testing, development and commercialization of such products and product candidates and approval thereof by appropriate governmental authorities), (iv) existing and future licenses and other collaboration arrangements of the Business and (v) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key wireless telecommunications operators, manufacturers, customers, distributors and other commercial relationships of the Business. We have assumed that there will be no developments with respect to any such matters that would have an effect on the Business, Novatel, VTI, the Transaction or the Related Transactions that would be meaningful in any respect to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and the Related Agreements are true and correct, (b) each party to the Agreement and the Related Agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction and the Related Transactions will be satisfied without waiver thereof, and (d) the Transaction and the Related Transactions will be consummated in a timely manner in accordance with the terms described in the Agreement and the Related Agreements, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction and the Related Transactions will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations and other relevant documents and requirements, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction and the Related Transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed or occur or amendments, modifications or waivers made that would have an effect on the Business, Novatel, VTI, the Transaction or the Related Transactions that would be meaningful in any respect to our analyses or this Opinion. We further have relied upon and assumed, without independent verification, at the direction of Novatel, that any adjustments to the Consideration and any liabilities retained by VTI relating to the Business in connection with the Transaction and the Related Transactions would not have an effect on the Business, Novatel, VTI, the Transaction or the Related Transactions that would be meaningful in any respect to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final executed Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of the Business, Novatel, VTI or any other business or party nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Business, Novatel, VTI or any other business or entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Business, Novatel, VTI or any other business or entity is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Business, Novatel, VTI or any other business or entity is or may be a party or is or may be subject.

We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Transaction or any Related Transactions. We have considered the results of the third-party solicitation process conducted by Novatel, with our assistance, with respect to a possible sale of the

The Board of Directors

Novatel Wireless, Inc.

September 19, 2016

Business. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We also are not expressing any opinion as to the price or range of prices at which shares of Novatel Common Stock or securities of VTI will trade, or any other securities of any of Novatel or VTI may be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction, any Related Transactions or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Novatel, VTI, T.C.L., Jade or any other party that may be involved in the Transaction or any Related Transactions and their respective affiliates or any currency or commodity that may be involved in the Transaction or any Related Transactions.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Novatel, VTI, T.C.L., Jade, other participants in the Transaction or any Related Transactions or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Novatel, VTI, T.C.L., Jade, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has been engaged as financial advisor to Novatel in connection with, and has participated in the negotiations leading to, the Transaction and will receive fees for such services, of which the principal portion is contingent upon consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. Novatel has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Novatel, VTI, their respective security holders or any other party to proceed with or effect the Transaction or the Related Transactions, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction (other than the Consideration to the extent expressly specified herein), the Related Transactions or otherwise, including, without limitation, any terms, aspects or implications of any Related Agreements or indemnification or other agreements or arrangements to be entered into in connection with or contemplated by the Transaction, the Related Transactions or otherwise, (iii) the fairness of any portion or aspect of the Transaction or any Related Transactions to the holders of any class of securities, creditors or other constituencies of Novatel or VTI or to any other party, (iv) the relative merits of the Transaction or the Related Transactions as compared to any alternative business strategies or transactions that might be available for Novatel, VTI or any other

The Board of Directors

Novatel Wireless, Inc.

September 19, 2016

party, (v) the fairness of any portion or aspect of the Transaction or any Related Transactions to any one class or group of Novatel’s, VTI’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Novatel’s, VTI’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not Novatel, VTI, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction or the Related Transactions, (vii) the solvency, creditworthiness or fair value of Novatel, VTI or any other participant in the Transaction or the Related Transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction or the Related Transactions, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments of the Board, Novatel and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters (including, without limitation, any election under Section 338(h)(10) of the Internal Revenue 1986, as amended, or other tax consequences of the Transaction or the Related Transactions) with respect to the Business, Novatel, VTI, the Transaction, the Related Transactions or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by VTI in the Transaction pursuant to the Agreement is fair to VTI from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NOVATEL WIRELESS, INC.

The undersigned Susan Swenson hereby certifies that:

1. She is the duly elected and acting Chief Executive Officer of this corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 26, 1996 under the name of Novatel Wireless, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read as follows:

I.

The name of the corporation (the “Corporation”) is Novatel Wireless, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

IV.

The Corporation is authorized to issue one class of stock to be designated as “Common Stock”. The total number of shares Common Stock which the Corporation is authorized to issue is one thousand (1,000) shares each with a par value of $0.001 per share.

V.

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors of the Corporation (the “Board of Directors”).

VI.

All directors shall be elected at each annual meeting of stockholders or any special meeting in lieu thereof to hold office until the next annual meeting or special meeting in lieu thereof.

Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

VII.

In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.

VIII.

If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders, upon due notice and in accordance with the provisions of the Bylaws of this Corporation (the “Bylaws”), and may not be taken by written consent.

IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles VI, X, XIII and XIV, and this Article IX, of this Amended and Restated Certificate of Incorporation may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote.

X.

A. Except as otherwise provided in the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal Bylaws.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Advance notice of stockholder nominations for the election of directors or of business to be brought by the stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

XII.

The Corporation shall have perpetual existence.

XIII.

A. To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

B. Any repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

XIV.

A. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

B. Any repeal or modification of any of the foregoing provisions of this Article XIV shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

* * *

4. The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholder in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation’s stockholder in accordance with the applicable provisions of Sections 228, 242 and 251(g) of the General Corporation Law of the State of Delaware.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of             , 2016.

By:
Susan Swenson
Chief Executive Officer

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION
IMPORTANT SPECIAL MEETING INFORMATION 000004
ENDORSEMENT_LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on XXXXXXX, XXXX.
Vote by Internet
Go to www.investorvote.com/INSG
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Special Meeting Proxy Card 1234 56789012345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1—4.
1. To approve the adoption of the stock purchase agreement, dated as of September 21, 2016, by and among Inseego Corp., Novatel Wireless, Inc., a Delaware corporation (“NWI”), T.C.L. Industries Holdings (H.K.) Limited, and Jade Ocean Global Limited (the “Purchaser”), which provides for the sale by Inseego of all of the issued and outstanding shares of common stock of NWI to Purchaser for $50 million in cash.
3. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain of Inseego Corp.’s named executive officers in connection with the transactions contemplated by the stock purchase agreement, including the agreements and understandings pursuant to which such compensation may be paid or become payable.
2. To approve an amendment to the NWI amended and restated certificate of incorporation to remove certain provisions that require Inseego stockholders to approve certain corporate actions of NWI.
4. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the stock purchase agreement.
For Against Abstain
Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Special Meeting.
Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T
1UPX 2961821
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
02GMAE

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Inseego Corp. Special Meeting of Stockholders — XXXX XX, XXXX THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned stockholder(s) of Inseego Corp. (the “Company”) acknowledges receipt of a copy of the Notice of Special Meeting and Proxy Statement, each dated XXXXX XX, XXXX, and, revoking any proxy heretofore given, hereby appoints Lance Bridges and Michael Newman, and each of them, the proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on XXXXXXXX, XXXX XX, XXXX, at X:XX X.m., local time, at the offices of Paul Hastings LLP located at 4747 Executive Drive, San Diego, CA 92121, and any adjournments or postponements thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as set forth herein.
When properly executed, this Proxy will be voted as directed herein or, if not otherwise indicated, will be voted “FOR” Proposals 1-4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.
Please complete, sign, date and return this Proxy as promptly as possible in the postage-paid return envelope provided.
(Items to be voted appear on reverse side.)